UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.    )

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Mattel, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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  Mattel, Inc.

Notice of Annual Meeting

of Stockholders and

2014 Proxy Statement

NOTICE OF THE 2014 ANNUAL MEETING OF STOCKHOLDERS

Mattel, Inc.

333 Continental Boulevard

El Segundo, California 90245-5012

Notice of the 2014 Annual Meeting of Stockholders

Westin Los Angeles Airport, 5400 Century Boulevard, Los Angeles, California 90045

Friday, May 16, 2014

9:00 a.m., Los Angeles time

The 2014 Annual Meeting of Stockholders of Mattel, Inc. will be held on May 16, 2014 at 9:00 a.m. (Los Angeles time), at the Westin Los Angeles Airport, 5400 Century Boulevard, Los Angeles, California 90045 (“Annual Meeting”).

We will consider and act on the following items of business at the Annual Meeting:

1.	Election of the 11 director nominees named in the Proxy Statement. The nominees for election to our Board of Directors are Michael J. Dolan, Trevor A. Edwards, Dr. Frances D. Fergusson, Dominic Ng, Vasant M. Prabhu, Dr. Andrea L. Rich, Dean A. Scarborough, Christopher A. Sinclair, Bryan G. Stockton, Dirk Van de Put and Kathy White Loyd.

2.	Advisory vote to approve named executive officer compensation (“say-on-pay”).

3.	Ratification of the selection of PricewaterhouseCoopers LLP as Mattel’s independent registered public accounting firm for the year ending December 31, 2014.

4.	Stockholder proposal regarding an independent Board Chairman, if properly presented.

5.	Such other business as may properly come before the Annual Meeting.

The Proxy Statement accompanying this notice describes each of the items of business in more detail. The Board of Directors recommends a vote: FOR each of the 11 nominees for director named in the Proxy Statement, FOR the say-on-pay vote, FOR the ratification of the selection of PriceWaterhouseCoopers LLP as Mattel’s independent registered public accounting firm and AGAINST the stockholder proposal regarding an independent Board Chairman, if properly presented.

We are pleased to take advantage of Securities and Exchange Commission rules that allow companies to furnish their proxy materials over the Internet. As a result, we are mailing to most of our stockholders a Notice of Internet Availability of Proxy Materials (“Notice”) instead of a paper copy of our proxy materials. The Notice contains instructions on how to access our proxy materials over the Internet and how to submit your proxy via the Internet. The Notice also contains instructions on how to request a paper copy of our proxy materials. All stockholders who do not receive a Notice will receive a paper copy of the proxy materials by mail. This process allows us to provide our stockholders with the information they need in a more timely manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials.

If you were a holder of record of Mattel common stock at the close of business on March 21, 2014, you are entitled to notice of and to vote at the Annual Meeting.

NOTICE OF THE 2014 ANNUAL MEETING OF STOCKHOLDERS

The Westin Los Angeles Airport is accessible to those who require special assistance. If you require special assistance, please call the hotel at (310) 216-5858. Whether or not you expect to attend the Annual Meeting, please submit a proxy to vote as soon as possible in order that your shares will be represented at the Annual Meeting.

By Order of the Board of Directors

Robert Normile

Secretary

El Segundo, California

April 2, 2014

Mattel, Inc.

PROXY STATEMENT

PROXY SUMMARY

PROXY SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting.

Meeting Information and Mailing of Proxy Materials

Date and Time:	May 16, 2014 at 9:00 a.m. (Los Angeles time)
Location:	Westin Los Angeles Airport, 5400 Century Boulevard, Los Angeles, CA 90045
Record Date:	March 21, 2014
Mailing Date:	On or about April 2, 2014, we will mail a Notice of Internet Availability of Proxy Materials to most stockholders and printed copies of our proxy materials to our other stockholders.

Voting Matters and Board Recommendations

Matter	Our Board’s Recommendations
Election of Eleven (11) Director Nominees (page 15)	FOR Each Director Nominee
Advisory Vote on the Compensation of Our Named Executive Officers (“Say-on-Pay”) (page 101)	FOR
Ratification of PricewaterhouseCoopers LLP as Independent Accounting Firm for 2014 (page 105)	FOR
Stockholder Proposal Regarding Independent Board Chairman , if properly presented (page 106)	AGAINST

Mattel, Inc. 2014 Proxy Statement	1

PROXY SUMMARY

Board Nominees

Name	Director Since	Principal Occupation/ Key Experience	Independent	Committee Memberships
Michael J. Dolan	2004	Chairman of the Board and Chief Executive Officer of IMG Worldwide	Yes	Compensation (Chair), Executive, and Governance and Social Responsibility
Trevor A. Edwards	2012	President, NIKE Brands of NIKE, Inc.	Yes	Governance and Social Responsibility
Dr. Frances D. Fergusson	2006	Former President of Vassar College; Director at Pfizer Inc.	Yes	Executive, Finance, and Governance and Social Responsibility (Chair)
Dominic Ng*	2006	Chairman of the Board and Chief Executive Officer of East West Bancorp, Inc. and East West Bank	Yes	Audit and Finance
Vasant M. Prabhu*	2007	Vice Chairman and Chief Financial Officer of Starwood Hotels and Resorts Worldwide, Inc.	Yes	Audit and Finance
Dr. Andrea L. Rich	1998	Former President and Chief Executive Officer of the Los Angeles County Museum of Art; Former Executive Vice Chancellor and Chief Operating Officer of the University of California, Los Angeles	Yes	Compensation, and Governance and Social Responsibility
Dean A. Scarborough	2007	Chairman of the Board, President and Chief Executive Officer of Avery Dennison Corporation	Yes	Compensation, Executive, and Finance (Chair)
Christopher A. Sinclair* †	1996	Former Chairman of the Board of Scandent Holdings; Former Chairman and Chief Executive Officer of Pepsi-Cola Company	Yes	Audit (Chair) and Executive (Chair)
Bryan G. Stockton	2012	Chairman of the Board and Chief Executive Officer of Mattel, Inc.	No	Equity Grant Allocation
Dirk Van de Put*	2011	President and Chief Executive Officer of McCain Foods Limited	Yes	Audit
Kathy White Loyd	2001	Founder of Horizon Institute of Technology; Former Director at Novell, Inc.	Yes	Audit and Compensation
* Audit Committee Financial Expert † Independent Lead Director

2	Mattel, Inc. 2014 Proxy Statement

PROXY SUMMARY

Governance Highlights

Following his first year as our Chief Executive Officer (“CEO”), Bryan G. Stockton was appointed to also serve as our Chairman of the Board, effective as of January 1, 2013.

Governance highlights include:

•	All independent directors, other than our CEO (10 out of 11 directors);

•	Annual election of directors, with majority of votes cast voting standard;

•	Board membership marked by leadership, experience and diversity;

•	Independent lead director and regular sessions of independent directors;

•	Four active standing board committees comprised solely of independent directors;

•	Board oversight of risk management;

•	Succession planning, with a successful transition to our new CEO and Chairman of the Board; and

•	Meaningful director and executive stock ownership guidelines.

Financial Highlights

At the Mattel family of companies, we design, manufacture and market a broad variety of toy products worldwide, which are sold to our retail customers and directly to consumers. As a global consumer goods company, we compete for executive talent with a large range of companies that are category leaders in the consumer products, apparel and fashion, food and beverage, retail, and entertainment and leisure industries. Our objectives are to grow our share in the marketplace, continue to improve our operating margins and create long-term stockholder value.

2013 was a challenging year, impacted largely by fourth quarter U.S. market sales not meeting expectations. We did, however, deliver a fourth consecutive year of sales growth and earnings growth, expanded our gross margins, returned nearly $1 billion to our stockholders and continued to invest in emerging markets like China and Russia. Highlights of our 2013 financial results are as follows:

•	Worldwide net sales were up 1% percent from the prior year, with International gross sales up 5% and North American gross sales down 2%.

•	Operating income was $1.17 billion, compared to operating income of $1.02 billion for the full-year 2012 (with a litigation charge).

•	Earnings per share was $2.58 as compared to the prior year of $2.22 (with a litigation charge).

•	Net cash flows from operating activities were approximately $698 million, a decrease of approximately $577 million from 2012.

•	We paid annual total dividends of $1.44 per share during 2013, which reflects an increase of 16% from 2012, and we repurchased 11 million shares of our common stock at a cost of approximately $469 million.

•	Our stock price increased from $36.62 to $47.58 during 2013, reflecting a one-year Total Stockholder Return(1) (“TSR”) of over 34% compared to our peer group one-year median TSR of 37%.

(1) Total Stockholder Return represents the annualized rate of return reflecting price appreciation plus reinvestment of monthly dividends and the compounding effect of dividends paid on reinvested dividends over such period.

Mattel, Inc. 2014 Proxy Statement	3

PROXY SUMMARY

•	We experienced three-year and five-year TSR of 28% and 29%, respectively.

For more details, please see our Annual Report on Form 10-K for the year ended December 31, 2013 filed with the Securities and Exchange Commission (“SEC”).

Executive Compensation Highlights

•	Our CEO’s total direct compensation is aligned with the changes to our indexed TSR over the last five years.

•	Our annual cash incentives emphasize profitability as well as cash and working capital management. In 2013, annual cash incentives based on Company performance reflected our financial challenges in 2013 and were paid at 72.0% of target opportunity for our named executive officers (“NEOs”), which represents a 13% reduction from the 85.0% of target that was payable based on our actual performance under the financial metrics of adjusted operating profit (achieved 52.5% of target), free cash flow (achieved 121.2% of target) and gross profit as a percentage of net sales of 53.6% (resulting in a multiplier of 121.9%). This discretionary reduction in payout was made at the recommendation of our CEO in light of our overall financial performance relative to net sales and operating results and to better align earnouts of our NEOs with other senior executives.

•	We grant long-term performance-based restricted stock units (“Performance RSUs”) every three years that are earned based on the average of our annual financial performance measures and our three-year TSR performance over the three-year performance cycle. Under our 2011-2013 Long-Term Incentive Program (“LTIP”), the annual financial performance measures emphasize net sales and operating results. 2013 was the last year of the three-year performance cycle. In 2013, given our challenges, we did not meet the Net Sales threshold goal and achieved 59.5% of our Annual Net Operating Profit After Taxes, Less a Capital Charge target, resulting in an earnout of 44.6% for the 2013 annual financial performance measures, and a 96.1% average earnout over the three-year performance cycle. This three-year average earnout was modified by an increase of 50 percentage points, based on our achievement of TSR for the three-year performance cycle at the 84th percentile of the S&P 500, resulting in a total LTIP earnout of 146.1% of the target number of Performance RSUs awarded during the three-year performance cycle. Dividend equivalent shares were issued in an amount equal to 11% of the Performance RSUs earned for the 2011-2013 performance cycle.

•	A significant percentage of our NEO incentive compensation is in the form of “at risk” pay in order to provide the greatest emphasis on long-term performance and stockholder alignment. For 2013, our equity-based awards represented between 50% and 66% of our NEOs’ compensation opportunities.

•	Target total direct compensation for our NEOs is generally at the median of our company peer group.

•	In 2013, we adopted a Compensation Recovery Policy applicable to all Section 16 officers that permits our Compensation Committee to require forfeiture or reimbursement of certain cash and equity that was paid, granted or vested based upon the achievement of financial results that, when recalculated to include the impact of a material financial restatement, were not achieved, whether or not fraud or misconduct was involved.

•	We have an Executive Severance Plan that limits benefits to a multiple of two times base salary and annual incentive and no tax gross-ups. We also require double trigger for equity acceleration in connection with a change of control.

4	Mattel, Inc. 2014 Proxy Statement

PROXY SUMMARY

•	We maintain meaningful stock ownership guidelines. Our guidelines have been revised, effective January 1, 2014, to require stock ownership levels as a value of Mattel shares equal to a multiple of base salary (CEO at 6x, CFO at 4x and other NEOs at 3x), consistent with market practices and with retention requirements until the ownership guidelines are met.

•	Our Compensation Committee retains a leading independent compensation consultant.

•	We have experienced strong “say-on-pay” support, with greater than 96% stockholder approval in 2013.

Corporate Information

Corporate Headquarters:	333 Continental Boulevard, El Segundo, California 90245-5012

Corporate Website:	www.corporate.mattel.com

Investor Relations Website:	http://investor.shareholder.com/mattel/

State of Incorporation:	Delaware

Stock Symbol:	NASDAQ: MAT

Mattel, Inc. 2014 Proxy Statement	5

GENERAL INFORMATION

GENERAL INFORMATION

Mattel’s 2014 Annual Meeting of Stockholders will be held on May 16, 2014 at 9:00 a.m. (Los Angeles time), at the Westin Los Angeles Airport, 5400 Century Boulevard, Los Angeles, California 90045 (“Annual Meeting”).

The Board of Directors of Mattel (“Board”) is soliciting proxies to be voted at the Annual Meeting. As permitted by the SEC, Mattel is providing most stockholders with access to our proxy materials over the Internet rather than in paper form. Accordingly, on or about April 2, 2014, we will mail a Notice of Internet Availability of Proxy Materials (“Notice”) containing instructions on how to access the proxy materials over the Internet to most stockholders, and mail printed copies of the proxy materials to the rest of our stockholders. A similar Notice will be sent by brokers, banks and other nominees to beneficial owners of shares of which they are the record holder. If you received a Notice by mail, you will not receive a printed copy of the proxy materials by mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the Proxy Statement and the 2013 Annual Report. The Notice also instructs you on how you may submit your proxy to vote via the Internet. If you received the Notice and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such printed materials contained in the Notice.

To assist us in saving money and to serve you more efficiently, we encourage you to have all your accounts registered in the same name and address by contacting Mattel’s transfer agent, Computershare Trust Company, N.A., at 1-888-909-9922.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on May 16, 2014

This Proxy Statement and our 2013 Annual Report are available on our website at http://investor.shareholder.com/mattel/financials.cfm. This website address contains the following documents: the Notice of the Annual Meeting, this Proxy Statement and our 2013 Annual Report. You are encouraged to access and review all of the important information contained in the proxy materials before voting.

Who is Entitled to Vote

The Board has set March 21, 2014 as the record date for the Annual Meeting. If you were a stockholder at the close of business on the record date, then you are entitled to receive notice of and to vote at the Annual Meeting.

As of the close of business on the record date, there were 339,755,657 outstanding shares of Mattel common stock held by approximately 30,658 holders of record. At the Annual Meeting, each share of common stock will be entitled to one vote.

How to Vote if You are the Record Holder of Your Stock

If you are the record holder of your stock, you may submit your proxy to vote via the Internet, by telephone or by mail.

6	Mattel, Inc. 2014 Proxy Statement

GENERAL INFORMATION

Internet and telephone voting

To submit your proxy via the Internet, follow the instructions on the Notice or go to the Web address stated on your proxy card. To submit your proxy by telephone, call the toll-free number on your proxy card.

Voting by mail

As an alternative to submitting your proxy by telephone or via the Internet, you may submit your proxy by mail. If you received only the Notice, you may follow the procedures outlined in such Notice to request a paper copy of the proxy materials, including a proxy card to submit your proxy by mail.

If you received a paper copy of the proxy materials and wish to submit your proxy by mail, simply mark your proxy card, date, sign and return it in the postage-prepaid envelope. If you do not have the prepaid envelope, please mail your completed proxy card to the following address: Mattel, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717.

How to Vote if a Bank, Broker or Other Nominee is the Record Holder of Your Stock

If a bank, broker or other nominee was the record holder of your stock on the record date, you will be able to instruct your bank, broker or other nominee on how to vote by following the instructions on the voting instruction form or Notice that you receive from your bank, broker or other nominee.

Broker Voting and Broker Non-Votes

The term “broker non-votes” refers to shares held by a bank, broker or other nominee (for the benefit of its client) that are represented at the Annual Meeting, but with respect to which such bank, broker or nominee has not been instructed to vote by the beneficial holder on a particular proposal and does not have discretionary authority to vote on that proposal. Banks, brokers and nominees do not have discretionary voting authority on certain non-routine matters, including the election of directors, the say-on-pay vote and the stockholder proposal regarding an independent Board Chairman and, accordingly, may not vote on such matters absent instructions from you, as the beneficial holder. Broker non-votes will not be counted in determining the number of votes cast on these non-routine matters. Brokers have discretionary authority to vote on the ratification of Mattel’s auditors. Broker non-votes will be counted for the purpose of determining the presence of a quorum. If you hold your shares in “street name” or through a broker, it is important that you give your broker your voting instructions.

Quorum and How Votes are Counted

In order for there to be a vote on any matter at the Annual Meeting, there must be a quorum. In order to have a quorum, the holders of a majority of the voting power of shares of stock entitled to vote at the Annual Meeting must be present in person or by proxy. In determining whether we have a quorum at the Annual Meeting, we will count shares that are voted as well as abstentions and broker non-votes. If we fail to obtain a quorum at the Annual Meeting, the chair of the Annual Meeting or the holders of a majority of the shares of stock entitled to vote, present in person or by proxy, may adjourn the meeting to another place, date or time.

Mattel, Inc. 2014 Proxy Statement	7

GENERAL INFORMATION

Votes Required to Elect Directors and Adopt Other Proposals

Election of Directors

Under Mattel’s Bylaws, in any “uncontested election” of directors (i.e., an election where the number of nominees does not exceed the number of directors to be elected), as is the case in this election, each director will be elected by the vote of a “majority of the votes cast,” assuming a quorum is present, meaning that the number of votes cast “for” a director’s election must exceed 50% of the total votes cast (“for” plus “against”) with respect to that director’s election. Abstentions and broker non-votes do not count as votes cast “for” or “against” a director’s election and consequently will have no effect on a director’s election.

In accordance with Mattel’s Bylaws, any director nominee who fails to receive a majority of the votes cast for his or her election in an uncontested election will not be elected. Under Delaware law, however, each director holds office until his or her successor is duly elected and qualified. For this reason, any nominee currently serving on the Board who fails to receive a majority of the votes cast for his or her election in an uncontested election will not automatically cease to be a director, but instead will continue to serve on the Board as a “holdover director” until his or her successor is elected and qualified or until his or her earlier resignation or removal. To address this situation, Mattel’s Bylaws provide that if any incumbent nominee is not elected at an annual meeting and no successor has been elected at the annual meeting, that director must tender his or her resignation to the Board promptly following the certification of the election results. The Governance and Social Responsibility Committee will make a recommendation to the Board as to whether or not to accept the tendered resignation. Taking into account the committee’s recommendation, the Board will decide whether to accept the resignation and will publicly announce its decision within 90 days from the date the election results are certified. Any director who tenders his or her resignation will not participate in the recommendation of the committee or the decision of the Board with respect to his or her resignation. The committee, in making its recommendation, and the Board, in making its decision, may consider any factors or information that they consider appropriate and relevant. If the Board declines to accept a director’s resignation, that director will continue to serve on the Board until his or her successor is elected and qualified, or until the director’s earlier resignation or removal. If the Board accepts a director’s resignation, then the Board may fill any resulting vacancy or decrease the size of the Board by majority vote of the remaining directors.

Say-on-Pay Vote, Ratification of the Selection of PricewaterhouseCoopers LLP and Stockholder Proposal Regarding Independent Board Chairman

For the advisory say-on-pay vote, the ratification of the selection of PricewaterhouseCoopers LLP as Mattel’s independent registered public accounting firm and the stockholder proposal regarding an independent Board Chairman, each proposal requires the affirmative vote of the holders of a majority of the votes cast on such proposal, meaning that the number of votes “for” such proposal must exceed 50% of the total votes cast (“for” plus “against”) with respect to that proposal.

Abstentions and broker non-votes will not be counted as votes cast “for” or “against” a proposal and consequently will have no effect on the outcome of any of the proposals to be considered at the Annual Meeting.

8	Mattel, Inc. 2014 Proxy Statement

GENERAL INFORMATION

How Your Proxy Will Be Voted

If you are a record holder and submit your proxy without instructions as to how it is to be voted, the proxy holders identified on the proxy will vote your shares as follows:

•	“FOR” the election as directors of the 11 nominees named in this Proxy Statement;

•	“FOR” proposal 2, the advisory vote to approve named executive officer compensation (“say-on-pay”);

•	“FOR” proposal 3, ratification of Mattel’s independent registered public accounting firm; and

•	“AGAINST” proposal 4, a stockholder proposal regarding an independent Board Chairman, if properly presented.

If you indicate voting instructions when you submit your proxy, the proxy holders will follow your instructions in casting votes.

If you hold your shares through a broker and do not instruct the broker on how to vote your shares on the election of directors, on proposal 2 or on proposal 4, your shares will not be voted for the election of any directors and will not be voted on proposal 2 or on proposal 4, as applicable, and instead will be considered a broker non-vote as to those proposals. If you do not instruct the broker on how to vote your shares on proposal 3, the broker has discretion to vote your shares on proposal 3.

The Board does not know of any matters that will come before the Annual Meeting other than those described in the Notice of Annual Meeting. If any other matters are properly presented for consideration at the Annual Meeting, then the proxy holders will have discretion to vote on such matters as they see fit. This includes, among other things, considering any motion to adjourn the Annual Meeting to another time and/or place, including for the purpose of soliciting additional proxies for or against a given proposal.

How to Change Your Vote or Revoke Your Proxy

If you are the record holder of your stock, you may revoke your proxy at any time before it is voted by:

•	Delivering to the Secretary of Mattel, at or before the taking of the vote at the Annual Meeting, a written notice of revocation bearing a later date than your proxy;

•	Signing a later-dated proxy relating to the same shares and delivering it to the Secretary of Mattel at or before the taking of the vote at the Annual Meeting;

•	If you submit your proxy by telephone or via the Internet, calling the telephone voting number or visiting the Internet voting site again and changing your vote, up to 8:59 p.m. (Los Angeles time) or 11:59 p.m. (Eastern time) on May 15, 2014 (the business day before the Annual Meeting) or for holders of Mattel common stock in the Mattel, Inc. Personal Investment Plan, up to 8:59 p.m. (Los Angeles time) or 11:59 p.m. (Eastern time) on May 13, 2014 (three business days before the Annual Meeting); or

•	Attending the Annual Meeting and voting in person, although attendance at the Annual Meeting will not, by itself, revoke a proxy.

If you are mailing a written notice of revocation or a later proxy, send it to: Secretary, Mail Stop M1-1516, Mattel, Inc., 333 Continental Boulevard, El Segundo, CA 90245-5012. You may also hand deliver a written notice of revocation or a later-dated proxy to the Secretary of Mattel at the Annual Meeting, at or before the taking of the vote.

Mattel, Inc. 2014 Proxy Statement	9

GENERAL INFORMATION

If you hold your shares through a broker, you must follow directions received from the broker in order to change your vote or to vote at the Annual Meeting. You need to present a valid proxy from your broker authorizing you to vote your shares at the Annual Meeting.

Admission Policy for Annual Meeting

Mattel restricts admission to the Annual Meeting to stockholders of Mattel, family members accompanying stockholders of Mattel, persons holding validly executed proxies from stockholders who held Mattel stock as of the close of business on March 21, 2014 and invited guests of Mattel.

You must bring certain documents with you in order to be admitted to the Annual Meeting and to bring family members with you. The purpose of this requirement is to help us verify that you are actually a stockholder of Mattel. Please read the following rules carefully, because they specify the documents that you must bring with you to the Annual Meeting in order to be admitted. The items that you must bring with you differ depending upon whether or not you were a record holder of Mattel stock as of the close of business on March 21, 2014. A “record holder” of stock is someone whose shares of stock are registered in his or her name in the records of Mattel’s transfer agent, Computershare Trust Company, N.A. (“Computershare”). Many stockholders are not record holders because their shares of stock are registered in the name of their broker, bank or other nominee, and the broker, bank or other nominee is the record holder instead; this is sometimes referred to as holding shares in “street name.” If you are unsure as to whether you were a record holder of Mattel common stock as of the close of business on March 21, 2014, please call Computershare at 1-888-909-9922.

If you were a record holder of Mattel common stock as of the close of business on March 21, 2014, then you must bring:

•	Valid personal photo identification (such as a driver’s license or passport).

At the Annual Meeting, we will check your name for verification purposes against our list of record holders as of the close of business on March 21, 2014.

If a broker, bank or other nominee was the record holder of your shares of Mattel common stock as of the close of business on March 21, 2014, then you must bring:

•	Valid personal photo identification (such as a driver’s license or passport); and

•	Proof that you owned shares of Mattel common stock as of the close of business on March 21, 2014.

Examples of proof of ownership include the following: (i) an original or a copy of the voting instruction form from your bank or broker with your name on it, (ii) a letter from your bank or broker stating that you owned Mattel common stock as of the close of business on March 21, 2014, or (iii) a brokerage account statement indicating that you owned Mattel common stock as of the close of business on March 21, 2014.

If you acquired your shares of Mattel common stock at any time after the close of business on March 21, 2014, you do not have the right to vote at the Annual Meeting, but you may attend the Annual Meeting if you bring:

•	Valid personal photo identification (such as a driver’s license or passport); and

10	Mattel, Inc. 2014 Proxy Statement

GENERAL INFORMATION

•	Proof that you own shares of Mattel common stock. Examples of proof of ownership include the following:

–	If a broker, bank or other nominee is the record holder of your shares of Mattel common stock: (i) a letter from your bank or broker stating that you acquired Mattel common stock after March 21, 2014, or (ii) a brokerage account statement as of a date after March 21, 2014 indicating that you own Mattel common stock; or

–	If you are the record holder of your shares of Mattel common stock, a copy of your stock certificate or a confirmation acceptable to Mattel that you bought the stock after March 21, 2014.

If you are a proxy holder for a stockholder of Mattel who owned shares of Mattel common stock as of the close of business on March 21, 2014, then you must bring:

•	The validly executed proxy naming you as the proxy holder, signed by a stockholder of Mattel who owned shares of Mattel common stock as of the close of business on March 21, 2014; and

•	Valid personal photo identification (such as a driver’s license or passport).

If you are a proxy holder for a stockholder of Mattel who acquired shares of Mattel common stock after the close of business on March 21, 2014, you do not have the right to vote at the Annual Meeting, but you may attend the Annual Meeting if you bring:

•	The validly executed proxy naming you as the proxy holder, signed by a stockholder of Mattel who acquired shares of Mattel common stock after the close of business on March 21, 2014; and

•	Valid personal photo identification (such as a driver’s license or passport).

You may not use cameras, recording equipment or other electronic devices during the Annual Meeting. Shares may be voted in person at the Annual Meeting only by (i) the record holder as of the close of business on March 21, 2014 or (ii) a person holding a valid proxy executed by such record holder.

Householding

The SEC rules permit us to deliver a single set of Mattel’s proxy materials to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings to Mattel. To take advantage of this opportunity, we have delivered only one set of proxy materials to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. Each record stockholder that receives paper copies of the proxy materials will receive a separate proxy card or voting instruction form. Also, householding will not in any way affect dividend check mailings.

We agree to deliver promptly, upon written or oral request, a separate copy of Mattel’s proxy materials, as requested, to any stockholder at the shared address to which a single copy of those documents was delivered, at no cost to you. If you prefer to receive separate copies of the proxy materials, contact Broadridge Financial Solutions, Inc. at 1-800-542-1061 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

If you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of future proxy materials for your household, please contact Broadridge at the above phone number or address.

Mattel, Inc. 2014 Proxy Statement	11

PRINCIPAL STOCKHOLDERS

PRINCIPAL STOCKHOLDERS

As of March 21, 2014, the only persons known by Mattel to own beneficially, or to be deemed to own beneficially, 5% or more of Mattel’s common stock were as follows.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent Owned(1)
BlackRock, Inc. 40 East 52nd Street New York, New York 10022	27,068,592	(2)	7.97%
The Vanguard Group 100 Vanguard Blvd. Malvern, Pennsylvania 19355	23,267,150	(3)	6.85%
Wellington Management Company, LLP 280 Congress Street Boston, Massachusetts 02210	22,753,343	(4)	6.70%

(1) The percentages shown are based on 339,755,657 shares of Mattel common stock outstanding as of March 21, 2014 and may differ from the percentages reflected in the filings referenced below.

(2) As reported in a Schedule 13G/A filed with the SEC on January 30, 2014 by BlackRock, Inc. on behalf of itself and its subsidiaries. The Schedule 13G/A states that BlackRock, Inc. has sole voting power as to 23,927,288 shares and sole dispositive power over all of the shares.

(3) As reported in a Schedule 13G/A filed with the SEC on February 11, 2014 by The Vanguard Group. The Schedule 13G/A states that The Vanguard Group, as an investment advisor, has sole voting power as to 552,811 shares, shared dispositive power as to 518,535 shares and sole dispositive power as to 22,748,615 shares.

(4) As reported in a Schedule 13G/A filed with the SEC on February 14, 2014 by Wellington Management Company, LLP. The Schedule 13G/A states that Wellington Management Company, LLP, as investment advisor, has shared voting power as to 8,405,862 shares and shared dispositive power as to all 22,753,343 shares.

12	Mattel, Inc. 2014 Proxy Statement

SECURITY OWNERSHIP OF MANAGEMENT

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth information regarding the beneficial ownership of Mattel common stock as of March 21, 2014, the record date, by (i) each director and nominee for director, (ii) our named executive officers, as described under the section “Compensation Disclosure – Compensation Discussion and Analysis” and (iii) all current directors and executive officers of Mattel as a group.

Name of Beneficial Owner	Position with Mattel as of the Record Date	Amount and Nature of Beneficial Ownership(1)(2)
Michael J. Dolan	Director	91,525
Trevor A. Edwards	Director	0
Kevin M. Farr	Chief Financial Officer	699,767
Dr. Frances D. Fergusson	Director	17,907
Timothy J. Kilpin	Executive Vice President, Global Brands Team – Boys & Girls	125,917
Geoff M. Massingberd	Executive Vice President, International	223,036
Dominic Ng	Director	18,500
Robert Normile	Executive Vice President, Chief Legal Officer and Secretary	378,736
Vasant M. Prabhu	Director	15,907
Dr. Andrea L. Rich	Director	49,106
Dean A. Scarborough	Director	16,500
Christopher A. Sinclair	Director	45,389
Bryan G. Stockton	Chairman of the Board and CEO	985,712
Dirk Van de Put	Director	175
Kathy White Loyd	Director	7,059
All current Directors and Executive Officers, as a group (22 persons)		3,246,582	(3)

(1) Each director and executive officer named above owns or controls, or may be deemed to beneficially own or control, less than 1.0% of Mattel common stock. Except as otherwise noted, the directors and executive officers named above have sole voting power and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable. There were 339,755,657 shares of Mattel common stock outstanding as of March 21, 2014.

(2) Includes (i) shares which the individuals shown have the right to acquire upon vesting of restricted stock units (“RSUs”), or upon exercise of vested options, as of March 21, 2014 or within 60 days thereafter, and (ii) shares held through the Mattel stock fund of the Mattel, Inc. Personal Investment Plan, a 401(k) tax-qualified savings plan, as set forth in the table below.

(3) The amount stated represents approximately .95% of the outstanding shares of Mattel common stock.

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SECURITY OWNERSHIP OF MANAGEMENT

Name of Beneficial Owner	Stock Options	RSUs	401(k) Shares
Michael J. Dolan	58,525	33,000	–
Trevor A. Edwards	–	–	–
Kevin M. Farr	171,263	514,067	14,437
Dr. Frances D. Fergusson	17,907	–	–
Timothy J. Kilpin	75,159	47,536	3,222
Geoff M. Massingberd	95,191	127,845	–
Dominic Ng	9,500	9,000	–
Robert Normile	72,497	293,518	12,721
Vasant M. Prabhu	15,907	–	–
Dr. Andrea L. Rich	16,106	33,000	–
Dean A. Scarborough	4,500	12,000	–
Christopher A. Sinclair	24,239	21,000	–
Bryan G. Stockton	285,458	639,029	7,225
Dirk Van de Put	175	–	–
Kathy White Loyd	7,059	–	–
All current Directors and Executive Officers	1,019,359	2,173,961	53,262

14	Mattel, Inc. 2014 Proxy Statement

PROPOSAL 1 – ELECTION OF DIRECTORS

PROPOSAL 1 – ELECTION OF DIRECTORS

Identifying and Evaluating Nominees for Director

The Board, acting through the Governance and Social Responsibility Committee, is responsible for identifying and evaluating candidates for membership on the Board. Mattel’s Corporate Governance Guidelines set forth the process for selecting candidates for director positions and the role of the Governance and Social Responsibility Committee in identifying potential candidates and screening them with input from the Chairman of the Board.

Under the Guidelines, the Governance and Social Responsibility Committee is responsible for reviewing with the Board annually the skills and characteristics required of Board members given the current make-up of the Board and the perceived needs of the Board at that time. This review includes an assessment of the talents, skills, areas of expertise, experience, diversity and independence of the Board and its members. Any changes that may have occurred in any director’s responsibilities, as well as such other factors as may be determined by the committee to be appropriate for review, are also considered.

The charter of the Governance and Social Responsibility Committee also sets forth the process by which the committee actively seeks individuals qualified to become Board members for recommendation to the Board. The committee, with input from the Chairman of the Board, screens candidates to fill vacancies on the Board, solicits recommendations from Board members as to such candidates, and considers recommendations for Board membership submitted by stockholders as described further below. Candidates whom the committee expresses interest in pursuing meet in person with at least two members of the Governance and Social Responsibility Committee before they are selected. The committee recommends to the Board director nominees for each annual meeting of stockholders.

The Governance and Social Responsibility Committee also has adopted a Director Nominations Policy that describes the methodology for selecting the candidates who are included in the slate of director nominees recommended to the Board and the procedures for stockholders to follow in submitting nominations and recommendations of possible candidates for Board membership. The Director Nominations Policy provides a flexible set of guidelines for the effective functioning of Mattel’s director nominations process. This policy also identifies the following minimum qualifications that each nominee should possess:

•	An outstanding record of professional accomplishment in his or her field of endeavor;

•	A high degree of professional integrity, consistent with Mattel’s values;

•	Willingness and ability to represent the general best interests of all of Mattel’s stockholders and not just one particular stockholder or constituency, including a commitment to enhancing stockholder value; and

•	Willingness and ability to participate fully in Board activities, including active membership on at least one Board committee and attendance at, and active participation in, meetings of the Board and the committee(s) of which he or she is a member, and no commitments that would, in the Governance and Social Responsibility Committee’s judgment, interfere with or limit his or her ability to do so.

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PROPOSAL 1 – ELECTION OF DIRECTORS

The Director Nominations Policy also lists the following additional skills, experiences and qualities that are desirable in nominees:

•	Skills and experiences relevant to Mattel’s business, operations or strategy. These skills and experiences might include, among other things, experience in senior management of a large, consumer products or multinational company, and/or senior level experience in one or more of the following areas: finance, accounting, law, strategy and business development, operations, sales, marketing, international business, information technology and/or public relations;

•	Qualities that help the Board achieve a balance of a variety of knowledge, experience and capability on the Board and an ability to contribute positively to the collegial and collaborative culture among Board members; and

•	Qualities that contribute to the Board’s overall diversity – diversity being broadly construed to mean a variety of opinions, perspectives, professional and personal experiences and backgrounds, as well as other differentiating characteristics.

Lastly, the Director Nominations Policy indicates that whether a nominee would be an independent director of Mattel also is considered in the context of the overall independence of Mattel’s Board and the independence of the committees of the Board.

In performing its role in the annual nomination process, the Governance and Social Responsibility Committee reviews the composition of the Board in light of the committee’s assessment of the needs of the Board for additional or replacement Board members, Mattel’s current business structure, operations and financial condition, challenges facing Mattel, the Board’s performance and inputs from stockholders and other key constituencies, and evaluates director nominees against the criteria for nominees set forth in the Director Nominations Policy, including such criteria related to diversity. The committee intends to review the Director Nominations Policy periodically, and anticipates that modifications may be necessary or advisable from time to time as Mattel’s needs and circumstances evolve, and as applicable legal or listing standards change. Accordingly, the Governance and Social Responsibility Committee may amend the Director Nominations Policy from time to time, in which case the most current version will be available in the “Corporate Governance” section of Mattel’s corporate website.

Stockholder Nominations

The Governance and Social Responsibility Committee will consider stockholder nominations of possible candidates for Board membership that are submitted properly pursuant to the advance notice provisions of Mattel’s Bylaws and applicable law, as well as recommendations made by stockholders, as described below. In evaluating such nominations and recommendations, the Governance and Social Responsibility Committee applies the same criteria as are used for evaluating candidates generally, as described above.

Any stockholder of Mattel may nominate one or more persons for election as a director of Mattel at an annual meeting of stockholders if the stockholder complies with the timing and other requirements for such nomination contained in the advance notice provisions of Mattel’s Bylaws and applicable law. The notice should be sent to: Secretary, Mail Stop M1-1516, Mattel, Inc., 333 Continental Boulevard, El Segundo, CA 90245-5012.

16	Mattel, Inc. 2014 Proxy Statement

PROPOSAL 1 – ELECTION OF DIRECTORS

Any stockholder of Mattel may also recommend one or more persons for nomination by the Board for election as a director by sending to the Governance and Social Responsibility Committee the name of such recommended nominee, as well as a detailed statement explaining why such stockholder is making such recommendation. Any such recommendation must include all information required by Mattel’s Bylaws and applicable law. Such recommendation should be sent to: Governance and Social Responsibility Committee, c/o Secretary, Mail Stop M1-1516, Mattel, Inc., 333 Continental Boulevard, El Segundo, CA 90245-5012. See the “Deadline for Future Proposals, Nominations and Recommendations by Stockholders – Recommendations of Director Candidates” section of this Proxy Statement for a description of the procedures that are required to be followed. Mattel’s Bylaws and the Director Nominations Policy are available on Mattel’s corporate website at http://corporate.mattel.com/about-us/relatedlinks.aspx.

The Nominees

The authorized number of directors is currently set at 11 and the Board currently consists of 11 members. Based upon recommendations of the Governance and Social Responsibility Committee, the Board has nominated the following 11 members for re-election to the Board at the Annual Meeting to serve until the next annual meeting of stockholders and until their respective successors have been duly elected and qualified, or until their earlier resignation or removal:

Michael J. Dolan	Vasant M. Prabhu	Bryan G. Stockton
Trevor A. Edwards	Dr. Andrea L. Rich	Dirk Van de Put
Dr. Frances D. Fergusson	Dean A. Scarborough	Kathy White Loyd
Dominic Ng	Christopher A. Sinclair

All of the nominees are currently directors, and each nominee has consented to being named in this Proxy Statement as a nominee for election as a director and has agreed to serve as a director if elected.

If you submit your proxy, unless you give instructions to the contrary, the proxy holders will cast your votes “for” the election of the nominees listed above. If, before the Annual Meeting, any nominee becomes unavailable to serve, the Board may identify a substitute for such nominee and treat votes “for” the unavailable nominee as votes “for” the substitute. We presently believe that each of the nominees named above will be available to serve.

No nominee has any current arrangement or understanding with Mattel or, to Mattel’s knowledge, any other person or persons, pursuant to which any nominee was or is to be selected as a director or nominee. None of the nominees has any family relationship to any other nominee or to any executive officer of Mattel.

The Board, upon recommendation of the Governance and Social Responsibility Committee, selected a slate of nominees whose experiences, qualifications, attributes and skills in, among other things, leadership of large corporations, consumer products, international business, marketing and advertising, financial management and operations, information technology, commercial banking, investment banking, including mergers and acquisitions and business development, accounting, community outreach, corporate governance and public policy, led the Board to conclude that these persons should serve as our directors at this time. The Board also selected nominees with experience gained from past service with Mattel and situations confronting other companies that are comparable to those confronting Mattel.

Mattel, Inc. 2014 Proxy Statement	17

PROPOSAL 1 – ELECTION OF DIRECTORS

Set forth below for each nominee who is standing for election is his or her name, age, tenure as a director of Mattel, and a description of his or her principal occupation, other business experience, public company and other directorships held during the past five years and educational degrees. The specific experiences, qualifications, attributes and skills that led the Board to conclude that each nominee should serve as a director at this time are described below.

MICHAEL J. DOLAN

Mr. Dolan has served as Chairman of the Board and Chief Executive Officer of IMG Worldwide, a global leader in sports, fashion and media entertainment, since November 2011. Prior to that, Mr. Dolan served at IMG as President and Chief Operating Officer, from April 2011 to November 2011, and before that as Executive Vice President and Chief Financial Officer, from April 2010 to April 2011. He served as Executive Vice President and Chief Financial Officer of Viacom, Inc., a leading global entertainment content company, from May 2004 to December 2006. Mr. Dolan served as Senior Advisor to Kohlberg Kravis Roberts & Co., a leading private equity firm with substantial investments in many large consumer retail companies, from October 2004 to May 2005. Prior to that, he served in the following positions with Young & Rubicam, Inc., a marketing and communications company: Chairman of the Board and Chief Executive Officer (2001 to 2003), Vice Chairman and Chief Operating Officer (2000 to 2001) and Vice Chairman and Chief Financial Officer (1996 to 2000). Mr. Dolan holds bachelor’s and master’s degrees from Fordham University, an MBA from Columbia University, and a Ph.D. from Cornell University.

Other Directorships/Advisory Affiliations:

Mr. Dolan serves on the Board of Directors of Bacardi Limited (since 2009), where he currently serves on its Audit Committee, the Board of Directors of the March of Dimes (since 2013) and the Board of Directors of Northside Center for Child Development (since 2003). Mr. Dolan has served as Chairman of the Board of America’s Choice, Inc., a developer of research-based school improvement solutions (2004 to 2010).

Key Experience/Director Qualifications:

Mr. Dolan brings to Mattel’s Board a valuable perspective on the entertainment industry through his experience as Chief Executive Officer of IMG, which is important to Mattel since many of its most popular toys are derived from licensed entertainment properties. Also, Mr. Dolan’s long tenure with Young & Rubicam enables him to provide unique insights to Mattel, which is a large purchaser of advertising, in the areas of advertising and brand building. Mr. Dolan has gained valuable experience as the former Chief Financial Officer of IMG, Viacom and Young & Rubicam, where he dealt with complex accounting principles and judgments, internal controls, financial reporting rules and regulations, and evaluating the financial results and financial reporting processes of large companies. Mr. Dolan’s extensive business experience makes him an important contributor to Mattel’s Compensation Committee on which he serves as Chair and the Governance and Social Responsibility Committee and the Executive Committee on which he serves as a member.

Age: 67 Director Since: 2004
Compensation Committee (Chair) Executive Committee Governance and Social Responsibility Committee

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PROPOSAL 1 – ELECTION OF DIRECTORS

TREVOR A. EDWARDS

Mr. Edwards has served as President, NIKE Brands of NIKE, Inc., the world’s leading designer, marketer and distributor of authentic athletic footwear, apparel, equipment and accessories for a wide variety of sports and fitness activities, since July 2013. From August 2006 through June 2013, Mr. Edwards served as Vice President, Global Brand & Category Management of NIKE, Inc. Mr. Edwards served as Vice President, Global Brand Management of NIKE from September 2002 to August 2006, and before that, as Vice President, U.S Brand Marketing from 2000 to 2002, and as Vice President, EMEA Marketing from 1999 to 2000. He was the Director of Marketing for Europe from 1997 to 1999 and the Director of Marketing for the Americas from 1995 to 1997. During his career at NIKE, Mr. Edwards has led some of the brand’s most significant break-through innovations, including spearheading the creation of NIKE+. In addition, he helped transform the digital landscape and position NIKE as a leader in the use of social media to connect with consumers globally. Mr. Edwards began his career at The Goldman Sachs Group, Inc. and has also held management positions at Colgate-Palmolive Company. Mr. Edwards holds a bachelor’s degree in business and an MBA from Baruch College, City University of New York.

Other Directorships/Advisory Affiliations:

Mr. Edwards serves on the boards of the following non-profit entities: NIKE Foundation (since 2005) and Management Leadership for Tomorrow (since 2008).

Key Experience/Director Qualifications:

Mr. Edwards brings to Mattel’s Board and the Governance and Social Responsibility Committee on which he serves as a member, two decades of marketing and global brand management experience from a large, public company. His leadership, strategy and management skills in overseeing category business units globally and all brand management functions, including digital and advertising, sports marketing, brand design, public relations and retail marketing, provide a unique perspective on Mattel’s key goals and strategy for growth.

Age: 51 Director Since: 2012
Governance and Social Responsibility Committee

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PROPOSAL 1 – ELECTION OF DIRECTORS

DR. FRANCES D. FERGUSSON

Dr. Fergusson served as President of Vassar College from 1986 to 2006. From 1982 to 1986, Dr. Fergusson was Provost and Vice President for academic affairs at Bucknell University. Dr. Fergusson received in 2011 the Harvard Medal for her outstanding service to the University. Dr. Fergusson holds a bachelor’s degree from Wellesley College and master’s and Ph.D. degrees from Harvard University.

Other Directorships/Advisory Affiliations:

Dr. Fergusson serves on the Board of Directors of Pfizer Inc. (since 2009), where she chairs their Regulatory and Compliance Committee and serves on their Compensation and Science & Technology Committees, The Getty Trust (since 2007), The School of American Ballet (since 2007) and Second Stage Theatre (since 2006). She served on the Board of Directors of Wyeth Pharmaceuticals (2005- 2009), where she chaired the Nominating and Governance Committee and served on the Corporate Issues and Science & Technology Committees. She was a director of HSBC Bank USA (1990 to 2008) and was on its Executive Committee and Chair of the Human Resources and Compensation Committee. Dr. Fergusson also has served on the boards of the following non-profit entities: The Mayo Clinic (1988-2002, Chair 1998-2002), Harvard University Board of Overseers (2002-2008, President 2007-2008), Vassar College (President and Chair of the Executive Committee, 1986-2006), National Humanities Center (2006-2012), Foundation for Contemporary Arts (2006-2012) and The Noguchi Foundation (1997-2007).

Key Experience/Director Qualifications:

As the former President of a major educational institution, Dr. Fergusson provides to Mattel’s Board her extensive general and financial management and leadership experience. Dr. Fergusson also brings to Mattel’s Governance and Social Responsibility Committee on which she serves as Chair and the Executive Committee and the Finance Committee on which she serves as a member, her broad experience serving on the Boards of many large, highly-regarded for-profit and non-profit entities. Dr. Fergusson chaired major strategic planning efforts at Vassar College, The School of American Ballet and Second Stage Theatre.

Age: 69 Director Since: 2006
Executive Committee Finance Committee Governance and Social Responsibility Committee (Chair)

20	Mattel, Inc. 2014 Proxy Statement

PROPOSAL 1 – ELECTION OF DIRECTORS

DOMINIC NG

Mr. Ng has served as Chairman of the Board and Chief Executive Officer of East West Bancorp, Inc. and East West Bank, one of the largest banks based in California, since 1992 and served as president from 1992 to 2009. Prior to that, Mr. Ng was President of Seyen Investment, Inc., from 1990 to 1992, and before that Mr. Ng spent a decade practicing as a certified public accountant with Deloitte & Touche LLP. From 2005 to 2011, Mr. Ng served as a director of the Los Angeles Branch of the Federal Reserve Bank of San Francisco. Mr. Ng transformed East West Bank from a small savings and loan association based in Los Angeles into a full service commercial bank with $26 billion in assets and over 130 locations worldwide. Ranked in the top 10 of the 100 Best Banks in America by Forbes for the last four consecutive years (2010-2013) and rated among the top 25 U.S. banks by market capitalization, East West Bank is a leading commercial bank that is widely known as the financial bridge between the United States and Greater China. Mr. Ng holds a bachelor’s degree from the University of Houston, an honorary doctor of law degree from Occidental College and an honorary fellowship from Lingnan University in Hong Kong.

Other Directorships/Advisory Affiliations:

Mr. Ng serves on the Board of the United Way of Greater Los Angeles (since 1995), is a member of the 100,000 Strong Foundation’s Advisory Council (since 2013) and the University of Southern California President’s Leadership Counsel (since 2013), and is an advisory committee member of the Resnick Institute of the California Institute of Technology (since 2010). Mr. Ng also is Chairman of the Committee of 100, an international, non-profit, non-partisan membership organization that promotes constructive relations between the people of the United States and Greater China (2011 – April 2014). Mr. Ng has served on the boards of the following non-profit entities and government affiliations: California Bankers Association (2002-2011), California Commission for Jobs and Economic Growth (2005-2010), California State Treasurer’s Financial Institution Advisory Committee (1995-1998), Los Angeles’ Mayor’s Trade Advisory Council (2009-2011), Pacific Council on International Policy (2010-2013) and Town Hall Los Angeles (1997-2004).

Key Experience/Director Qualifications:

As a certified public accountant, Mr. Ng has gained valuable experience dealing with complex accounting principles and judgments, internal controls, financial reporting rules and regulations, and evaluating financial results and financial reporting processes of large companies. Mr. Ng brings all of this experience to Mattel’s Audit Committee where he serves, along with Messrs. Sinclair, Prabhu and Van de Put, as one of the Committee’s four Audit Committee Financial Experts, and to the Finance Committee on which he also serves as a member. Mr. Ng’s extensive experience conducting business in China is extremely valuable to Mattel because of Mattel’s large manufacturing presence in China. Mr. Ng also brings to Mattel’s Board extensive business and governmental connections in the State of California and the City of Los Angeles, where Mattel is headquartered.

Age: 55 Director Since: 2006
Audit Committee Finance Committee

Mattel, Inc. 2014 Proxy Statement	21

PROPOSAL 1 – ELECTION OF DIRECTORS

VASANT M. PRABHU

Mr. Prabhu has served as Vice Chairman and Chief Financial Officer of Starwood Hotels and Resorts Worldwide, Inc. (“Starwood”), one of the world’s largest hotel and leisure companies, since March 2010. From 2004 to March 2010, he served as Executive Vice President and Chief Financial Officer of Starwood. Prior to joining Starwood, Mr. Prabhu served as Executive Vice President and Chief Financial Officer of Safeway, Inc. from 2000 to 2003. From 1998 to 2000, Mr. Prabhu served as President of the Information and Media Group of McGraw-Hill. Mr. Prabhu served as Senior Vice President Finance & Chief Financial Officer of Pepsi International from 1992 to 1998. Mr. Prabhu holds a bachelor’s degree in Engineering from the Indian Institute of Technology, Mumbai, India, and an MBA in Marketing and Finance from the University of Chicago.

Other Directorships/Advisory Affiliations:

Mr. Prabhu serves on the Board of Directors of the U.S. India Business Counsel (since 2013). Mr. Prabhu has served as a director and member of the Audit and Compensation Committees of the Board of Directors of Knight Ridder (2003–2006).

Key Experience/Director Qualifications:

As Chief Financial Officer of a large public company, Mr. Prabhu has extensive experience dealing with complex accounting principles and judgments, internal controls, financial reporting rules and regulations, and evaluating financial results and financial reporting processes of large companies. Mr. Prabhu brings this experience to Mattel’s Audit Committee where he serves, along with Messrs. Ng, Sinclair and Van de Put, as one of the Committee’s four Audit Committee Financial Experts, and to the Finance Committee on which he also serves as a member. As Senior Vice President Finance & Chief Financial Officer of Pepsi International, Mr. Prabhu was responsible for the company’s franchise and had oversight of operations in more than 100 countries. His global management and finance experience are also important to Mattel given its significant international operations. Mr. Prabhu also brings to Mattel’s Board his experience serving on the Board of Directors of another large public corporation.

Age: 54 Director Since: 2007
Audit Committee Finance Committee

22	Mattel, Inc. 2014 Proxy Statement

PROPOSAL 1 – ELECTION OF DIRECTORS

DR. ANDREA L. RICH

Dr. Rich served as President and Chief Executive Officer and Artistic Director of the Los Angeles County Museum of Art (“LACMA”) from 1999 to 2005 and as President and Chief Executive Officer of LACMA from 1995 to 1999. Prior to her decade-long tenure at LACMA, Dr. Rich had a long, distinguished academic and administrative career at the University of California, Los Angeles (including being the recipient of the UCLA Distinguished Teaching Award in 1974 and the UCLA Medal in 2000 (the University’s highest honor) for Dr. Rich’s contributions to the University and to the community), culminating in her appointment to the position of Executive Vice Chancellor and Chief Operating Officer from 1991 to 1995, when she retired from University service. Dr. Rich holds bachelor’s, master’s and Ph.D. degrees from the University of California, Los Angeles, where she graduated summa cum laude and was a Phi Beta Kappa member.

Other Directorships/Advisory Affiliations:

Dr. Rich serves on the Board of Directors of The Jules Stein Eye Institute (since 2006), the UCLA Brain Mapping Institute Foundation (since 2011), and Save the Children (since 2009). Dr. Rich served on the Board of Directors of the Douglas-Emmett Real Estate Investment Trust (2007-2014), the Private Bank of California (2005-2013) and La Plaza de Cultura y Artes (2006-2013). In addition, she has served on the boards of Pitzer College and Claremont McKenna College.

Key Experience/Director Qualifications:

Dr. Rich contributes to Mattel’s Board and to the Compensation Committee and the Governance and Social Responsibility Committee on which she also serves as a member, her management experience, having served as Chief Operating Officer of a large public university where she was responsible for all of its operations, including administrative and academic oversight of the UCLA Medical Enterprises (hospital, medical school, physician practice plans, research institutes, etc.), eleven professional schools and a $2 billion budget. Her extensive non-profit service and connections throughout the Los Angeles metropolitan area, where Mattel is headquartered, are important to Mattel’s philanthropic activities in the community, and her wide-ranging experience in education and community service provides a valuable and unique perspective to the Board.

Age: 70 Director Since: 1998
Compensation Committee Governance and Social Responsibility Committee

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PROPOSAL 1 – ELECTION OF DIRECTORS

DEAN A. SCARBOROUGH

Mr. Scarborough has served as Chairman of the Board, President and Chief Executive Officer of Avery Dennison Corporation, an industry leader that develops innovative identification and decorative solutions for businesses and consumers worldwide, since April 2010. From May 2005 to April 2010, he served as President and Chief Executive Officer of Avery Dennison. From 2000 to May 2005, Mr. Scarborough served as President and Chief Operating Officer of Avery Dennison. He also has served on Avery Dennison’s Board of Directors since 2000. Mr. Scarborough holds a bachelor’s degree from Hiram College and an MBA from the University of Chicago.

Other Directorships/Advisory Affiliations:

As discussed above, Mr. Scarborough serves as Chairman of the Board of Avery Dennison Corporation since 2010 and a director of Avery Dennison Corporation since 2000.

Key Experience/Director Qualifications:

As a currently-serving President and Chief Executive Officer of a large public company, Mr. Scarborough brings to Mattel’s Board deep management, brand building, leadership, finance, global retail and operations experience that makes him an important contributor to the Board, the Compensation Committee and the Executive Committee on which he also serves as a member and the Finance Committee on which he serves as Chair. Mattel and Avery Dennison share some of the same customers and distribution channels, enabling Mr. Scarborough to provide valuable perspective and insights in these areas. He also brings to Mattel’s Board his experience serving on the Board of Directors of another large public company. Mr. Scarborough is a prominent member of the Los Angeles business community, where Mattel is headquartered.

Age: 58 Director Since: 2007
Compensation Committee Executive Committee Finance Committee (Chair)

24	Mattel, Inc. 2014 Proxy Statement

PROPOSAL 1 – ELECTION OF DIRECTORS

CHRISTOPHER A. SINCLAIR

Mr. Sinclair has served as Executive Chairman of Cambridge Solutions Corporation Ltd., a leader in providing information technology and business process outsourcing services from 2005 to 2009. He also served as a Managing Director of Manticore Partners, LLC, a venture capital advisory firm, from 2000 to 2005. Prior to that, he served as an Operating Partner of Pegasus Capital Advisors, LP, a private equity firm, from 2000 to 2002. From 1999 to 2000, he served as Chairman of the Board and Chief Executive Officer of Caribiner International, Inc. Prior to that, he served as President and Chief Executive Officer of Quality Food, Inc., Chairman and Chief Executive Officer of Pepsi-Cola Company and President and Chief Executive Officer of PepsiCo Foods & Beverages International and Pepsi-Cola International for more than five years. Mr. Sinclair holds a bachelor’s degree in Marketing from the University of Kansas and an MBA from the Tuck School of Business at Dartmouth College.

Other Directorships/Advisory Affiliations:

In addition to the directorships listed above, Mr. Sinclair has served as Chairman of the Board of Scandent Holdings, an information technology investment company (2002-2008) and on the Board of Directors of Foot Locker, Inc. (1995-2008), where he served on the Finance and Compensation Committees, Cambridge Solutions Corporation, Ltd. (2003-2009), where he served on the Compensation and Audit Committees, and Perdue Farms (1992-2000).

Key Experience/Director Qualifications:

Mr. Sinclair was responsible for building Pepsi-Cola’s international business, and he brings substantial global business experience to Mattel’s Board. As a former Chief Executive Officer of a large, multinational, multibrand consumer products company like Pepsi-Cola, Mr. Sinclair also gained front-line exposure to many of the issues facing a public company like Mattel, particularly on the operational, financial and corporate governance fronts, making Mr. Sinclair well suited to be Mattel’s Lead Director and to chair each of Mattel’s Audit Committee and Executive Committee. Mr. Sinclair has extensive board experience, having served on the boards of numerous companies, including a number of emerging market growth ventures such as The Water Initiative (since 2008) and Biovittoria, Ltd. (since 2009).

Age: 63 Director Since: 1996
Audit Committee (Chair) Executive Committee (Chair) Independent Lead Director

Mattel, Inc. 2014 Proxy Statement	25

PROPOSAL 1 – ELECTION OF DIRECTORS

BRYAN G. STOCKTON

Mr. Stockton has been our Chairman of the Board since January 2013 and our Chief Executive Officer and a director since January 2012. He served as our Chief Operating Officer from January 2011 through December 2011, as President, International from November 2007 to January 2011, as Executive Vice President, International from February 2003 to November 2007 and as Executive Vice President, Business Planning and Development from November 2000 to February 2003. From April 1998 until November 2000, he was President and Chief Executive Officer of Basic Vegetable Products, the largest manufacturer of vegetable ingredients in the world. For more than 20 years prior to that, he was employed by Kraft Foods, Inc., the largest packaged food company in North America, and was President of Kraft North American Food Service from August 1996 to March 1998. Mr. Stockton holds a bachelor’s degree and an MBA from Indiana University.

Other Directorships/Advisory Affiliations:

Mr. Stockton has served on the Board of Directors of Bob Evans Farms, Inc. (2006- August 2012), where he was a member of its Compensation Committee and Finance Committee. Mr. Stockton has been actively involved with the Toy Industry Association since 2004, having been a member of the Board of Directors (served as its Chairman from 2010-2012) and currently serving as a Board Advisor. In addition, Mr. Stockton currently serves as a member of the President’s Advisory Council at Otis College of Arts & Design (since April 2011), the UCLA Anderson School Board of Visitors (since August 2012) and the 2015 Special Olympics World Summer Games Los Angeles Board of Directors (since June 2012).

Key Experience/Director Qualifications:

Mr. Stockton brings to Mattel’s Board decades of international business and global consumer products brand management experience as well as a deep understanding of Mattel’s business. Mr. Stockton also provides Mattel’s Board with invaluable leadership, international, marketing, mergers and acquisitions, financial, operations and general management experience.

Age: 60 Director Since: 2012
Equity Grant Allocation Committee

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PROPOSAL 1 – ELECTION OF DIRECTORS

DIRK VAN DE PUT

Mr. Van de Put has served as President and Chief Executive Officer of McCain Foods Limited, an international leader in the frozen food industry, since July 2011. From May 2010 to July 2011, he served as Chief Operating Officer of McCain Foods, and he has served on the Board of Directors of McCain Foods since May 2010. From September 2009 to May 2010, he served as President of the Global Over-the-Counter, Consumer Health division of Novartis AG, a world leader in innovative healthcare products, research and development. From 2007 to 2009, he served as President of the Americas division at Groupe Danone, a leader in the food industry in packaged water, dairy and baby food products. Mr. Van de Put served as President of the Latin America division at Groupe Danone from 1998 to 2007. In 1998, Mr. Van de Put served as President of the Caribbean division of The Coca-Cola Company and served as Vice President of the Value Chain Management, Brazil division of The Coca-Cola Company from 1997 to 1998. Mr. Van de Put holds a doctorate in veterinary medicine from the University of Ghent and an MBA from the University of Antwerp.

Other Directorships/Advisory Affiliations:

Mr. Van de Put serves on the Board of Directors of the Consumer Goods Forum, a worldwide organization that represents hundreds of consumer product good companies and grocery retailers (since 2013).

Key Experience/Director Qualifications:

As a currently-serving President, Chief Executive Officer and member of the Board of Directors of a large, multinational corporation, Mr. Van de Put has invaluable management, finance, leadership, international, global retail and operations expertise. Mr. Van de Put contributes to Mattel’s Board extensive and diversified management experience in large public and private companies in the global retail and consumer packaged goods industries. Mr. Van de Put also brings all of this experience to Mattel’s Audit Committee where he serves, along with Messrs. Sinclair, Prabhu and Ng, as one of the Committee’s four Audit Committee Financial Experts.

Age: 53 Director Since: 2011
Audit Committee

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PROPOSAL 1 – ELECTION OF DIRECTORS

KATHY WHITE LOYD

Ms. White Loyd founded the Horizon Institute of Technology in 2002. Horizon is an educational institution dedicated to promoting academic excellence in the field of computer science. She also founded Rural Sourcing, Inc., an information technology services provider, in 2003. Ms. White Loyd served as Executive Vice President, e-business and Chief Information Officer of Cardinal Health, Inc. from 1999 to 2003, where she was responsible for directing the company’s strategic use of information systems and the e-business organization. From 1996 to 1999, Ms. White Loyd was Senior Vice President and Chief Information Officer for Allegiance Corporation, which merged with Cardinal Health, Inc. in 1999. From 1981 to 1991, she was a tenured professor of information technology at the Bryan School of Business at the University of North Carolina. Ms. White Loyd holds a bachelor’s degree in Business Education and an MBA from Arkansas State University and an Ed.D. in Business Education from the University of Memphis.

Other Directorships/Advisory Affiliations:

Ms. White Loyd has served on the Board of Directors of Novell, Inc. (2003-2010), where she was a member of its Compensation and Corporate Governance Committees. She also served on the Board of the University of North Carolina Educational Foundation (2005-2009).

Key Experience/Director Qualifications:

As a former Chief Information Officer and one of the country’s most respected information management leaders, Ms. White Loyd provides Mattel’s Board with unique insights into the strategic use of information technology as a competitive advantage. Such experience and her public company experience make Ms. White Loyd an important contributor to the Board and the Audit Committee and Compensation Committee on which she serves as a member.

Age: 64 Director Since: 2001
Audit Committee Compensation Committee

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES NAMED HEREIN FOR ELECTION AS DIRECTORS.

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THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Director Independence

Nasdaq requires each Nasdaq-listed company to have a board of directors comprised of at least a majority of independent directors. Generally, under Nasdaq rules, a director qualifies as independent if the director is not an executive officer or employee of the listed company and, as affirmatively determined by the Board, has no relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Nasdaq rules specify a number of categories of relationships between a director and a listed company that would make a director ineligible to be independent. Mattel’s Board has adopted Corporate Governance Guidelines that include provisions regarding qualifications for director independence. The Corporate Governance Guidelines are available on Mattel’s corporate website at http://corporate.mattel.com/about-us/guide.aspx. These provisions incorporate Nasdaq’s categories of relationships between a director and a listed company that would make a director ineligible to be independent.

In accordance with Nasdaq rules and Mattel’s Corporate Governance Guidelines, the Board has affirmatively determined that each of the current directors of Mattel, except Bryan G. Stockton, our CEO, has no relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and is independent within the meaning of both Mattel’s and Nasdaq’s director independence standards, as currently in effect. Furthermore, the Board has determined that each of the members of our Audit Committee, Compensation Committee, and Governance and Social Responsibility Committee is independent within the meaning of Nasdaq director independence standards applicable to members of such committees. The Audit Committee members also meet the specific membership criteria for members of audit committees under the applicable Nasdaq and SEC rules. The Compensation Committee members also qualify as “non-employee directors” and “outside directors” within the meaning of Section 16 of the Securities and Exchange Act of 1934, as amended (“Exchange Act”) and the Internal Revenue Code, respectively.

In making these determinations, the Board considered, among other things, ordinary course commercial relationships with companies at which Board members then served as executive officers (including IMG Worldwide, Starwood Hotels and Resorts Worldwide, Inc. and Avery Dennison Corporation). The aggregate annual amounts involved in these commercial transactions were less than the greater of $200,000 or 5% of the annual consolidated gross revenues of these companies, and our Board members were not deemed to have a direct or indirect material interest in those transactions. The Board has determined that none of these relationships is material and that none of these relationships impairs the independence of any non-employee director.

Board Meetings

During 2013, the Board held five meetings. No director attended less than 75% of the aggregate of all Board meetings and all meetings held by any committee of the Board on which he or she served.

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THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Policy Regarding Attendance of Directors at the Annual Meeting of Stockholders

Each member of Mattel’s Board is expected, but not required, to attend Mattel’s annual meeting of stockholders. There were 11 directors at the time of the 2013 Annual Meeting of Stockholders, and 11 attended the meeting.

Board Committees

Our Board has established six principal committees: the Audit Committee, the Governance and Social Responsibility Committee, the Compensation Committee, the Executive Committee, the Finance Committee and the Equity Grant Allocation Committee. Each of the Audit Committee, the Governance and Social Responsibility Committee and the Compensation Committee has a written charter that is reviewed annually and revised as appropriate. A copy of each of these committees’ current charter is available on our website at http://corporate.mattel.com/about-us/bios.aspx.

The current chairs and members of the committees are identified in the following table.

Director	Audit Committee	Governance and Social Responsibility Committee	Compensation Committee	Executive Committee	Finance Committee	Equity Grant Allocation Committee
Non-Employee Directors
Michael J. Dolan		M	C	M
Trevor A. Edwards		M
Dr. Frances D. Fergusson		C		M	M
Dominic Ng	M				M
Vasant M. Prabhu	M				M
Dr. Andrea L. Rich		M	M
Dean A. Scarborough			M	M	C
Christopher A. Sinclair*	C			C
Dirk Van de Put	M
Kathy White Loyd	M		M
Employee Director
Bryan G. Stockton						M

“C” Chair

“M” Member

* Independent lead director

Audit Committee

Mattel’s Audit Committee is chaired by Mr. Sinclair and includes Mr. Ng, Mr. Prabhu, Mr. Van de Put and Ms. White Loyd as members. The Board has determined that each member of the Audit Committee meets the SEC and Nasdaq independence requirements for members of audit committees. The Board has further determined that each member of the Audit Committee satisfies the “financial sophistication” requirements of the Nasdaq listing standards, and that Mr. Sinclair, the Chair of the Audit Committee, and Messrs. Ng, Prabhu and Van de Put are all “Audit Committee Financial Experts,” as such term is defined under SEC rules.

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THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

During 2013, the Audit Committee held 12 meetings.

The purpose of the Audit Committee is to provide assistance to the Board in fulfilling the Board’s oversight responsibilities regarding:

•	The quality and integrity of Mattel’s financial reports;

•	The independence, qualifications and performance of Mattel’s independent registered public accounting firm;

•	The performance of Mattel’s internal audit function; and

•	Mattel’s compliance with legal and regulatory requirements.

The Audit Committee has the sole authority to appoint or replace the independent registered public accounting firm. The committee is directly responsible for the compensation and oversight of the work of the independent registered public accounting firm for the purpose of preparing or issuing an audit report or related work. The independent registered public accounting firm reports directly to the committee.

The Audit Committee meets periodically, in separate executive sessions, with management, the Chief Legal Officer, the senior internal auditing officer and the independent registered public accounting firm. The committee may request any officer or employee of Mattel or Mattel’s outside counsel or independent registered public accounting firm to attend a meeting of the committee or to meet with any members of, or consultants to, the committee. The committee has the authority to retain independent legal, accounting or other advisors, to the extent it deems necessary or appropriate.

Additional duties and responsibilities of the Audit Committee are outlined in the committee’s charter, and include the following:

•	To pre-approve audit services, internal-control-related services and permitted non-audit services to be performed for Mattel by its independent registered public accounting firm;

•	To meet with the independent registered public accounting firm and management in connection with each annual audit to discuss the scope of the audit and the procedures to be followed;

•	To review and discuss Mattel’s quarterly and annual financial statements with management, the independent registered public accounting firm and the internal audit group;

•	To discuss with management and the independent registered public accounting firm Mattel’s practices with respect to risk assessment, risk management and critical accounting policies;

•	To review periodically with the Chief Legal Officer the implementation and effectiveness of Mattel’s compliance and ethics programs; and

•	To discuss periodically with the independent registered public accounting firm and the senior internal auditing officer the adequacy and effectiveness of Mattel’s accounting and financial controls, and consider any recommendations for improvement of such internal control procedures.

Governance and Social Responsibility Committee

Mattel has a Governance and Social Responsibility Committee chaired by Dr. Fergusson that includes Mr. Dolan, Mr. Edwards and Dr. Rich as members. All of the members of the committee are independent directors.

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THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

During 2013, the Governance and Social Responsibility Committee held five meetings.

The primary purposes of the Governance and Social Responsibility Committee are:

•	To assist the Board by identifying individuals qualified to become Board members, consistent with the criteria approved by the Board, and to select, or to recommend that the Board select, the director nominees for the next annual meeting of stockholders;

•	To assist the Board in evaluating potential executive candidates in succession planning;

•	To develop and recommend to the Board the Corporate Governance Guidelines applicable to Mattel;

•	To lead the evaluation of the Board’s performance;

•	To evaluate, and make recommendations to the Board regarding, the independence of the Board members;

•	To recommend to the Board nominees for each committee;

•	To assist the Board with oversight and review of social responsibility matters such as sustainability, corporate citizenship, community involvement, diversity and equal opportunity matters, global manufacturing principles, public policy matters and environmental, health and safety issues; and

•	To provide oversight with regard to philanthropic activities.

The committee also works closely with the Chief Executive Officer and other members of Mattel’s management to assure that the Company is governed effectively and efficiently, and has additional authority and responsibilities as specified in its charter.

Compensation Committee

Mattel has a Compensation Committee chaired by Mr. Dolan that includes Dr. Rich, Mr. Scarborough and Ms. White Loyd as members. All of the members of the committee are independent directors. We intend that the members also qualify as “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code and as “non-employee directors” within the meaning of the SEC’s Rule 16b-3.

During 2013, the Compensation Committee held six meetings.

The purpose of the Compensation Committee is to develop, evaluate and, in certain instances, approve or determine the compensation plans, programs and practices of Mattel. The committee has the authority to undertake and may exercise all of the powers of the Board with respect to the specific responsibilities listed in the committee’s charter, including:

•	Approving all forms of compensation to be provided to the Chief Executive Officer and executives in the executive leadership job level and above (Senior Vice Presidents and above) in Mattel’s compensation structure;

•	Annually reviewing and approving corporate goals and objectives relevant to the Chief Executive Officer, and reviewing and evaluating the Chief Executive Officer’s performance;

•	Administering Mattel’s short- and long-term incentive programs and equity compensation plans;

•	Reviewing the form and amount of non-employee Board of Directors’ compensation; and

•	Assessing material risks associated with our compensation structure, programs and practices generally.

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THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

In performing its duties, the Compensation Committee reports and, as appropriate, makes recommendations to the Board regarding executive compensation programs and practices. The Compensation Committee also informs the non-management directors of the Board of its decisions regarding compensation for the Chief Executive Officer and other senior executives and, at times, refers its decisions to the Board for ratification.

The Compensation Committee has access to, and in its discretion may meet with, any officer or other employee of Mattel or its subsidiaries. The committee meets at least once each calendar year without the Chief Executive Officer present, and often has executive sessions where no Mattel officer or employee is present. The committee may use the services of Mattel’s regular corporate legal counsel with respect to legal matters or, in its discretion, retain other legal counsel if it determines that such counsel is necessary or appropriate under the circumstances.

The Compensation Committee may, in its discretion, use a compensation consultant or other professional or expert to provide data and advice to the committee regarding the compensation of executives of Mattel and to assist the committee in performing its other responsibilities. The retention and, where appropriate, termination of any such compensation consultant are at the Compensation Committee’s sole discretion, and such decisions are made without the participation of any officer or other member of Mattel management. The Compensation Committee, in its sole discretion, approves the fees to the compensation consultant and any other terms related to the consultant’s engagement. The terms of the Compensation Committee’s charter require its compensation consultant to be “independent,” meaning it is free from any relationship with Mattel or its officers or other members of management that the committee determines, in its sole discretion, would interfere in the exercise of the independent judgment of the compensation consultant. In determining the independence of the compensation consultant, the terms of the Compensation Committee’s charter require it to consider the nature and extent of any services provided by the consultant to Mattel or to any executive or management of Mattel, other than at the committee’s discretion, and such other factors as the committee is required to consider pursuant to Nasdaq standards in effect from time to time.

The Compensation Committee has retained Frederic W. Cook & Co., Inc. (“Cook & Co.”) as its independent compensation consultant since August 2007 to provide the committee with advice and guidance on the design of Mattel’s executive compensation programs and the evaluation of our executive compensation. Cook & Co. has not performed and does not currently provide any services to management or Mattel. Each year the Compensation Committee reviews the independence of the compensation consultants and other advisors who provide advice to the Compensation Committee, employing the independence factors specified in the Nasdaq listing standards. The Compensation Committee has determined that Cook & Co. is independent within the meaning of the committee’s charter and Nasdaq listing standards, and the work of Cook & Co. for the committee does not raise any conflicts of interest. Cook & Co. attends Compensation Committee meetings and meets with the Compensation Committee without management. They provide the Compensation Committee with third-party data and analysis and advice and expertise on competitive compensation practices and trends, executive compensation plan and program design, and proposed executive and director compensation. Cook & Co. reports directly to the committee and, as directed by the

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THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

committee, works with management and the Chairman of the committee. In 2013, Cook & Co. assisted the Compensation Committee on the following matters:

•	Analyzing and advising on:

–	the base salaries, target and actual annual incentives, bonus leverage, long-term incentives, target and actual total direct compensation and all other compensation for our Chief Executive Officer and his direct reports as compared to the compensation of their counterparts at our comparator peer companies;

–	our annual incentive plan design, provisions and practices; and

–	our long-term incentive design, provisions and practices;

•	Reviewing and advising regarding our comparator peer companies;

•	Evaluating the specific elements of compensation of our Chief Executive Officer and his direct reports;

•	Assessing the risks of our compensation structure, programs and practices;

•	Reviewing and advising regarding our Compensation Recovery Policy;

•	Reviewing and advising on our 2013 Proxy Statement;

•	Providing the Compensation Committee with executive compensation regulatory and legislative updates; and

•	Advising regarding institutional advisers’ voting policies and market trends.

The Compensation Committee retains its authority over, and is responsible for, all compensation decisions.

Other Board Committees

Mattel has an Executive Committee chaired by Mr. Sinclair that includes Mr. Dolan, Dr. Fergusson and Mr. Scarborough as members. During 2013, the Executive Committee held no meetings. The Executive Committee may exercise all the powers of the Board, subject to limitations of applicable law, between meetings of the Board.

Mattel has a Finance Committee chaired by Mr. Scarborough that includes Dr. Fergusson, Mr. Ng and Mr. Prabhu as members. During 2013, the Finance Committee held five meetings. The committee’s primary functions are to advise and make recommendations to the Board with regard to Mattel’s use of available capital, including but not limited to dividends to stockholders, mergers and acquisitions and stock repurchase programs.

Mattel has an Equity Grant Allocation Committee with Mr. Stockton as the current sole member. The Equity Grant Allocation Committee’s primary function is to exercise the limited authority delegated to the committee by the Board and the Compensation Committee with regard to making annual and off-cycle equity compensation grants pursuant to Mattel’s 2010 Equity and Long-Term Compensation Plan to employees below the executive leadership job level.

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THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board Leadership Structure

Effective as of January 1, 2013, Bryan G. Stockton, Mattel’s Chief Executive Officer, succeeded Robert A. Eckert as Chairman of the Board following Mr. Eckert’s retirement as a director of Mattel. Mattel’s corporate governance documents provide the Board with maximum flexibility to select the appropriate leadership structure for the Company. The Board strongly believes at this time that the most effective Board leadership structure is Mr. Stockton serving as both Board Chairman and Chief Executive Officer and Mr. Sinclair serving as the Board’s independent lead director. As discussed below, the Board believes that this leadership structure at the present time strikes the optimal balance between unified leadership and effective independent oversight.

Mattel’s business is complex, and its products are sold throughout the world. Especially in this challenging economy, the Board believes that it is best for Mattel and its stockholders to have the same individual serve as Chairman and Chief Executive Officer. First, this structure promotes efficient Board meetings. A combined Chairman and Chief Executive Officer acts as a bridge between management and the Board, encouraging, along with the independent lead director, strong information flows so that both groups act with a common purpose. Second, this structure facilitates short-term crisis management and long-term strategic planning. The Chief Executive Officer has an in-depth knowledge of Company operations, as well as the industries and markets in which Mattel competes. As such, the Board believes that Mr. Stockton, rather than an outside director, is in the best position to bring valuable insights, business issues and market opportunities and risks to the Board’s attention for review and deliberation. Third, this Board leadership structure promotes decisive, unified leadership. With a combined Chairman and Chief Executive Officer, there is clarity about responsibility and accountability. Most importantly, combining the role of Chairman and Chief Executive Officer builds a cohesive corporate culture, allowing Mattel to speak with a single voice both inside and outside the Company.

The Board also recognizes the importance of strong independent Board leadership. Mattel’s Corporate Governance Guidelines require that the independent directors select an independent lead director when the Chairman is not independent. The independent directors have selected Mr. Sinclair to serve as the independent lead director. The Board believes that the independent lead director provides the same independent leadership, oversight and benefits for the Company and Board that would be provided by an independent Chairman. The independent lead director’s duties include the following significant responsibilities:

•	Presides at all meetings of the Board at which the Board Chairman is not present, including executive sessions of the independent directors;

•	Serves as liaison between the Board Chairman and the independent directors;

•	Approves information sent to the Board;

•	Approves meeting agendas for the Board;

•	Approves schedules of meetings to assure that there is sufficient time for discussion of all agenda items;

•	Has the authority to call meetings of the independent directors; and

•	If requested by major stockholders, ensures that he is available for consultation and direct communication.

Consistent with its commitment to good corporate governance practices, the Board evaluates the Board’s leadership structure periodically as well as whenever it elects a new Chief Executive Officer. As part of this

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THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

evaluation, the Board assesses which leadership structure is in the best interests of the Company and its stockholders and retains the authority to select a different leadership structure, including separating the positions of Chairman and Chief Executive Officer. For example, when Robert A. Eckert stepped down as Chief Executive Officer in December 2011 and was succeeded by Mr. Stockton, Mattel’s Board decided that Mr. Eckert should continue to serve as Chairman of the Board in order to facilitate continuity of Mattel’s senior leadership and so that the Board would continue to benefit from Mr. Eckert’s substantial knowledge of the operations, opportunities and challenges of Mattel and the industries in which it competes.

Board Risk Oversight

Role of Full Board in Risk Oversight

The full Board is responsible for overseeing Mattel’s ongoing assessment and management of risks impacting Mattel’s business. The Board engages in risk oversight throughout the year as a matter of course in fulfilling its role overseeing management and business operations, and specifically focuses on risks at one meeting held each year. The Board relies on Mattel’s management to identify and report on material risks, and relies on each of the Board’s committees to oversee management of specific risks related to each committee’s function.

Role of Management in Risk Oversight

Consistent with their role as active managers of Mattel’s business, our senior executive officers play the most active role in risk management, and the Board looks to such officers to keep the Board apprised on an ongoing basis about risks impacting Mattel’s business and how such risks are being managed. Each year as part of Mattel’s risk evaluation process performed by its internal audit team, Mattel’s most senior executive officers, including the Chief Legal Officer, provide input regarding material risks facing the business group or function that each manages. These risks are reviewed with the Audit Committee as part of seeking its approval of the internal audit plan for the next year, and later presented to the full Board along with a discussion of Mattel’s strategy for managing these risks. Since much of the Board’s risk oversight occurs at the committee level, Mattel believes that this annual process is important to ensure that all directors are aware of Mattel’s most material risks.

Role of Board Committees in Risk Oversight

The Board’s committees assist the full Board in overseeing many of the risks facing Mattel’s business.

The Audit Committee discusses with management Mattel’s material financial reporting and accounting risk exposures and the steps management has taken to monitor and control such exposures, including Mattel’s risk assessment and risk management policies and procedures. The Audit Committee is also responsible for overseeing Mattel’s compliance risk, which includes risk relating to compliance with laws and regulations, policies and procedures.

The Compensation Committee oversees any risks presented by Mattel’s compensation programs and practices, including those that may relate to pay mix, range and sensitivity of performance-based variable plans, selection of performance measures, goal setting process, and the checks and balances on the payment of compensation. See “Compensation Risk Review” for a more detailed description of the Compensation Committee’s review of potential pay risk.

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THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

The Finance Committee oversees risks relating to capital allocation and deployment, including Mattel’s credit facilities and debt securities, capital expenditures, dividend policy, and mergers and acquisitions. The Finance Committee also oversees third party risk, which includes risks arising from customers, suppliers, subcontractors, creditors, debtors, counterparties in hedging transactions and others.

The Governance and Social Responsibility Committee oversees and reviews with management risks relating to: succession planning, environmental and health and safety compliance, sustainability, corporate citizenship, community involvement, diversity, equal opportunity, philanthropy and charitable contributions, stockholder proposals dealing with governance or social responsibility matters, and public policy and governmental relations.

Code of Conduct

Our Board has adopted a Code of Conduct, which is a general statement of Mattel’s standards of ethical business conduct. The Code of Conduct applies to all of our employees, including our Chief Executive Officer and our Chief Financial Officer. Certain provisions of the Code of Conduct also apply to members of the Board in their capacity as Mattel’s directors. The Code of Conduct covers topics including, but not limited to, conflicts of interest, confidentiality of information and compliance with laws and regulations. We intend to disclose any future amendments to certain provisions of our Code of Conduct, and any waivers of provisions of the Code of Conduct required to be disclosed under the rules of the SEC or listing standards of Nasdaq, on our website at http://corporate.mattel.com/about-us/ethics.aspx.

Communications with the Board

The independent directors of Mattel have unanimously approved a process by which stockholders of Mattel and other interested persons may send communications to any of the following: (a) the Board, (b) any committee of the Board, (c) the independent lead director or (d) the independent directors. Such communications should be submitted in writing by mailing them to the relevant addressee at the following address:

[Addressee]

c/o Secretary, Mail Stop M1-1516

Mattel, Inc.

333 Continental Boulevard

El Segundo, CA 90245-5012

Any such communications will be relayed to the Board members who appear as addressees, except that the following categories of communications will not be so relayed, but will be available to Board members upon request:

•	Communications concerning company products and services;

•	Solicitations;

•	Matters that are entirely personal grievances; and

•	Communications about litigation matters.

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THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Corporate Governance Documentation and How to Obtain Copies

Mattel is committed to having solid standards of corporate governance. Current copies of the following materials related to Mattel’s corporate governance standards and practices are available publicly on Mattel’s corporate website at http://corporate.mattel.com/about-us/corporate-governance.aspx.

•	Board of Directors Amended and Restated Guidelines on Corporate Governance;

•	Information on Board and Committee membership and biographies of Board members;

•	Audit Committee Charter;

•	Compensation Committee Charter;

•	Governance and Social Responsibility Committee Charter;

•	Code of Conduct;

•	Restated Certificate of Incorporation;

•	Amended and Restated Bylaws;

•	Director Nominations Policy;

•	Audit Committee Complaint Procedure;

•	Policy on Adoption of a Shareholder Rights Plan; and

•	Golden Parachute Policy.

A copy of any or all of these documents may also be obtained, free of charge, by mailing a request in writing to: Secretary, Mail Stop M1-1516, Mattel, Inc., 333 Continental Boulevard, El Segundo, CA 90245-5012.

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REPORT OF THE AUDIT COMMITTEE

AUDIT MATTERS

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission (“SEC”) or subject to Regulations 14A or 14C of the Securities Exchange Act of 1934, as amended (“Exchange Act”), or the liabilities of Section 18 of the Exchange Act. The Report of the Audit Committee shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent Mattel specifically incorporates it by reference.

The Audit Committee’s responsibility is to assist the Board in its oversight of:

•	the quality and integrity of Mattel’s financial reports;

•	the independence, qualifications and performance of PricewaterhouseCoopers LLP (“PwC”), Mattel’s independent registered public accounting firm;

•	the performance of Mattel’s internal audit function; and

•	the compliance by Mattel with legal and regulatory requirements.

Management of Mattel is responsible for Mattel’s consolidated financial statements as well as Mattel’s financial reporting process, disclosure controls and procedures, and internal control over financial reporting.

PwC is responsible for performing an integrated audit of Mattel’s annual consolidated financial statements and of its internal control over financial reporting.

In this context, the Audit Committee has reviewed and discussed with management, the senior internal auditing officer of Mattel, and PwC, the audited financial statements of Mattel as of and for the year ended December 31, 2013 and Management’s Report on Internal Control Over Financial Reporting. Management has confirmed to the Audit Committee that, as required by Section 404 of the Sarbanes-Oxley Act, management has evaluated the effectiveness of Mattel’s internal control over financial reporting using the framework in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations (“COSO”) of the Treadway Commission. Based on this evaluation, management concluded that Mattel’s internal control over financial reporting was effective as of December 31, 2013.

PwC has expressed its opinion that:

•	Mattel’s consolidated financial statements present fairly, in all material respects, its financial position as of December 31, 2013 and 2012, and its results of operations and cash flows for each of the three years in the period ended December 31, 2013 in conformity with accounting principles generally accepted in the United States of America; and

•	Mattel has maintained, in all material respects, effective internal control over financial reporting as of December 31, 2013, based on criteria established in Internal Control – Integrated Framework issued by COSO.

In addition, Mattel’s Chief Executive Officer and Chief Financial Officer reviewed with the Audit Committee, prior to filing with the SEC, the certifications that were filed pursuant to the requirements of the Sarbanes-

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REPORT OF THE AUDIT COMMITTEE

Oxley Act and the disclosure controls and procedures management has adopted to support the certifications. The Audit Committee periodically meets in separate executive sessions with management, the Chief Legal Officer, the senior internal auditing officer and PwC. Each of PwC, the senior internal auditing officer, the Chief Financial Officer and the Chief Legal Officer has unrestricted access to the Audit Committee.

The Audit Committee has discussed with PwC the matters required to be discussed by Auditing Standard No. 16, “Communications with Audit Committees”, as adopted by the Public Company Accounting Oversight Board (the “PCAOB”). In addition, the Audit Committee has received the written disclosures and the letter from PwC required by the PCAOB regarding the firm’s independence from Mattel and has also discussed with PwC the firm’s independence from Mattel.

The Audit Committee has also considered whether PwC’s provision of non-audit services to Mattel is compatible with maintaining the firm’s independence from Mattel.

The members of the Audit Committee are not engaged in the accounting or auditing profession and, consequently, are not experts in matters involving accounting or auditing, including the subject of auditor independence. As such, it is not the duty of the Audit Committee to plan or conduct audits or to determine that Mattel’s consolidated financial statements fairly present Mattel’s financial position, results of operations and cash flows and are in conformity with accounting principles generally accepted in the United States of America and applicable laws and regulations. Each member of the Audit Committee is entitled to rely on:

•	the integrity of those persons within Mattel and of the professionals and experts (such as PwC) from which the Audit Committee receives information;

•	the accuracy of the financial and other information provided to the Audit Committee by such persons, professionals or experts absent actual knowledge to the contrary; and

•	representations made by management or PwC as to any information technology services of the type described in Rule 2-01(c)(4)(ii) of Regulation S-X and other non-audit services provided by PwC to Mattel.

Based on the reports and discussions described above, the Audit Committee recommended to the Board that the audited financial statements be included in Mattel’s Annual Report on Form 10-K for the year ended December 31, 2013, for filing with the SEC.

AUDIT COMMITTEE

Christopher A. Sinclair (Chair)

Dominic Ng

Vasant M. Prabhu

Dirk Van de Put

Kathy White Loyd

March 26, 2014

40	Mattel, Inc. 2014 Proxy Statement

FEES INCURRED FOR SERVICES BY PRICEWATERHOUSECOOPERS LLP

FEES INCURRED FOR SERVICES BY PRICEWATERHOUSECOOPERS LLP

The following table summarizes the fees accrued by Mattel for audit and non-audit services provided by PricewaterhouseCoopers LLP during fiscal years 2013 and 2012:

Fees	2013	2012
Audit fees(1)	$7,303,000	$7,156,000
Audit-related fees(2)	$212,000	$267,000
Tax fees(3)	$1,926,000	$3,494,000
All other fees	—	—
Total	$9,441,000	$10,917,000

(1) Audit fees consisted of fees for professional services provided in connection with the integrated audit of Mattel’s annual consolidated financial statements and the audit of internal control over financial reporting, the performance of interim reviews of Mattel’s quarterly unaudited financial information, comfort letters, consents and statutory audits required internationally.

(2) Audit-related fees consisted primarily of agreed upon procedures engagements and the audits of employee benefit plans.

(3) Tax fees principally included (i) tax compliance and preparation fees (including fees for preparation of original and amended tax returns, claims for refunds and tax payment-planning services) of $783,000 for 2013 and $865,000 for 2012, and (ii) other tax advice, tax consultation and tax planning services of $1,143,000 for 2013 and $2,629,000 for 2012.

The Audit Committee charter provides that the Audit Committee pre-approves all audit services and permitted non-audit services to be performed for Mattel by its independent registered public accounting firm, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act.

In addition, consistent with SEC rules regarding auditor independence, the Audit Committee has adopted a Pre-Approval Policy, which provides that the Audit Committee is required to pre-approve the audit and non-audit services performed by our independent registered public accounting firm. The Pre-Approval Policy sets forth procedures to be used for pre-approval requests relating to audit services, audit-related services, tax services and all other services and provides that:

•	The term of the pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period or the services are specifically associated with a period in time;

•	The Audit Committee may consider the amount of estimated or budgeted fees as a factor in connection with the determination of whether a proposed service would impair the independence of the registered public accounting firm;

•	Requests or applications to provide services that require separate approval by the Audit Committee are submitted to the Audit Committee by both the independent registered public accounting firm and the Chief Financial Officer or Controller, and must include a joint statement as to whether, in their view, the request or application is consistent with the rules of the SEC on auditor independence;

•	The Audit Committee may delegate pre-approval authority to one or more of its members, and if the Audit Committee does so, the member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting; and

•	The Audit Committee does not delegate to management its responsibilities to pre-approve services performed by the independent registered public accounting firm.

All services provided by our independent registered public accounting firm in 2013 were pre-approved in accordance with the Audit Committee’s Pre-Approval Policy.

Mattel, Inc. 2014 Proxy Statement	41

COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION DISCLOSURE

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis (“CD&A”) describes our executive compensation programs for our 2013 fiscal year named executive officers (“NEOs”), who were:

•	Bryan G. Stockton, our Chairman of the Board & Chief Executive Officer;

•	Kevin M. Farr, our Chief Financial Officer;

•	Timothy J. Kilpin, our Executive Vice President, Global Brands Team – Boys & Girls;

•	Geoff M. Massingberd, our Executive Vice President, International; and

•	Robert Normile, our Executive Vice President, Chief Legal Officer & Secretary.

Corporate Objectives and Strategies

Our corporate objectives are to grow our share in the marketplace, continue to improve our operating margins and create long-term stockholder value. To achieve these objectives, management has established the following strategies:

•	The first strategy is to deliver consistent growth by investing in our core brands, optimizing entertainment partnerships, building new franchises, and working to expand and leverage our international footprint.

•	The second strategy is to optimize operating margins through sustaining gross margins within the low-to-mid 50% range in the near-term and above 50% in the long-term, and delivering on cost savings initiatives.

•	The third strategy is to generate significant cash flow and continue our disciplined, opportunistic and value-enhancing deployment.

Compensation Programs

Our compensation programs are designed to:

•	Reward strong Company financial performance and stock price appreciation, consistent with our corporate objectives;

•	Link pay opportunity to Company performance, focusing on pay for performance;

•	Provide responsible and balanced incentives;

•	Attract and retain high-caliber executive leadership;

•	Provide competitive compensation within the consumer products market; and

•	Be mindful of the concerns of our stockholders and good governance practices.

42	Mattel, Inc. 2014 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Strong Say-On-Pay Support

Our stockholders approved the 2012 compensation

of our NEOs with over 96% approval.

In light of this overwhelming support of our 2012 say-on-pay stockholder advisory vote and the tie between our compensation opportunities and our financial and stock price performance, our Compensation Committee made no significant changes to the overall design of our compensation programs during 2013. Our Compensation Committee will continue to work to ensure that management’s interests are aligned with our stockholders’ interests to support long-term value creation.

EXECUTIVE SUMMARY

2013 Financial Performance

Our 2013 financial performance was less than anticipated, due in part to fourth quarter US market sales not meeting expectations; however, we expanded our gross margins, saw our stock price increase and provided additional value to our stockholders through increased return of cash.

•	During 2013, we paid annual total dividends of $1.44 per share, which reflects an increase of over 16% from 2012, and we repurchased 11 million shares of our common stock at a cost of approximately $469 million (increased from $78 million in 2012).

•	Our stock price increased from $36.62 to $47.58 during 2013 (from December 31 to December 31), reflecting a one-year Total Stockholder Return(1) (“TSR”) of over 34% compared to our peer group one-year median TSR of 37%.

•	Our stock appreciation also yielded a three- and five-year TSR of 28% and 29%, respectively. This compares to our peer group three- and five-year median TSR of 22% and 21%, respectively.

(1) Total Stockholder Return represents the annualized rate of return reflecting price appreciation plus reinvestment of monthly dividends and the compounding effect of dividends paid on reinvested dividends over such period.

Our stock price appreciation and ability to return cash to our stockholders was due in large part to our strong balance sheet and our ability to continue to deploy capital effectively. Some of our key financial performance measures are illustrated in the following table.

Financial Measure	2013	2012	Percentage Change
Net Sales	$6.48 billion	$6.42 billion	1%
Operating Income	$1.17 billion	$1.02 billion	14	%(1)
Earnings per share (EPS)	$2.58	$2.22	16	%(1)
Net cash flow from operations	$698 million	$1.28 billion	(45%)

(1) The 2012 results reflect a litigation charge arising from the litigation between Mattel and MGA Entertainment, Inc., which resulted in reductions to operating income and net income of $137.8 million and $87.1 million, respectively (“Litigation Charge”). The Litigation Charge also negatively impacted earnings per share by $0.25 per share.

Mattel, Inc. 2014 Proxy Statement	43

COMPENSATION DISCUSSION AND ANALYSIS

Pay-for-Performance Alignment

We believe that our executive compensation programs have been effective at incentivizing results by appropriately aligning pay and performance.

The following table demonstrates our pay-for-performance model by showing our CEO’s total direct compensation (“TDC”) (comprised of base salary, annual cash incentive under the Mattel Incentive Plan (“MIP”) and equity-based long-term incentives (“LTIs”) as reported in the Summary Compensation Table) against the changes to Mattel’s indexed TSR over the last five fiscal years. The compensation shown below is for Mr. Eckert as our CEO through 2011, and for Mr. Stockton as our CEO since January 1, 2012.

* The number shown above as the indexed TSR for each year is based on the dollar amount a stockholder would have held at the end of the indicated fiscal year assuming that such stockholder invested $100 in Mattel common stock on December 31, 2008.

2013 Annual Cash and Equity-Based LTIs Linked to Performance

We believe a significant percentage of incentive compensation should be in the form of “at risk” pay tied to our measurable performance.

Consistent with this focus, the largest portion of our executives’ compensation is in the form of performance-based annual cash incentive under the MIP and equity-based LTIs. Our equity-based LTIs are comprised of long-term performance-based restricted stock units (“Performance RSUs”), stock options and time-vested restricted stock units (“RSUs”).

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COMPENSATION DISCUSSION AND ANALYSIS

Our Annual Cash Incentives Emphasize Profitability, Cash and Working Capital Management

Under our annual cash incentive plan, the MIP, we evaluate our Company performance based on three measures that we believe drive value for our stockholders:

•	Adjusted Operating Profit – used for planning, forecasting and assessing the core operating performance of our business;

•	Adjusted Free Cash Flow – used to evaluate the effectiveness of our operations to generate cash that is available to finance our operations and enhance stockholder returns through our strong quarterly dividends, strategic acquisitions and investments and share repurchases; and

•	Gross Profit as a Percentage of Net Sales – a key measure of the underlying strength of our operating performance and the strength of our brands in the market place, as well as reflective of our overall ability to price for innovation and manage costs.

In 2013, under the MIP, we achieved:

•	52.5% of target for our annual adjusted operating profit goal (39.4% after 75% weighting);

•	121.2% of target for our annual adjusted free cash flow goal (30.3% after 25% weighting); and

•	annual gross profit as a percentage of net sales of 53.6%, resulting in a 121.9% multiplier of the amounts earned under the first two financial measures.

Based on this Company performance, the annual incentive payouts to our NEOs based on our Company performance resulted in an earned payout of 85.0% of target MIP opportunity, which was reduced in the discretion of the Compensation Committee to 72.0% of target MIP opportunity. This discretionary reduction was based in part on the recommendation of our CEO, in light of our overall financial performance relative to net sales and operating results and to better align earnouts of our NEOs with other senior executives. Messrs. Stockton, Farr and Normile accordingly received an annual incentive payout of 72% of target MIP opportunity for 2013. Mr. Kilpin’s MIP opportunity was based 50% on Company performance, 35% on Global Brands Team - Boys & Girls (“GBT Boys & Girls”) performance and 15% on Worldwide Mattel Brands performance. Mr. Massingberd’s MIP opportunity was based 50% on Company performance, 35% on International Division performance and 15% on Worldwide Mattel Brands performance. Based on the performance of the GBT Boys & Girls (84.3% of target), International Division (123.3% of target) and Worldwide Mattel Brands (0% of target), Mr. Kilpin’s payout was 62.2% of his target MIP opportunity, and Mr. Massingberd’s payout was 75.8% of his target MIP opportunity.

Our Equity-Based Performance RSUs Emphasize TSR, Net Sales, Operating Results and Capital Deployment

Our Long-Term Incentive Program (“LTIP”) is for a select group of our senior executives under which every three years we grant Performance RSUs that vest based on our annual financial performance (performance-related component) and our stock performance (market-related component) over the three-year performance cycle. We believe that granting Performance RSUs every three years, rather than annually with overlapping cycles, provides greater emphasis on the connection between our performance and the compensation paid to our executives, focuses our executives on specific financial and stock performance goals, provides greater retention value and aligns more closely with our three-year business planning cycle.

Mattel, Inc. 2014 Proxy Statement	45

COMPENSATION DISCUSSION AND ANALYSIS

The measures for the 2011-2013 Performance RSUs are:

•	Annual Net Operating Profit After Taxes, Less a Capital Charge (“NOPAT-CC”) – focuses our executives on improving operating profits while effectively deploying capital and ultimately creating value for stockholders;

•	Annual Net Sales – added for the 2011-2013 LTIP performance cycle and reflects the underlying momentum and growth of our business; and

•	Relative Three-Year TSR – underscores the connection between executive pay and stockholders’ interests by measuring our ability to provide greater return to our stockholders than other companies, as compared to the TSR of the companies in the S&P 500.

The financial performance goals (NOPAT-CC and annual net sales) under the performance-related component are separately established and measured for each year of the three-year performance cycle and then averaged together at the end of the three-year period, while the market-related component, or TSR, is measured over the full three-year performance cycle. Our Performance RSUs are denominated and paid in shares, which provides additional alignment with stockholders’ interests as the value of the shares will depend on our stock price. Dividend equivalents are paid in shares when and to the extent the Performance RSUs are earned and paid in shares.

Under our 2011-2013 LTIP, the 2013 annual performance-related component was achieved at 44.6% of target, based upon:

•	59.5% of target was achieved in respect of the NOPAT-CC goal (44.6% after 75% weighting); and

•	threshold performance was not achieved with respect to the net sales goal (0% after 25% weighting).

As 2013 was the last year of the three-year performance cycle, the achievement of the 2013 annual financial performance measures was averaged with the achievements of the 2011 and 2012 annual financial performance measures and resulted in a 96.1% average earnout over the three-year performance cycle for the performance-related component. This three-year average performance earnout was then modified based on our strong achievement of TSR for the three-year performance cycle relative to companies in the S&P 500. Our TSR for the three-year performance cycle was at the 84th percentile of the S&P 500, and as a result the average performance earnout percentage was increased by 50 percentage points. This resulted in a total LTIP earnout of 146.1% of the target number of shares earned during the three-year performance cycle. Dividend equivalent shares were issued in an amount equal to 11% of the Performance RSUs earned.

46	Mattel, Inc. 2014 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Pay Mix Tied To Measurable Performance and Stockholders’ Interests

We believe our pay mix should promote alignment with stockholders’ interests and provide the greatest emphasis on long-term performance.

Our Compensation Committee has designed and developed our executive compensation programs so that a significant percentage of annual compensation is delivered in the form of equity, rather than cash, which promotes alignment with stockholders’ interests and creates incentives for long-term performance. A substantive portion of the total target direct compensation for our NEOs, ranging between approximately 70% to 87%, is performance-based and “at risk.” The charts below show the total target direct compensation mix for 2013 for Mr. Stockton as CEO and the average for the other NEOs.

* Total Target Direct Compensation is the sum of annual base salary, annual incentive (MIP) target, annual LTI target value (i.e., annualized LTIP Performance RSU target value, plus annual target dollar value of stock options and time-vested RSUs – see chart on page 57).

Our equity-based LTIs are a key component of our executive compensation, with awards ranging between approximately 50% and 66% of our NEOs’ compensation opportunities in 2013. Our equity programs include both long-term goals and multi-year vesting to create incentives for our executives to sustain performance over the long term, as well as to encourage retention.

Our equity-based LTIs have been designed as a portfolio mix of the following components:

•	Performance RSUs – awarded every three years under our LTIP, with shares earned based on a performance-related component, with annual goals for each year in the three-year performance cycle, and a three-year relative TSR market-related component;

•	Stock options – annual grants that have value only with stock price appreciation and continued service over time; and

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COMPENSATION DISCUSSION AND ANALYSIS

•	Time-vesting RSUs – annual grants that put significant value at risk and are effective as an ownership and retention tool.

We view stock options as performance-based, as by their nature they do not deliver any value or return to the executive unless there is appreciation in our stock price. We believe stock options align the executives’ interests with stockholders’ interests by providing the opportunity for executives to realize value only when our stock price increases. Time-vesting RSUs also align executives’ interests with stockholders’ interests as the value delivered corresponds to the market value of our common stock.

Good Governance and Best Practices

We are committed to having strong governance standards with respect to our compensation programs and practices that are mindful of the concerns of our stockholders.

What We Do

✓	Compensation Recovery Policy – In 2013, our Board adopted a Compensation Recovery Policy applicable to our Section 16 officers that permits our Compensation Committee to require forfeiture or reimbursement of certain cash and equity that was paid, granted or vested based upon the achievement of financial results that, when recalculated to include the impact of a material financial restatement, were not achieved, whether or not fraud or misconduct was involved.

✓	Best Practices Executive Severance Plan (“Severance Plan”) – Our Severance Plan provides consistent benefits among the participants and reflects current compensation best practices and trends, which include:

–	Double-trigger equity acceleration for all equity awards;

–	Severance benefit levels set at a multiple of two times of base salary and annual incentive for our CEO and participating NEOs; and

–	Bonuses for the year of termination based on actual performance.

✓	Meaningful Stock Ownership Guidelines – Our guidelines align our executives’ long-term interests with those of our stockholders and discourage excessive risk-taking. Our guidelines have been revised, effective January 1, 2014, to require stock ownership levels as a value of Mattel shares equal to a multiple of base salary (CEO at 6x, CFO at 4x and other NEOs at 3x), consistent with market practices and with retention requirements until the ownership guidelines are met.

✓	Total Target Direct Compensation at Median of Peer Group – Target total direct compensation for our NEOs is aligned generally at the median of our comparator peer group.

✓	Independent Compensation Consultant – Our Compensation Committee engages its own independent compensation consultant, Frederic W. Cook & Co., Inc. (“Cook & Co.”), who performs an annual comprehensive market analysis of our executive compensation programs and pay.

✓	Annual Risk Assessment – Based on our annual risk assessment, our compensation programs do not present any risk that is reasonably likely to have a material adverse effect on Mattel.

✓	Annual Comparator Peer Group Review – Our Compensation Committee, in conjunction with Cook & Co., reviews the makeup of our comparator peer group annually and makes adjustments to the composition of the group as it deems appropriate.

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COMPENSATION DISCUSSION AND ANALYSIS

What We Don’t Do

ÑNo Excise Tax Gross-Ups – We do not provide any gross-ups of excise taxes on severance or other payments in connection with a change of control.

ÑNo Continuation of Fringe Benefits – We do not continue certain executive fringe benefits pursuant to our Severance Plan.

ÑNo Tax Gross-Up Payments on Perquisites – We do not provide tax gross-up payments other than in the limited circumstances for business-related relocations and related international tax compliance that are under our control, are at our direction, benefit our business operations and are generally available to other employees.

Ñ No Hedging or Pledging Permitted – We generally do not permit our Board members, officers and employees to engage in hedging transactions or to pledge or use Mattel shares as collateral for loans.

Mattel, Inc. 2014 Proxy Statement	49

COMPENSATION DISCUSSION AND ANALYSIS

ELEMENTS OF COMPENSATION

Philosophy and Objectives

In the consumer products market where we compete for talent, base salary, annual cash incentive, equity-based LTIs, benefits and perquisites, and severance and change-of-control benefits are all components of a competitive and effective overall executive compensation package. The table below lists the elements of our executive compensation programs and how they relate to our philosophy and objectives.

Element of Compensation	Objective

Base Salary	• Provide fixed income for financial certainty and stability • Reward individual performance • Attract and retain executives

Annual Cash Incentive

• Incentivize and motivate executives to meet or exceed our short-term business and financial objectives

• Hold executives accountable for performance against financial performance goals

• Promote team orientation by encouraging participants in all areas of the Company to work together to achieve common Company goals

• Attract and retain executives

Equity-Based Long-Term Incentives • Performance RSUs • Stock Options • Time-Vesting RSUs

• Incentivize and motivate executives to achieve key long-term business strategies and objectives

• Align executives’ interests with stockholders’ interests

• Foster a long-term focus to increase stockholder value

• Encourage executive stock ownership

• Attract and retain executives

Benefits and Perquisites	• Provide for safety and wellness of executives • Provide income security for retirement • Enhance executive productivity • Attract and retain executives

Severance and Change-of-Control Benefits

• Provide income security

• Allow our executives to continue to focus their attention on our business operations in the face of the potentially disruptive impact of a proposed change of control transaction and to assess takeover bids objectively without regard to the potential impact on their own job security

• Attract and retain executives

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COMPENSATION DISCUSSION AND ANALYSIS

Base Salary

Our Compensation Committee reviews the base salaries of our CEO and his direct reports at its first meeting of each year. Our CEO typically provides our Compensation Committee with his recommendation regarding merit increases to base salary for each of these executives other than himself. Merit increases to base salaries are driven primarily by our CEO’s evaluation of individual performance, market competitive factors and our corporate merit budget. Our CEO’s base salary is determined by our Compensation Committee in an executive session with input from Cook & Co., without the presence of our CEO.

Given our emphasis on performance-based compensation and because our salaries were already in a market competitive range, our CEO recommended, and our Compensation Committee determined, that none of our NEOs would receive a merit increase in base salary for 2013.

In light of 2013 financial performance, and to promote internal equity, our CEO recommended, and our Compensation Committee agreed, that there be no annual merit base salary increases for our NEOs for 2014.

Annual Cash Incentive

The MIP, our annual cash incentive plan, provides our NEOs and approximately 11,000 other global employees with the opportunity to earn annual cash incentive compensation based on achievement of our short-term financial and business objectives. The MIP:

•	Links pay to performance and puts a meaningful portion of compensation at risk based on Company and business group financial success;

•	Provides a competitive level of targeted annual pay to attract and retain key talent;

•	Promotes team orientation by encouraging all areas of Mattel to work together to achieve common Company goals; and

•	Provides appropriate reward leverage and risk for threshold to maximum performance.

Our Compensation Committee believes that it is important to have our corporate executives’ annual incentives tied to overall Company results and have business group leaders’ annual incentives additionally tied to the performance of the business groups that they manage and for which they are accountable, as shown in the table below. This table also shows the target MIP opportunities for 2013, expressed as a percentage of base salary, for each of our NEOs under the MIP.

Mr. Stockton’s target MIP opportunity was increased from 130% to 150% of his base salary effective 2013 in connection with his assumption of the duties of Chairman of the Board, in lieu of base salary increases over the past two years, and to maintain market competitiveness. Messrs. Massingberd’s and Kilpin’s target MIP opportunities were increased for 2013 to 70% of base salary (from 65% for Mr. Massingberd and 60% for Mr. Kilpin) to reflect each of Mr. Massingberd’s and Mr. Kilpin’s division leadership job level within our internal compensation structure and to be more competitive within the market. Our internal compensation structure was realigned to the market in 2013 to recognize the scope of our key division leadership roles that have primary responsibility over our business groups. Messrs. Farr’s and Normile’s target MIP opportunities for 2013 were set at the same level as in 2012.

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COMPENSATION DISCUSSION AND ANALYSIS

Name	2013 Target MIP Opportunity as a % of Base Salary	2013 Performance Measure
Bryan G. Stockton	150%	100% Company
Kevin M. Farr	70%	100% Company
Timothy J. Kilpin	70%	50% Company 35% GBT Boys & Girls 15% WW Mattel Brands
Geoff M. Massingberd	70%	50% Company 35% International Division 15% WW Mattel Brands
Robert Normile	65%	100% Company

Under the MIP, actual annual incentives payable to our NEOs may be between 0% and 200% of the executive’s target MIP opportunity, based on our attainment of the pre-established financial performance goals. Our Compensation Committee believes the structure of the MIP is market competitive and encourages behavior that benefits the Company and the business group or corporate function over which the executive has primary responsibility.

Company Performance Measures

At its March 2013 meeting, our Compensation Committee set the performance measures under the MIP for our NEOs, which measures were based on objective criteria intended to satisfy the “performance-based” compensation requirements under Section 162(m) of the Internal Revenue Code.

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COMPENSATION DISCUSSION AND ANALYSIS

In order to focus our annual incentives on multiple performance measures that each drive stockholder value, our Compensation Committee adopted three Company-wide performance measures for the MIP, as set forth in the following table.

Measure		Definition	Purpose
Measures emphasize: • profitability in absolute terms and as a percentage of revenue and • cash and working capital management	Adjusted Operating Profit (75%)	Adjusted operating income, plus/minus non-operating income/expense	Plan and measure the core operating performance of our business and its profitability in absolute terms
	Adjusted Free Cash Flow (25%)	Adjusted cash flows from operating activities, less capital expenditures, such as purchases of tools, dies, molds, and other property, plant and equipment	Evaluate the effectiveness of our operations at generating cash that is available to finance our operations and enhance stockholder returns through our strong quarterly dividends, strategic acquisitions and investments and share repurchases
	Gross Profit as a Percentage of Net Sales (+/- percentage earned by up to 25% of percentage earned)	Gross profit dollars as a percentage of net sales	Measures the strength of our brands in the market place and the underlying strength of our operating performance; Measures our overall ability to price for innovation and input costs

Additionally, in order to improve alignment with stockholders’ interests and ensure that events outside the control of management do not unduly influence the achievement of the performance measures, actual results are adjusted for the impact of the adoption of new accounting pronouncements, impact of specified strategic initiatives, expenses, and unusual items. In 2013, actual results for these measures were adjusted for an intangible impairment, litigation costs and resolution of legal disputes, foreign exchange, severance payments, the devaluation of the Venezuelan currency and higher than planned cash tax payments.

The portion of our executives’ target MIP opportunities that is tied to these Company financial measures is based on an aggregate weighted performance payout percentage that may range between 0% and 200% of target annual incentive, determined in accordance with the following formula.

Adjusted Operating Profit +	Adjusted Free Cash Flow x	Gross Profit as a Percentage of Net Sales
75% weighting	25% weighting	Increase/Decrease percentage earned by up to 25% of percentage earned
% Earned After Weighting	% Earned After Weighting	Effect of Multiplier
Threshold – 30%	Threshold – 10%	Threshold – decrease by 25% earned
Target – 75%	Target – 25%	Target – no change
Maximum – 120%	Maximum – 40%	Maximum – increase by 25% earned

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COMPENSATION DISCUSSION AND ANALYSIS

For any annual cash incentive to be payable under the MIP, the Company’s adjusted operating profit must be greater than the threshold established by our Compensation Committee at the beginning of the year. Presuming this threshold is achieved, without giving effect to the multiplier, performance under the MIP can result in percentages earned ranging from 30% for threshold performance (under only the adjusted operating profit measure) to a maximum of 160% for maximum performance under both financial measures. The multiplier based on our gross profit as a percentage of net sales results in increasing or decreasing the weighted total percentage earned by an amount up to 25% of such total percentage earned. As a result, the annual incentive opportunity, after giving effect to the potential multiplier, could range from 22.5% at threshold (if actual adjusted operating profit is met at threshold and actual adjusted free cash flow is below threshold) to 200% at maximum, determined as follows:

•	Threshold percentage: threshold adjusted operating profit percentage earned of 30% x multiplier, which decreases the percentage earned by 7.5% (i.e., 25% of 30%) = 22.5% threshold earnout.

•	Maximum percentage: maximum adjusted operating profit percentage earned of 120% + maximum adjusted free cash flow percentage earned of 40% = 160% x multiplier, which increases percentage earned by 40% (i.e., 25% of 160%) = 200% maximum earnout.

The table below shows the actual levels achieved in 2013 relative to the 2013 financial performance goals established by our Compensation Committee and the performance percentage earned (but not paid) after giving effect to weighting based on such performance for our NEOs. Target Adjusted Free Cash Flow was set at $513 million based on estimated working capital usage for 2013, which is lower than 2012 actual results primarily as a result of the payment of the Litigation Charge in 2013. Target gross profit as a percentage of net sales was set at 52.9% based on the estimated impact of cost pressures and product mix, partially offset by pricing.

Company Measure(1)	Threshold (millions)	Target (millions)	Maximum (millions)	2013 Actual (millions)	Percentage of Target Achieved	Weighted Performance Earnout Percentage
Adjusted Operating Profit (75%)	$1,170	$1,238	$1,306	$1,184	52.5%	39.4%
Adjusted Free Cash Flow (25%)	$413	$513	$613	$548	121.2%	30.3%
Combined earned performance percentage (before Multiplier)	40%	100%	160%			69.7%
Gross Profit % of Net Sales (Multiplier)	52.1%	52.9%	53.7%	53.6%		Multiplier (by 121.9%)
Total Company Performance Earnout						85.0%

Approved Compensation Committee Earnout with Discretionary Reduction	72.0%

(1) Linear interpolation between the threshold and target level and between the target and maximum level are applied for each measure.

Business Group Performance Measures

For Mr. Massingberd, 50% of his target annual incentive opportunity under the MIP was based on the Company performance earnout percentage as described in the table above, and the other 50% was based on the performance of the International Division (35%) and Worldwide Mattel Brands (15%). For Mr. Kilpin, 50% of his target annual incentive opportunity under the MIP was based on the Company performance earnout, and the other 50% was based on the performance of GBT Boys & Girls (35%) and Worldwide Mattel Brands (15%). The performance measures for the International Division were operating profit less

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working capital charge, times a multiplier based on the International Division’s gross profit as a percentage of net sales. For Worldwide Mattel Brands and for GBT Boys & Girls, the performance measures were the sum of (i) the group’s U.S. operating profit less inventory charge, plus (ii) the non-U.S. operating profit for the group at planned overhead less inventory charge, times a multiplier based on the group’s gross profit as a percentage of net sales. Threshold performance under each of these financial measures earns 40%, target performance earns 100% and maximum performance earns 160%, which are then adjusted up or down by 25% of such percentage based on the gross profit as a percentage of net sales multiplier for the applicable group. The following table sets forth the target and actual results, after permitted adjustments, for each group’s applicable operating profit and gross profit as a percentage of net sales measures and the performance percentage earned for that measure, which is then subject to the weightings above.

Business Group	Target Applicable Operating Profit (millions)	Actual Applicable Operating Profit (millions)	% Earned based on Applicable Operating Profit	Target Applicable Gross Profit % of Net Sales	Actual Applicable Gross Profit % of Net Sales	Effect of Applicable Gross Margin Profit % of Net Sales	Performance Percentage Earned
International	$481	$480	98.6%	53.2%	54.7%	125.0%	123.3%
WW Mattel Brands	$1,341	$1,222	0.0%	50.0%	50.6%	118.9%	0.0%
GBT Boys & Girls	$1,048	$1,010	67.5%	54.6%	55.7%	125.0%	84.3%

Based on 35% weighting for International Division performance at 123.3% of target, 15% weighting for Worldwide Mattel Brands performance at 0.0% of target and 50% weighting of Company performance at 85.0% of target, Mr. Massingberd would have earned 85.6% of his target annual incentive opportunity. Based on 35% weighting for GBT Boys & Girls performance at 84.3% of target, 15% weighting for Worldwide Mattel Brands performance at 0.0% of target and 50% weighting of Company performance at 85.0% of target, Mr. Kilpin would have earned 72.0% of his target annual incentive opportunity.

Reduced 2013 MIP Payouts

The Compensation Committee determined that the annual incentives payable for 2013 for each of our NEOs would be reduced by approximately 13% from what would have been payable in accordance with Company performance under the pre-established MIP Company financial performance measures set forth above. This discretionary reduction was based in part on the recommendation of our CEO, in light of our overall financial performance relative to Company net sales and operating results and to better align earnouts of our NEOs with other senior executives. As a result, our NEOs, other than Messrs. Kilpin and Massingberd, were paid annual incentives for 2013 at 72.0% of their target MIP opportunities (instead of 85.0%), and Mr. Massingberd was paid an annual incentive at approximately 75.8% of his target MIP opportunity (instead of 85.6%), while Mr. Kilpin was paid an annual incentive at approximately 62.2% of his target MIP opportunity (instead of 72.0%).

2014 MIP

For 2014, our Compensation Committee approved an annual incentive design under the MIP that is substantially similar to the design used in 2013, with the exception that a net sales measure was added.

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COMPENSATION DISCUSSION AND ANALYSIS

2013 Discretionary Bonus to Mr. Kilpin

In January 2014, the Compensation Committee approved a special achievement award to Mr. Kilpin in the amount of $75,000, in recognition of his outstanding leadership in new brand development and innovation that is expected to contribute to and impact Mattel’s future success.

Equity-Based LTIs

Our equity-based LTIs are aimed at focusing our NEOs on achieving our long-term financial goals, stock performance and strategic objectives and rewarding growth in stockholder value that is sustained over several years. Equity-based LTIs align our executives’ interests with those of our stockholders.

Our current portfolio approach to LTIs includes the following components:

•	Performance RSUs – awarded every three years under our LTIP, with shares earned based on a performance-related component with annual financial performance goals for each year in the three-year performance cycle and a three-year relative TSR market-related component;

•	Stock Options – annual grants that have value only with stock price appreciation and continued service over time; and

•	Time-vesting RSUs – annual grants that put significant value at risk and are effective as an ownership and retention tool.

LTI Annual Target and Granted Values

The LTI annual target value approach takes into account that the Performance RSUs are not granted each year, but instead are granted every third year under our LTIP. For purposes of determining the LTI annual target values, generally one-third of the total value of the Performance RSUs granted for the three-year performance cycle, as determined at the time of grant, is allocated to each year of the performance cycle. Each year, this one-third allocated portion of the total value attributable to the Performance RSUs is subtracted from the total LTI annual target value for that year, and the remaining LTI annual target value for that year is then allocated equally to stock options and time-vesting RSUs.

Consistent with prior years, the 2013 annual equity grants were made using a value approach. An LTI annual target value was approved by our Compensation Committee for each job level based on a set target amount, with a set maximum amount. Then the Compensation Committee approved the annual long-term incentive grant dollar amount (“LTI annual grant value”) for each NEO. The LTI annual grant values were then converted into shares on the grant date. This approach provides consistent and predictable levels of value delivered and expense incurred. In general, we have had fairly consistent LTI annual target and grant values since 2008, with some increased target and grant values based on market competitiveness, to reflect promotions, increased responsibilities and retention concerns.

Our NEOs’ 2013 LTI annual target values were the same as in 2012. These same target values were granted to our NEOs in 2013 and 2012 to maintain market competitiveness of our LTI program, as well as total target direct compensation. The following table shows our NEOs’ 2013 LTI annual target and granted dollar values.

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2013 LTI Annual Target and Granted Dollar Values

Name	Previously Awarded Performance RSUs (annualized)(1) (thousands)	Stock Options (thousands)	Time-Vesting RSUs (thousands)	Total LTI Annual Target and Granted Value (thousands)
Bryan G. Stockton	$1,833	$1,833	$1,833	$5,500
Kevin M. Farr	$400	$675	$675	$1,750
Timothy J. Kilpin	$200	$367	$367	$934
Geoff M. Massingberd	$267	$367	$367	$1,000
Robert Normile	$267	$367	$367	$1,000

(1) The amount in the “Previously Awarded Performance RSUs (annualized)” column refers to one-third of the total target value of the Performance RSUs awarded in 2011, with the exception of Mr. Stockton whose 2013 Performance RSU award value is comprised of one-third of his 2011 Performance RSU award and one-half of his 2012 Performance RSU award. No Performance RSUs were awarded in 2013.

At the time of grant, each type of equity grant is converted into shares. When the Performance RSUs were awarded in 2011 for the three-year performance cycle, the total dollar value of the Performance RSUs was converted into a number of RSUs on the grant date by dividing the full value of the Performance RSUs by the adjusted average closing stock price for the two months prior to the start of the LTIP performance cycle.

Each year, the dollar value for stock options is converted into the number of shares underlying the options to be granted by dividing the dollar value of the options by the Black-Scholes valuation model percentage multiplied by the closing stock price on the grant date.

Each year, the dollar value for time-vesting RSUs is converted into the number of RSUs to be granted by dividing the dollar value of the RSUs by the closing stock price on the grant date. Our Compensation Committee approves the methodology and assumptions used to determine equity awards granted each year.

LTI Components

The following describes the three equity components of our LTI.

Performance RSUs – 2011-2013 LTIP

Our LTIP provides for awards every three years of Performance RSUs that are earned over the subsequent three-year performance cycle. In March 2011, our Compensation Committee established the 2011-2013 LTIP with a performance cycle that began on January 1, 2011 and ended on December 31, 2013. We currently use a successive three-year performance cycle with no overlap. This aligns with our business strategic planning approach, as we include annual financial performance measures for each year within the 2011-2013 performance cycle and a three-year TSR modifier. The Performance RSUs are earned and converted to shares of common stock, if any, after our Compensation Committee’s determinations are made at the conclusion of the three-year performance cycle as to our performance under the pre-established financial performance measures and TSR modifier. The 2011-2013 LTIP is intended to satisfy the performance-based compensation requirements under Section 162(m) of the Internal Revenue Code.

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COMPENSATION DISCUSSION AND ANALYSIS

The measures under the 2011-2013 LTIP are as set forth in the following table.

Measure		Definition	Results	Purpose
Performance-Related Component	NOPAT-CC (75%)

Annual Net Operating Profit After Tax, Less a Capital Charge (“NOPAT-CC”).

Adjusted for the impact of: (i) the adoption of new accounting pronouncements and (ii) certain strategic initiatives and unusual items

			Measures performance annually; Annual earnouts are averaged over the three-year performance period	Focuses executives on improving operating profits while effectively deploying capital and ultimately creating value for stockholders.
	Net Sales (25%)	GAAP top line item. No adjustment	Measure performance annually; Annual earnouts are averaged over the three-year performance period	Encourages and rewards executives for market share and top-line growth and drives performance consistent with investor expectations.
Market-Related Component	TSR (Modifier)	Ranking of Company’s relative total stockholder return within the S&P 500	Measure over the three- year performance period; Results in decrease or increase of performance percentage earned under the performance-related component	Provides an additional link between incentive pay and stockholders’ interests, encourages long-term growth and measures our ability to outperform other companies

The financial performance goals for the performance-related component of the LTIP are set annually by our Compensation Committee. Measuring our performance against annual goals improves the goal-setting and performance-measurement process by eliminating multi-year goals that are difficult to set, especially in a turbulent economy. Under FASB ASC Topic 718, the grant date fair value of the financial performance measures under the Performance RSUs are determined annually based on the probable outcome of the financial performance goals established for that year under the Performance RSUs. This separate annual grant date fair value of the financial performance measures is reflected in the Summary Compensation Table for each separate year in the three-year performance cycle. The three-year TSR modifier, as a market-related component under the accounting rules, results in the Summary Compensation Table showing an increased value in only the first year of the performance cycle because FASB ASC Topic 718 requires that the grant date fair value in the year of grant (2011 for the outstanding Performance RSUs) include the full grant date fair value for the TSR modifier, which is determined in accordance with a Monte Carlo valuation.

Under the 2011-2013 LTIP:

•	At the beginning of each year in the three-year performance cycle, our Compensation Committee sets the annual NOPAT-CC and net sales target goals for that year. The performance earnout (ranging from 37.5% to maximum of 150%) for each year in the performance cycle is determined based on our achievement of the annual NOPAT-CC and net sales goals. If the minimum or threshold level is met for the NOPAT-CC measure alone, the performance earnout is 37.5%; if the target level for both measures is

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met, the performance earnout is 100%; and if the maximum level for both measures is met or exceeded, the performance earnout is 150%. Performance for levels achieved between threshold, target and maximum are linearly interpolated.

•	At the end of the three-year performance cycle, the performance earnouts for the three years are averaged.

•	The three-year average performance earnout under the performance-related component is then adjusted based on our achievement of TSR relative to the S&P 500 TSR for the three-year performance cycle.

–	If our TSR for the three-year performance cycle is at or below the 25th percentile of the S&P 500, the three-year average performance earnout of the performance-related component is adjusted down 50 percentage points.

–	If our TSR is at the 50th percentile, there is no change to the three-year average performance earnout.

–	If TSR is at or above the 75th percentile, the three-year average performance earnout of the performance-related component is increased by 50 percentage points.

–	The adjustments for levels achieved between the 25th, 50th and 75th percentiles are linearly interpolated. These TSR targets and point modifiers were established at the commencement of the 2011-2013 LTIP performance cycle.

–	At maximum performance of the performance-related component and maximum performance of TSR, the total LTIP earnout would equal 200% of the target Performance RSUs awarded.

The following table shows the goals for annual NOPAT-CC (weighted 75%) and net sales (weighted 25%) set by our Compensation Committee at the beginning of each year, and our actual results for these measures.

	Measure	Threshold (millions)	Target (millions)	Maximum (millions)	Actual (millions)		Absolute Percentage of Target Achieved	Weighted Performance Percentage Achieved
2011	NOPAT-CC (75% weighting)	$270.7	$318.5	$366.3	$344.4	(1)	127.1%	95.3%
	Net Sales (25% weighting)	$6,130.7	$6,252.3	$6,366.3	$6,266.0		106.0%	26.5%
	2011 Earnout							121.8%
2012	NOPAT-CC (75% weighting)	$266.9	$319.8	$372.6	$366.8	(1)	144.4%	108.3%
	Net Sales (25% weighting)	$6,407.4	$6,578.7	$6,741.5	$6,420.9		54.0%	13.5%
	2012 Earnout							121.8%
2013	NOPAT-CC (75% weighting)	$352.9	$406.9	$460.9	$363.2	(1)	59.5%	44.6%
	Net Sales (25% weighting)	$6,686.5	$6,860.1	$7,024.2	$6,484.9		0%	0%
	2013 Earnout							44.6%
Three-Year Average Earnout							96.1%
Three-Year Relative TSR Modifier Earnout – 84th percentile of the S&P 500(2)							+50%
Total LTIP Earnout							146.1%

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COMPENSATION DISCUSSION AND ANALYSIS

(1) In 2011, 2012 and 2013, actual results for the NOPAT-CC measure were adjusted for litigation costs and resolutions of legal disputes, intangible impairment, acquisition and integration-related expenses and adjustments, the devaluation of Venezuelan currency and severance payments.

(2) Our TSR for the three year performance cycle was at the 84th percentile relative to the S&P 500 TSR over the same period.

At the time that the goals are set by our Compensation Committee, it is substantially uncertain that they will be achieved. Based on historical performance and current economic conditions, although attainment of the target performance level is uncertain, it can reasonably be anticipated that threshold performance may be achieved. The target and maximum goals represent increasingly challenging levels of performance and take into account the overall market, Company strategy and delivery of returns to stockholders. Our Compensation Committee materially increased the NOPAT-CC and net sales goals for 2013 as compared to 2012, employing these same principles, and considering our performance in 2012.

The 2011-2013 LTIP Performance RSU awards have dividend equivalent rights that are converted to shares of Mattel common stock only when and to the extent the underlying Performance RSUs are earned and paid in shares of Mattel common stock. Executives are entitled to receive dividend equivalents on shares actually earned at the end of the three-year performance cycle based upon satisfaction of the financial performance goals and the TSR modifier. Dividend equivalents are assumed to be reinvested in shares as of the closing price on the ex-dividend date, and participate in future dividend distributions, for all dividends during the three-year performance cycle. The additional shares resulting from dividend equivalent credits are set forth in following table.

LTIP 2011-2013 Performance Cycle Actual Payout

Name	Target Performance RSUs Awarded	Actual Performance RSU Shares Earned	Dividend Equivalent Shares Earned	Total Shares Earned
Bryan G. Stockton(1)	182,334	255,936	24,051	279,987
Kevin M. Farr	48,622	71,037	7,814	78,851
Timothy J. Kilpin	24,311	35,518	3,907	39,425
Geoff M. Massingberd	32,415	47,358	5,210	52,568
Robert Normile	32,415	47,358	5,210	52,568

(1) In connection with Mr. Stockton’s promotion to CEO on January 1, 2012, Mr. Stockton received an additional Performance RSU award on January 3, 2012 with target Performance RSUs of 81,037 (included in the chart above), to be earned based on the achievement of the annual NOPAT-CC and net sales targets for 2012 and 2013 (as shown above), which is averaged over the two-year period and resulted in a performance earnout of 83.2%, and adjusted based on the achievement of TSR for the three-year performance cycle beginning on January 1, 2011 and ending on December 31, 2013, an increase of 50%, resulting in total earnout of 133.2%. The dividend equivalent shares earned on these Performance RSUs are related only to dividends declared after the grant date, and thus from January 3, 2012 to December 31, 2013. The additional award resulted in Mr. Stockton earning 107,941 shares and 7,772 dividend equivalent shares (7.2%), which are included in the chart above, for the Performance RSUs awarded in connection with his promotion to CEO.

Performance RSUs – 2014-2016 LTIP

In March 2014, our Compensation Committee established the 2014-2016 LTIP, with a performance cycle that began on January 1, 2014 and will end on December 31, 2016. The structure, performance-related component and market-related component of the 2014-2016 LTIP are substantially similar to those of the 2011-2013 LTIP.

For our NEOs, the following table shows the target Performance RSUs awarded on March 26, 2014 under the 2014-2016 LTIP and the maximum number of shares our NEOs may earn as of the grant date, based on the performance-related component and the TSR market-related component.

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COMPENSATION DISCUSSION AND ANALYSIS

LTIP 2014-2016 Performance Cycle Payout Range

Name	Target Performance RSUs Awarded	Maximum Shares Opportunity (as of January 1, 2014)(1)
Bryan G. Stockton	154,538	309,076
Kevin M. Farr	49,171	98,342
Timothy J. Kilpin	33,717	67,434
Geoff M. Massingberd	33,717	67,434
Robert Normile	28,098	56,196

(1) These amounts do not factor in the dividend equivalent rights, as the amounts of the dividends paid on Mattel’s common stock during the three-year performance cycle is unknown at this time.

Stock Options and Time-Vesting RSUs – Annual Grants

Included in our portfolio approach to equity-based LTIs, our Compensation Committee annually approves awards of:

•	Stock options – vest in three equal annual installments on the first through third anniversaries of the grant date. The stock option term is 10 years. Stock options align the executives’ interests with stockholders’ interests by providing the opportunity for executives to realize value only when our stock price increases. Furthermore, if the stock price increases, the three-year vesting period helps to retain executives. However, if our stock price does not increase, then the stock options provide no value to executives.

•	Time-Vesting RSUs – vest 50% on the second and third anniversary of the grant date. In contrast to stock options, time-vesting RSUs have some value regardless of whether our stock price increases or decreases. Moreover, the holders of time-vesting RSUs receive quarterly cash dividend equivalent payments. The delayed commencement of vesting until the second anniversary promotes retention. As a result, time-vesting RSUs help to secure and retain executives and instill an ownership mentality over the three-year vesting period.

Thus, while all three equity components of the LTI annual target values link our executives’ pay to stockholder value, Performance RSUs and stock options put significant compensation value at risk in relation to increases in stockholder value, while time-vesting RSUs are particularly effective as a retention and stock ownership tool.

Benefits and Perquisites

Retirement Plans

Our NEOs participate in the same broadly-based benefit plans as our other U.S. employees. In addition, we provide NEOs certain executive benefits, which are not provided to other employees generally, to promote tax efficiency or to replace benefit opportunities that are not available to executives because of regulatory limits. These include:

•	The 2005 Supplemental Executive Retirement Plan (“SERP”), our supplemental, non-qualified pension plan for a select few of the most senior executives, is intended to provide supplemental retirement income and additional security to covered participants, aids in retention and builds long-term commitment to Mattel. No new participants have been added to the SERP since 2001, and as a result, Messrs. Kilpin and Massingberd do not participate in the SERP.

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COMPENSATION DISCUSSION AND ANALYSIS

•	The Mattel, Inc. Deferred Compensation and PIP Excess Plan (“DCP”), our non-qualified deferred compensation plan, provides our U.S.-based executives a mechanism to defer compensation in excess of the amounts that are legally permitted to be deferred under our tax-qualified, 401(k) savings plan (“401(k) Plan”). Together, the 401(k) Plan and the DCP allow participants to set aside amounts as tax-deferred savings for their retirement. Similar to the 401(k) Plan, the DCP provides for Company automatic contributions and matching contributions, both of which are at the same levels as the Company contributions in the 401(k) Plan, which is available to the general employee population. Our Compensation Committee believes the opportunity to defer compensation is a competitive benefit that enhances our ability to attract and retain talented executives while building plan participants’ long-term commitment to Mattel. The return on the deferred amounts is linked to the performance of market-based investment choices made available in the plan.

•	Pursuant to his letter agreement dated June 25, 2008, Mattel is obligated to credit Mr. Massingberd’s DCP account in the amount of 10% of his base salary each year until he reaches age 60.

Perquisites and other Personal Benefits

We offer perquisites to our executives to attract and retain key executive talent and provide a benefit to Mattel as well as the executive.

•	Car Allowance – We provide our executives with a monthly car allowance, which is intended to cover expenses related to the lease, purchase, insurance and maintenance of their vehicle and to allow our executives to fulfill their job responsibilities that involve extensive regional travel to the offices of clients and business partners. We provide this allowance in lieu of tracking and providing mileage reimbursement to executives who use their vehicles more frequently for business. The monthly amount of the allowance is based on the executive’s job level.

•	Financial Counseling Services – We provide financial counseling and tax return preparation service through a third-party financial service to assist with regulatory compliance and to provide guidance in managing complex investment, tax and legal matters. We believe that providing this service gives our executives a better understanding of their compensation and benefits and their value, allowing them to concentrate on the Company’s future success.

•	Executive Physical – We provide annual executive physical examination and diagnostic service costs. We believe that the executive physical helps ensure the health of our executives and provides a retention tool at a reasonable cost to the Company.

•	Relocation Assistance – In circumstances where the Company is recruiting an executive candidate who would have to relocate to accept our job or promotion offer, we provide such executives with relocation assistance pursuant to the Company’s standard relocation program, which includes travel, shipping household goods, temporary housing and participation in a home sale program. These expenses benefit the Company, are business-related and are expenses that the executive incurs as a direct result of the Company’s request. Our relocation program is an important tool for us to recruit and retain key management talent and allocate our talent as best fits the Company’s objectives.

No Tax Gross-Ups

The Company does not provide tax gross-up payments to our executives in connection with perquisites and benefits, other than for relocation expenses and related international tax compliance costs, as we believe such relocation expenses benefit the Company, are business-related and are expenses that the executive incurs as a direct result of the Company’s request.

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COMPENSATION DISCUSSION AND ANALYSIS

Severance and Change-of-Control Benefits

Messrs. Stockton, Farr and Normile participate in the Mattel, Inc. Executive Severance Plan (“Severance Plan”). The Severance Plan creates consistency in executive severance benefits for participants by eliminating individual employment agreements, and our Compensation Committee believes such plan is reflective of current compensation practices and trends. Under the Severance Plan, benefits are only provided if an executive’s employment is terminated by Mattel without cause or by the executive for good reason. No benefits are provided under the Severance Plan if there is only a change of control without a qualifying termination of employment. The Severance Plan provides a severance benefit multiple cap of two times base salary and annual incentive and does not provide for excise tax gross ups. See “Potential Payments Upon Termination or Change of Control” for a description of the benefits payable under the Severance Plan.

Our Compensation Committee believes that the Severance Plan is essential to fulfill our objective to recruit, retain and develop key, high-quality management talent in the competitive market because such an arrangement provides reasonable protection to the executive in the event that he or she is not retained under specific circumstances. Further, severance provisions in the Severance Plan are intended to facilitate changes in the leadership team by setting terms for the termination of an NEO in advance, thus allowing a smooth transition of responsibilities when it is in the best interest of the Company. Change of control provisions in the Severance Plan are intended to allow executives to focus their attention on our business operations in the face of the potentially disruptive impact of a proposed change of control transaction, to assess takeover bids objectively without regard to the potential impact on their own job security and to allow for a smooth transition in the event of a change of control of Mattel. These factors are especially important in light of the executives’ key leadership roles at Mattel.

Messrs. Kilpin and Massingberd do not participate in the Severance Plan and instead, are each party to a letter agreement with Mattel that provides for severance. Mr. Kilpin’s letter agreement provides for up to two years of base salary, with a minimum of 18 months base salary, if his employment is terminated by Mattel without cause. Mr. Massingberd’s letter agreement provides for two years of base salary if his employment is terminated by Mattel without cause.

Stock Ownership Guidelines

We have had stock ownership guidelines for our NEOs and certain other senior executives since 2001. Under these guidelines, the targeted stock ownership levels for our NEOs and certain other executives are established as a multiple of base salary, converted to fixed number of shares using an average stock price over the three years prior to the date the target levels were established. The target ownership for each NEO varies by job level and is set forth below. Generally, NEOs have five years from the date their target levels were established to meet the guidelines.

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COMPENSATION DISCUSSION AND ANALYSIS

2013 NEO Minimum Stock Ownership Guidelines

Name	Targeted Stock Ownership (# of Shares)	Stock Ownership Deadline	Guideline Met
Bryan G. Stockton	285,000	12/31/2015	–(1)
Kevin M. Farr	80,000	12/31/2011	Yes
Timothy J. Kilpin	40,000	12/31/2015	Yes
Geoff M. Massingberd	60,000	8/31/2012	Yes
Robert Normile	60,000	12/31/2011	Yes

(1) As of March 21, 2014, Mr. Stockton met the targeted stock ownership guidelines.

The following shares count toward the targeted stock ownership guidelines:

•	Shares that are directly owned by the executive;

•	Shares that are beneficially owned by the executive, such as shares held in “street name” through a broker or shares held in a trust;

•	RSUs granted to the executive that have vested and settled in shares of stock;

•	Amounts invested in Mattel stock under the 401(k) Plan; and

•	Amounts credited to the executive’s account that are deemed to be invested in Mattel stock under the DCP.

Our Compensation Committee monitors progress towards meeting the guidelines and may take each executive’s progress into account in determining future equity grants.

2014 NEO Minimum Stock Ownership Guidelines

In July 2013, after consultation with Cook & Co. regarding market practices and review of Cook & Co.’s recommendations, our Compensation Committee adopted revised stock ownership guidelines for our NEOs and other executives who report directly to our CEO, to be effective January 1, 2014. Under the new guidelines, the targeted stock ownership is established as a value of Mattel shares equal to a multiple of base salary, as set forth below, instead of a fixed number of shares (as was under the previous guidelines).

Name	Multiple of Salary Value	Guideline Met as of 3/21/14
Bryan G. Stockton	6x	Yes
Kevin M. Farr	4x	Yes
Timothy J. Kilpin	3x	Yes
Geoff M. Massingberd	3x	Yes
Robert Normile	3x	Yes

Generally, executive officers have five years from the date the new target levels were established to meet the new guidelines. Thus, each NEO has until December 31, 2018 to meet the new guidelines. If the target level ownerships are not met within the compliance deadline, the new guidelines require the executive officers to retain 100% of after-tax shares acquired from equity awards until the guidelines are met. Our Compensation Committee believes these changes better align our policy with best practices, particularly the requirement to hold shares until the guidelines are met.

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COMPENSATION DISCUSSION AND ANALYSIS

Insider Trading Policy

Mattel has an insider trading policy that, as implemented, generally prohibits Board members, officers and employees from engaging in short-term or speculative transactions in Mattel’s shares, including short sales, transactions in publicly-traded options and other derivative securities, hedging transactions, holding Mattel shares in a margin account and pledging or using Mattel shares owned as collateral for loans.

Recoupment of Compensation

In 2013, our Board adopted a new compensation recovery policy (“Clawback Policy”) that, at the discretion of our Compensation Committee, requires forfeiture or reimbursement of certain cash and equity incentive compensation that was paid, granted or vested based on financial results that, when recalculated to include the impact of a material financial restatement, were not achieved. The Clawback Policy applies to incentive compensation paid, granted or vested, within three years preceding the material financial restatement, to all then current and former Section 16 officers. If the covered employee did not engage in misconduct in connection with the material financial restatement, our Compensation Committee may recover the excess incentive compensation determined based on the restated financials. If the covered employee engaged in misconduct in connection with the material financial restatement, our Compensation Committee may recover the full amount of incentive compensation paid, granted or vested based on financial results that were impacted by the restatement. Our Compensation Committee believes this policy encourages outstanding leadership, accountability and responsible management that benefits the growth of Mattel, and is aligned with good governance practices.

In order to better align executives’ long-term interests with those of Mattel and its subsidiaries and affiliates, our 2010 Equity and Long-Term Compensation Plan (“2010 Plan”) and our 2005 Equity Compensation Plan (“2005 Plan”) provide that, subject to certain limitations, Mattel may terminate outstanding grants, rescind exercises, payments or deliveries of shares pursuant to grants, and/or recapture proceeds of a participant’s sale of shares of Mattel common stock delivered pursuant to grants if the participant violates specified confidentiality and intellectual property requirements or engages in certain activities against the interest of Mattel or any of its subsidiaries and affiliates. These provisions apply only to grants made to employees for services as such, and they do not apply to participants following any severance that occurs within 24 months after a change of control.

Our SERP provides that we can take back benefits from an executive who goes to work for one of our competitors or otherwise engages in behavior that is damaging to Mattel. The purpose of this provision is to impose appropriate limitations on the compensation that executives receive and retain if they choose to join a competitor, and to align the executives’ compensation with the value they deliver to Mattel, not to prevent executives from leaving Mattel to join a competitor, nor to punish executives who choose to do so.

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COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE COMPENSATION PROCESS AND GOVERNANCE

We are committed to having strong governance standards with respect to our compensation programs and practices.

Roles and Expert Independent Advice

Independent Compensation Committee

Our executive compensation programs are designed and administered under the direction and control of our Compensation Committee. Our Compensation Committee is comprised solely of independent directors, who review and approve our overall executive compensation programs and practices and set the compensation of our senior executives.

Independent Compensation Consultant

Cook & Co. is our Compensation Committee’s independent compensation consultant. Our Compensation Committee has determined that Cook & Co. is independent and does not have any conflicts of interests with the Company. Cook & Co. provides a number of services to our Compensation Committee throughout the year, and typically provides a comprehensive market analysis of our compensation programs in May of each year. We have planned this review for mid-year in order to take into account the compensation decisions made at the beginning of the year relating to executives’ past performance and the comparative data that is then available from SEC filings, and thus to better inform our Compensation Committee’s decisions regarding equity awards to be granted in August of each year. See “Board Committees – Compensation Committee” section of this Proxy Statement for detailed discussion of the services provided by Cook & Co. in 2013.

CEO and the Human Resources Department

While our Compensation Committee has overall responsibility for establishing the elements, level and administration of our executive compensation programs, our CEO and members of our Human Resources Department routinely participate in this process, providing requested data, presentations, analyses and proposals. Our CEO generally performs the performance reviews of each of his direct reports and makes recommendations to our Compensation Committee regarding adjustments to base salary, target and actual annual incentives and long-term equity award target and grant values for his direct reports and other senior executives. Our CEO’s recommendations are one of the factors considered by our Compensation Committee in making its determinations. When appropriate, however, our Compensation Committee meets in an executive session without management, including when our CEO’s compensation is being approved. In performing its duties, our Compensation Committee makes recommendations to our Board regarding the executive compensation programs and practices. Our Compensation Committee informs the non-management directors of our Board of its decisions regarding compensation for our CEO and his direct reports and other senior executives.

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Reviews and Process

Market Competitiveness Review

We evaluate the overall competitiveness of our executives’ total direct compensation annually. Certain components of our executives’ actual compensation is determined primarily by operational and business group financial performance, reflecting our pay-for-performance philosophy.

Annually, our Compensation Committee commissions Cook & Co. to perform a comprehensive market analysis of our executive compensation programs and total direct compensation, which is presented to our Compensation Committee in May. This market analysis is reviewed against the compensation decisions of our Compensation Committee regarding base salaries and annual incentives made earlier in the year and the decisions regarding the proposed annual equity award targets and grants to be made in August. In November 2012, Cook & Co. reviewed our comparator peer group and made recommendations for certain changes. In May 2013, Cook & Co. evaluated our executive total direct compensation as compared to the executive total direct compensation at our 19-company comparator peer group (discussed below), based on information from their most recent SEC filings. Cook & Co.’s May 2013 report included the base salaries, target and actual annual incentives, bonus leverage, target and actual long-term incentives, target and actual total direct compensation and all other compensation for our NEOs as compared to the compensation of their counterparts at our comparator peer companies. The report also provided an analysis of our annual incentive plan design, and found that our annual incentive plan structure is similar to those at our comparator companies with respect to performance measurement and plan leverage. Finally, the report provided an analysis of our long-term incentive practices. It indicated that, similar to our equity-based LTIs, most of our comparator peer companies also have “balanced” long-term incentive programs, with two or more grant types.

Comparator Peer Group

As a global consumer goods company, we compete for executive talent with, and our comparator peer group is made up of, a large range of companies that are category leaders in the consumer products, apparel and fashion, food and beverage, retail, and entertainment and leisure industries. We consider Mattel to be a branded consumer goods company with franchise brands, and we recognize the value and importance of other category leaders to capture a diverse representation of the various markets and areas in which we compete for executive talent. Our Compensation Committee determined that it was appropriate to have a more diverse comparator peer group beyond toy companies, as there are not enough publicly-reporting toy companies, and those that are publicly-reporting companies are generally not comparable to us in size. Our comparator peer companies are comparable to us in their orientation, business model, size (as measured by revenue, net income growth, employees and market capitalization) and global scale and reach. Compensation paid by this comparator peer group is representative of the compensation we believe is required to attract, retain and motivate our executive talent. Our Compensation Committee, in conjunction with Cook & Co., reviews the makeup of this group annually and makes adjustments to the composition of the group as it deems appropriate.

In November 2012, Cook & Co. reviewed our comparator peer group and made recommendations for certain changes. The 2013 comparator peer group was designed to continue to fall between about one-third to three times our size, measured by revenue and market capitalization, and to position Mattel closer to the median under these measures. Pursuant to Cook & Co.’s review of our comparator peer group, our Compensation Committee determined to remove four companies and add five companies for 2013. Based

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on Cook & Co.’s recommendations, our Compensation Committee removed the following three companies from our peer group due to the sale or spin-off of product lines/segments that made these companies no longer relevant: Liz Claiborne, Inc. (currently Fifth & Pacific Companies, Inc.), Avery Dennison Corporation and Fortune Brands (currently Beam). In addition, NIKE, Inc. was removed as it was too large (revenue and market capitalization), and therefore, no longer fit our peer group size criteria. The following five companies were added to our 2013 comparator peer group: Energizer Holdings, Inc., PVH Corp., Ralph Lauren Corporation, The J.M. Smucker Company and Tiffany & Co. These companies were chosen as they are category leaders with recognizable brands in the consumer products manufacturing industries and met our peer group size criteria. In addition, our Compensation Committee also considered whether the comparator peer companies had similar pay models and reasonable compensation practices, as well as whether the companies were listed as peers of our other peer group companies. The 2013 comparator peer group was comprised of the following 19 companies:

Mattel’s Comparator Peer Group for Executive Compensation as of May 2013
Avon Products, Inc.	General Mills, Inc.	L Brands, Inc. (formerly Limited Brands, Inc.)
Campbell Soup Company	Hasbro, Inc.	Newell Rubbermaid, Inc.
The Clorox Company	H.J. Heinz Company	PVH Corp.
Coach, Inc.	The Hershey Company	Ralph Lauren Corporation
Energizer Holdings, Inc.	The J.M. Smucker Company	Tiffany & Co.
Estee Lauder Companies, Inc.	Kellogg Company	V.F. Corporation
Gap, Inc.

Tally Sheets

As part of our Compensation Committee’s annual compensation review process, our Human Resources Department prepares, and reviews with Cook & Co. and our Compensation Committee, comprehensive tally sheets illustrating the total compensation for the most recent two years of our CEO and his direct reports, which includes our NEOs. Although tally sheets do not drive individual executive compensation decisions, the tally sheets are used so that our Compensation Committee is aware of the total compensation of these executives. Total compensation includes the executives’ base salary; target and actual annual cash incentives; equity-based LTI annual target and grant values, including Performance RSUs, stock options and time-vesting RSUs; perquisites, retirement benefits and other compensation. The tally sheets also show each executive’s holdings of Mattel common stock, actual and estimated dividend equivalent payments, and accumulated value and unrealized gains under prior equity-based compensation awards at various stock prices (realized and realizable pay). In conjunction with the review of tally sheets, our Compensation Committee reviews ten-year compensation histories of potential NEOs, and the potential severance and change-of-control benefits that would be payable to executives under the Severance Plan.

Equity Grant Procedures

Our Compensation Committee approves all equity grants to all senior executives who are in the executive leadership job level and above in Mattel’s compensation structure. For grants to employees below the executive leadership job level, our Board has delegated the authority to an Equity Grant Allocation Committee, subject to certain limitations, to approve annual and off-cycle equity compensation grants (such as grants to employees who are newly hired or newly promoted). Mr. Stockton was the sole member of the committee in 2013.

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COMPENSATION DISCUSSION AND ANALYSIS

Like other public companies, we seek to implement equity compensation grant procedures that are intended to comply with evolving best practices, taking into account accounting, tax and regulatory requirements, and have adopted the following procedures:

•	Annual Grants – In May, our Compensation Committee reviews and approves the annual equity grant approach. Our Human Resources Department reviews with our Compensation Committee the equity compensation program’s objectives, background, grant approach, grant process, and the proposed total pool of shares and value to be granted. Specific recommendations regarding the aggregate equity pool to be allocated to employees, the size and value of awards to be granted to employees at different job levels, and the recommended grants to be made to the executives at the executive leadership job level and above are presented to our Compensation Committee and reviewed by Cook & Co. Included in the May market competitive review conducted by Cook & Co. is an analysis of Mattel’s equity practices, stockholder value transfer costs, share usage and potential dilution.

Our Compensation Committee also sets, subject to approval by our Board of Directors, the key parameters of the delegation of authority to the Equity Grant Allocation Committee for the annual grants and off-cycle grants to employees below the executive leadership job level. Since 2005, the annual equity grant for employees has occurred on or about August 1st, with stock options having an exercise price equal to the closing price of Mattel common stock on such date. The 2013 annual equity grant timing was consistent with this practice, with the grants occurring on August 1st.

•	Other Grants – If there are proposed new hire or other off-cycle equity awards for consideration for executives in the executive leadership job level and above, our Compensation Committee will review proposed awards at its next scheduled meeting. If the equity awards are approved, the grant date is the date of such approval or, in certain circumstances, a date following the date of approval, such as the hire or promotion date.

For annual, new hire and other off-cycle grants to employees below the executive leadership job level, our Equity Grant Allocation Committee receives a report detailing proposed equity awards. The report lists (i) the proposed grant values by employee name and position, (ii) the number of RSUs and/or options proposed to be granted, and (iii) whether the grant is within the equity award parameters set by our Compensation Committee. Our Equity Grant Allocation Committee reviews the pre-circulated list of proposed grants presented to it and considers and acts upon the proposals by unanimous written consent. If the equity awards are approved, the grant date is the last trading day of the month following the month of hire or as indicated in the approval (and in all cases, is a date following the date of the unanimous written consent).

•	Our practice is to grant all of our stock options at an exercise price at least equal to the closing price of Mattel common stock on the grant date.

Tax and Accounting Considerations

When reviewing compensation matters, our Compensation Committee considers the anticipated tax and accounting treatment of various payments and benefits to Mattel and, when relevant, to its executives.

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction for compensation in excess of $1 million paid to our CEO and our three other most highly compensated NEOs employed at the end of the year (other than our Chief Financial Officer). Certain compensation is specifically exempt from the deduction limit to the extent that it does not exceed $1 million during any fiscal year or is “performance-based” as defined in Section 162(m) of the Internal Revenue Code. Although we have plans

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that are intended to permit the award of deductible compensation under Section 162(m) of the Internal Revenue Code, our Compensation Committee does not necessarily limit executive compensation to the amount deductible under that provision. Rather, it considers the available alternatives and acts with the intention of preserving the deductibility of compensation to the extent reasonably practicable and consistent with its other compensation objectives. As a result, most of Mattel’s incentive compensation programs (e.g., the MIP and the LTIP) have been designed with the intent that compensation may qualify for deductibility under Section 162(m) of the Internal Revenue Code.

Although stock option awards are intended to comply with the exception for “performance-based” compensation under Section 162(m) of the Internal Revenue Code, time-vesting RSUs and dividend equivalent payments will not comply if no performance conditions are attached to them. Because time-vesting RSUs are considered to be primarily an incentive for executives to remain with Mattel, our Compensation Committee has historically chosen to make their vesting subject only to continued employment. In doing so, our Compensation Committee recognized that this could result in the loss of some of the income tax deductions, but determined that this tax consideration was less important than structuring the awards in a way that serves their intended executive retention purpose. The Performance RSUs under the LTIP are intended to satisfy the Section 162(m) “performance-based” compensation requirements.

Mattel accounts for stock-based compensation in accordance with FASB ASC Topic 718, which requires Mattel to recognize compensation expense for share-based payments (including stock options and other forms of equity compensation). FASB ASC Topic 718 is taken into account by our Compensation Committee in determining to use a portfolio approach to equity grants, awarding both stock options and RSUs.

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EXECUTIVE COMPENSATION TABLES

EXECUTIVE COMPENSATION TABLES

2013 Summary Compensation Table

The following table sets forth information concerning total compensation earned or paid to our NEOs for service in 2013, 2012 and 2011, with the exception of (i) Mr. Kilpin, whose total compensation is shown only for 2013, the year in which he was deemed an NEO, and (ii) Mr. Normile, whose total compensation is shown for 2012 and 2013, the years in which he was deemed an NEO.

Name, Principal Position in 2013 and Year	Salary	Bonus	Stock Awards(1)	Option Awards(1)	Non-Equity Incentive Plan Com- pensation(2)	Change in Pension Value and Nonqualified Deferred Com- pensation Earnings(3)	All Other Com- pensation(4)	Total
	Bryan G. Stockton Chief Executive Officer
2013	$1,150,000	–	$4,975,422	$1,835,416	$1,242,000	$6,141,705	$193,558	$15,538,101
2012	$1,150,000		$5,374,966	$2,545,760	$2,592,330	$5,385,970	$212,745	$17,261,771
2011	$999,038		$3,090,779	$820,534	$994,500	$2,717,174	$152,042	$8,774,067
	Kevin M. Farr Chief Financial Officer
2013	$750,000	–	$1,360,584	$675,770	$378,000	–	$141,211	$3,305,565
2012	$745,673	–	$1,218,425	$678,647	$910,350	$3,224,511	$132,453	$6,910,059
2011	$725,000	–	$1,278,550	$664,635	$593,775	$1,754,456	$122,033	$5,138,449
	Timothy J. Kilpin Executive Vice President, Global Brands Team – Boys & Girls
2013	$600,000	$75,000	$709,414	$367,083	$261,240	–	$107,618	$2,120,355
	Geoff M. Massingberd Executive Vice President, International
2013	$625,000	–	$823,706	$367,083	$331,625	–	$174,804	$2,322,218
2012	$625,000	–	$728,975	$368,645	$697,531	–	$163,247	$2,583,398
2011	$616,731	–	$769,043	$361,035	$582,969	–	$186,937	$2,516,715
	Robert Normile Executive Vice President, Chief Legal Officer & Secretary
2013	$580,000	–	$823,706	$367,083	$271,440	–	$103,377	$2,145,606
2012	$576,538	–	$728,975	$368,645	$653,718	$2,306,797	$102,240	$4,736,913

(1) Amounts shown represent the grant date fair value of stock and option awards granted in the year indicated as computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions made in the valuation reflected in these columns, see Note 7 to Mattel’s Consolidated Financial Statements for 2013 contained in the Form 10-K filed with the SEC on February 26, 2014. The actual value, if any, that an executive may realize from an award is contingent upon the satisfaction of the conditions to vesting in that award, and for options, upon the excess of the stock price over the exercise price, if any, on the date the award is exercised. Thus, there is no assurance that the value, if any, eventually realized by the executive will correspond to the amount shown.

Amounts shown under the “Stock Awards” column include the grant date fair value for time-vesting RSUs granted in 2013 and for the Performance RSUs granted in 2011 based upon the probable outcome of the performance-related component, for 2013, in accordance with FASB ASC Topic 718. Please see the

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narrative disclosure to the “Grants of Plan-Based Awards in 2013” table for a detailed discussion regarding the grant date fair value for Performance RSUs. The Performance RSUs were awarded as part of the LTIP and generally have a three-year performance cycle from January 1, 2011 through December 31, 2013. The number of Performance RSUs earned is based on the Company financial measure of NOPAT-CC and net sales (collectively, the performance-related component) measured against annual goals for each year in the three-year performance cycle, which results in a performance earnout for each year that is then averaged over the three-year period. This average is then adjusted based on Mattel’s TSR relative to the TSR performance of companies in the S&P 500 over the full three-year performance cycle from January 1, 2011 through December 31, 2013 (the market-related component) to determine the number of Performance RSUs earned.

Mr. Stockton also was awarded an additional 81,037 Performance RSUs on January 3, 2012 in connection with his promotion to CEO. His 2012 Performance RSU award has a performance cycle that runs from January 1, 2012 through December 31, 2013, with annual performance measures and goals for 2012 and 2013 (performance-related component) and TSR goals that measure over 2011-2013 (market-related component).

Because the performance-related component is based on separate measurements of our financial performance for each year in the three-year performance cycle, FASB ASC Topic 718 requires the grant date fair value to be calculated with respect to one-third of the total Performance RSUs awarded. The performance-related component of Mr. Stockton’s 2012 Performance RSU award is based on separate measurements of our financial performance for each year in the two-year performance cycle, and as such FASB ASC Topic 718 requires the grant date fair value to be calculated with respect to one-half of the total Performance RSUs awarded. The grant date fair value is based upon the probable outcome of the performance-related component, as described below, and is consistent with the estimate of aggregate compensation cost to be recognized over the period determined as of the grant date under FASB ASC Topic 718. Consistent with FASB ASC Topic 718, the full grant date fair value for the market-related component, or the TSR adjustment, for the entire three-year performance cycle is included in the amounts shown for 2011 (the year of grant) and was determined using a Monte Carlo valuation model on the date the Performance RSUs were awarded in 2011; therefore, no additional grant date fair value for the market-related component is attributed to the award after its initial grant date. Similarly, with respect to Mr. Stockton’s 2012 Performance RSU award, the full grant date fair value for the market-related component for the entire three-year performance cycle is included in the amount shown for 2012 (the year of grant).

The table below sets forth the grant date fair value determined in accordance with FASB ASC Topic 718 principles established each year for the performance-related component of these awards (i) based upon the probable outcome of the performance-related component as of the grant date, and (ii) based upon achieving the maximum level of performance under the performance-related component as of the grant date. Also set forth below for 2011 is the grant date fair value of $4.22 per unit for the market-related component, or the TSR adjustment, determined upon grant in 2011, and which is not subject to probable or maximum outcome assumptions. For Mr. Stockton, the table below also includes the grant date fair value of $6.60 per unit for the market-related component of the 2012 Performance RSU award determined upon grant, which is not subject to probable or maximum outcome assumptions. See “Compensation

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Discussion and Analysis – Elements of Compensation – Equity-Based LTIs” for a more complete description of the LTIP.

Name and Year	Probable Outcome of Performance-Related Component Grant Date Fair Value(a)	Maximum Outcome of Performance-Related Component Grant Date Fair Value(a)	Market-Related Component Grant Date Fair Value
Bryan G. Stockton
2013	$3,142,097	$4,713,146	–
2012	$2,256,779	$3,385,168	$534,844
2011	$ 829,960	$1,244,940	$427,473
Kevin M. Farr
2013	$ 685,582	$1,028,373	–
2012	$ 543,421	$ 815,131	–
2011	$ 398,376	$ 597,564	$205,185
Timothy J. Kilpin
2013	$ 342,749	$ 514,124	–
Geoff M. Massingberd
2013	$ 457,041	$ 685,562	–
2012	$ 362,292	$ 543,437	–
2011	$ 265,587	$ 398,380	$136,791
Robert Normile
2013	$ 457,041	$ 685,562	–
2012	$ 362,292	$ 543,437	–

(a) For 2011, 2012 and 2013, the actual amounts earned pursuant to the performance-related component were 121.8%, 121.8% and 44.6% of the Performance RSUs that could be earned for those years.

(2) Amounts shown represent the performance-based annual cash compensation earned under the MIP, our annual cash incentive plan. See “Compensation Discussion and Analysis – Elements of Compensation – Annual Cash Incentive” for a detailed discussion of the MIP.

(3) Amounts shown represent the increase in the pension benefits that our NEOs have accrued under the 2005 Supplemental Executive Retirement Plan (as amended and restated effective January 1, 2009) during the applicable year. For example, the amounts shown for 2013 are determined by subtracting (i) the present value of each executive’s accrued benefits as of December 31, 2012 from (ii) the present value of the executive’s accrued benefits as of December 31, 2013, which are shown in the “2013 Pension Benefits” table below, and are computed as explained in the narrative disclosure to the “2013 Pension Benefits” table. Mr. Normile, who is currently age 54, will be eligible to receive benefits under the SERP once he meets the plan’s age requirement of age 55. The 2013 decreased changes in pension values for Messrs. Farr and Normile are mainly attributable to an increase in the discount rate assumptions, which decreases the value attributable to pension benefits; Mr. Stockton’s increase in pension value was primarily due to an increase in his final average compensation.

No amount is included with respect to nonqualified deferred compensation earnings because there were no above-market earnings on nonqualified deferred compensation.

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(4) The dollar amounts for each perquisite and each other item of compensation shown in the “All Other Compensation” column and in this footnote represent Mattel’s incremental cost of providing the perquisite or other benefit to our NEOs, in each case without taking into account the value of any income tax deduction for which Mattel is eligible. See “Compensation Discussion and Analysis – Elements of Compensation – Benefits and Perquisites” for additional discussions on these benefits. Amounts include the following perquisites and other items of compensation provided to our NEOs in 2013.

All Other Compensation	Bryan G. Stockton	Kevin M. Farr	Timothy J. Kilpin	Geoff M. Massingberd	Robert Normile
Car allowance(a)	$24,000	$24,000	$21,900	$24,000	$24,000
Other perquisites(b)	$34,261	$29,552	$20,927	$13,465	$16,973
Total Perquisites	$58,261	$53,552	$42,827	$37,465	$40,973
Contributions to 401(k) Plan	$29,143	$28,813	$26,714	$29,143	$28,050
Contributions to DCP	$106,154	$58,846	$38,077	$45,000	$34,354
Additional Obligatory Contributions to DCP(c)	–	–	–	$62,500	–
Tax gross-up(d)	–	–	–	$696	–
Total “All Other Compensation”	$193,558	$141,211	$107,618	$174,804	$103,377

(a) The amount of the monthly car allowance is based on the executive’s job level. This allowance is intended to cover all automobile expenses and mileage reimbursement.

(b) Amounts include the following perquisites that may be offered to our NEOs: financial counseling and tax return preparation services; physical examination; home security system; premium on excess liability insurance; and personal use of country club membership. Incremental costs to Mattel for these items were determined as the actual amounts credited to, paid to or on behalf of the executive or the portion of costs allocated to the executive’s personal use of a perquisite. For Mr. Stockton, the amount also includes recommended grants and matching charitable contributions, under the programs described in the “Director Compensation” section in this Proxy Statement.

(c) Pursuant to Mr. Massingberd’s letter agreement dated June 25, 2008 (“Massingberd Letter Agreement”), Mattel will provide Mr. Massingberd with an additional retirement benefit equal to 10% of his base salary each year until he reaches age 60, which is credited to his account under the DCP.

(d) The tax gross-up of $696 on the tax compliance services was to assist Mr. Massingberd with international tax issues presented by his move to California from Canada, pursuant to Mattel’s standard relocation program.

Narrative Disclosure to Summary Compensation Table

Letter Agreement

Certain of Mr. Massingberd’s compensation reflected in the “2013 Summary Compensation Table” is provided pursuant to the Massingberd Letter Agreement dated June 25, 2008, which was entered into at the time he relocated from Canada to California. The Massingberd Letter Agreement provides for (i) a monthly car allowance, (ii) a supplemental retirement Company contribution (as detailed in footnote (c) to the “All Other Compensation” table above and footnote (5) to the “2013 Nonqualified Deferred Compensation” table below), (iii) financial counseling services, and (iv) relocation benefits. The Massingberd Letter Agreement also provides for severance pay under certain circumstances, which is discussed further under the “Potential Payments Upon Termination or Change of Control” section below.

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EXECUTIVE COMPENSATION TABLES

Grants of Plan-Based Awards in 2013

The following table shows information about the non-equity incentive awards and equity-based awards to our NEOs in 2013.

Name and Grant Date	Committee Action Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units(2)	All Other Option Awards: Number of Securities Underlying Options(3)	Exercise or Base Price of Option Awards	Grant Date Fair Market Value of Stock and Option Awards(4)
		Threshold	Target	Maximum
Bryan G. Stockton
03/20/13	03/20/13	$338,125	$1,725,000	$3,450,000	–	–	–	–
08/01/13	05/09/13	–	–	–	42,935	–	–	$1,833,325
08/01/13	05/09/13	–	–	–	–	208,570	$42.70	$1,835,416
Kevin M. Farr
03/20/13	03/20/13	$118,125	$525,000	$1,050,000	–	–	–	–
08/01/13	05/09/13	–	–	–	15,808	–	–	$675,002
08/01/13	05/09/13	–	–	–	–	76,792	$42.70	$675,770
Timothy J. Kilpin
03/20/13	03/20/13	$94,500	$420,000	$840,000	–	–	–	–
08/01/13	05/09/13	–	–	–	8,587	–	–	$366,665
08/01/13	05/09/13	–	–	–	–	41,714	$42.70	$367,083
Geoff. M. Massingberd
03/20/13	03/20/13	$98,438	$437,500	$875,000	–	–	–	–
08/01/13	05/09/13	–	–	–	8,587	–	–	$366,665
08/01/13	05/09/13	–	–	–	–	41,714	$42.70	$367,083
Robert Normile
03/20/13	03/20/13	$84,825	$377,000	$754,000	–	–	–	–
08/01/13	05/09/13	–	–	–	8,587	–	–	$366,665
08/01/13	05/09/13	–	–	–	–	41,714	$42.70	$367,083

(1) The awards shown are the 2013 award opportunities under the MIP, which were established by our Compensation Committee at its meeting on March 20, 2013. The amounts shown represent the potential value of annual incentive awards that could be earned for 2013 (and paid in 2014) under the MIP for each NEO. For Messrs. Stockton, Farr and Normile, 100% of their annual incentive opportunity for 2013 was tied to the achievement of our Company financial measures. For Messrs. Kilpin and Massingberd, the mix was 50% Company financial measures and 50% business group financial measures.

The portion of the awards tied to the achievement of our Company financial measures was based on achievement of adjusted operating profit, adjusted free cash flow and gross profit as a percentage of net sales. Actual annual incentives payable under the MIP could range from 0% to 200% of our NEO’s target annual incentive opportunity based on Mattel’s relative attainment of the pre-established performance goals. At the threshold level of achievement, the percentage that could have been earned was 22.5% of our NEO’s target annual incentive opportunity; at the target level of achievement, the percentage that could have been earned was 100% of our NEO’s annual incentive target opportunity; and at the maximum level of achievement, where the results significantly exceeded the targets, the percentage that could have been earned was 200% of our NEO’s target annual incentive opportunity. The “threshold” annual incentive

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award represents the minimum award other than zero that would be earned if the threshold level of the Company adjusted operating profit was achieved. Please also see “Compensation Discussion and Analysis – Elements of Compensation – Annual Cash Incentive” for a more complete description of the MIP. Actual amounts awarded under the MIP to our NEOs for fiscal year 2013 are reflected in the “2013 Summary Compensation Table.”

(2) The awards shown are time-vesting RSUs granted under our 2010 Plan that vest 50% on the second anniversary of the grant date and 50% on the third anniversary of the grant date, subject to continued service with Mattel.

(3) The awards shown are stock options granted under our 2010 Plan that vest 33% on the first anniversary of the grant date, 33% on the second anniversary of the grant date and 34% on the third anniversary of the grant date, subject to continued service with Mattel.

(4) Amounts shown represent the fair market value per share as of the grant date of the award (determined pursuant to FASB ASC Topic 718) multiplied by the number of shares. The RSUs’ grant date fair value is determined based on the closing price of our common stock on the date of grant ($42.70 per share). The stock options grant date fair value is calculated based on the Black-Scholes valuation model. For a discussion of the assumptions made in the valuation reflected in this column, see Note 7 to Mattel’s Consolidated Financial Statements for 2013 contained in the Form 10-K filed with the SEC on February 26, 2014. Regardless of the value on the grant date, the actual value will depend on the market value of Mattel’s common stock on a date in the future when the RSUs vest or stock options are exercised.

Narrative Disclosure Relating to Performance RSUs Pursuant to the 2011-2013 LTIP

In March 2011, each of our NEOs were awarded Performance RSUs pursuant to the 2011-2013 LTIP, which were earned and converted into shares based on our performance over the performance cycle from January 1, 2011 through December 31, 2013. Because the Performance RSUs were awarded in fiscal year 2011, such awards are not shown in the “Grants of Plan-Based Awards in 2013” table above. Because the performance-related component of these awards is based on the average of our financial performance for each year in the three-year performance cycle, FASB ASC Topic 718 requires grant date fair value to be calculated at the commencement of each separate year of the performance cycle based on the probable outcome at the commencement of the year of the performance–related component for that year. As a result, the “2013 Summary Compensation Table” includes as compensation for 2013 the grant date fair value of a portion of the 2011-2013 Performance RSUs based on the probable outcome of the performance-related component of the award for fiscal year 2013. See the “2013 Summary Compensation Table” and its footnotes for further information regarding the determination of the grant date fair value of these awards, (i) assuming probable outcome of the performance-related component, and (ii) assuming maximum achievement of the performance-related component.

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EXECUTIVE COMPENSATION TABLES

Outstanding Equity Awards at 2013 Year-End

The following table shows the outstanding equity-based awards that were held by our NEOs as of December 31, 2013.

Name and Grant Date for Options(1)	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable(1)	Securities Underlying Unexercised Options Unexercisable(1)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2)	Market Value of Shares or Units of Stock That Have Not Vested(3)
Bryan G. Stockton
					495,147	$23,559,094
08/01/2013	–	208,570	$42.70	08/01/2023
08/01/2012	81,756	165,992	$34.76	08/01/2022
01/03/2012	40,585	81,168	$27.76	01/03/2022
08/01/2011	94,805	47,402	$26.38	08/01/2021
08/02/2010	83,857	–	$21.50	08/02/2020
07/31/2009	108,401	–	$17.58	07/31/2019
08/01/2008	105,541	–	$20.48	08/01/2018
08/01/2007	37,500	–	$23.58	08/01/2017
08/01/2006	50,000	–	$17.94	08/01/2016
08/01/2005	50,000	–	$18.71	08/01/2015
Kevin M. Farr
					183,757	$8,743,158
08/01/2013	–	76,792	$42.70	08/01/2023
08/01/2012	30,101	61,115	$34.76	08/01/2022
08/01/2011	76,792	38,396	$26.38	08/01/2021
08/02/2010	83,857	–	$21.50	08/02/2020
07/31/2009	108,401	–	$17.58	07/31/2019
08/01/2008	105,541	–	$20.48	08/01/2018
08/01/2007	46,875	–	$23.58	08/01/2017
08/01/2006	62,500	–	$17.94	08/01/2016
Timothy J. Kilpin
					60,435	$2,875,497
08/01/2013	–	41,714	$42.70	08/01/2023
08/01/2012	13,378	27,163	$34.76	08/01/2022
08/01/2011	22,753	11,377	$26.38	08/01/2021
08/02/2010	11,405	–	$21.50	08/02/2020

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EXECUTIVE COMPENSATION TABLES

Option Awards					Stock Awards
Name and Grant Date for Options(1)	Number of Securities Underlying Unexercised Options Exercisable(1)	Securities Underlying Unexercised Options Unexercisable(1)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2)	Market Value of Shares or Units of Stock That Have Not Vested(3)
Geoff M. Massingberd
					78,655	$3,742,405
08/01/2013	–	41,714	$42.70	08/01/2023
08/01/2012	16,351	33,198	$34.76	08/01/2022
08/01/2011	41,714	20,857	$26.38	08/01/2021
08/02/2010	55,905	–	$21.50	08/02/2020
08/01/2007	13,875	–	$23.58	08/01/2017
Robert Normile
					107,096	$5,095,628
08/01/2013	–	41,714	$42.70	08/01/2023
08/01/2012	16,351	33,198	$34.76	08/01/2022
08/01/2011	41,714	20,857	$26.38	08/01/2021
08/02/2010	55,905	–	$21.50	08/02/2020
07/31/2009	72,267	–	$17.58	07/31/2019
08/01/2008	79,156	–	$20.48	08/01/2018
08/01/2007	28,125	–	$23.58	08/01/2017

(1) The outstanding options vest and become exercisable 33% on the first anniversary of the grant date, 33% on the second anniversary of the grant date and 34% on the third anniversary of the grant date, subject to continued service with Mattel through that date.

(2) The numbers shown include both (i) Performance RSUs earned but subject to continued employment through the settlement date of February 5, 2014, and (ii) time-vesting RSUs.

The three-year performance period of the Performance RSUs ended December 31, 2013 under the 2011-2013 LTIP. The Performance RSUs (and related dividend equivalents) were settled and paid in shares on February 5, 2014, and thus are no longer outstanding. See “Compensation Discussion and Analysis – Elements of Compensation – Equity-Based LTIs” for a more complete description of the LTIP, Performance RSUs earned and resulting shares issued.

The time-vesting RSUs vest 50% on the second anniversary of the grant date and 50% on the third anniversary of the grant date, subject to continued service with Mattel through that date. For Messrs. Farr, Normile and Stockton, the additional grant in July 2009 to each of them of time-vesting RSUs will vest

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100% on the fifth anniversary of the grant date. The outstanding time-vesting RSUs shown in the table vest as follows.

Name	Total Amount Vesting in 1/2014	Total Amount Vesting in 7/2014	Total Amount Vesting in 8/2014	Total Amount Vesting in 1/2015	Total Amount Vesting in 8/2015	Total Amount Vesting in 8/2016
Bryan G. Stockton	33,290	56,883	42,169	13,511	47,839	21,468
Kevin M. Farr	–	56,883	22,505	–	17,614	7,904
Timothy J. Kilpin	–	–	8,107	–	8,609	4,294
Geoff M. Massingberd	–	–	12,225	–	9,568	4,294
Robert Normile	–	28,441	12,225	–	9,568	4,294

(3) Amounts are calculated by multiplying the number of units shown in the table by $47.58 per share, which is the closing price of our common stock on December  31, 2013, the last trading day of fiscal year 2013.

Option Exercises and Stock Vested in 2013

For each of our NEOs, the following table gives information for options exercised in 2013 and stock awards vested in 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting(2)	Value Realized on Vesting(3)
Bryan G. Stockton	150,000	$3,995,590	44,879	$1,794,023
Kevin M. Farr	320,000	$7,627,188	22,099	$944,930
Timothy J. Kilpin	37,138	$770,178	7,512	$321,283
Geoff M. Massingberd	151,661	$3,742,193	13,153	$562,501
Robert Normile	137,500	$3,263,431	13,153	$562,501

(1) Amounts are calculated by multiplying the number of underlying shares exercised by the market price of the shares on the exercise date, net of the exercise price.

(2) The shares acquired on vesting do not include any of the Performance RSUs, as these awards did not vest, and the underlying shares were not issued, until the settlement date of February 5, 2014.

(3) Amounts are calculated by multiplying the number of shares underlying RSUs vested by the closing price of Mattel common stock on the date of vesting, or if the stock market was closed on the date of vesting, by the closing price of Mattel common stock on the next preceding day on which the stock market was open, in accordance with the terms of the 2005 Plan or the 2010 Plan, as applicable.

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EXECUTIVE COMPENSATION TABLES

2013 Pension Benefits

The following table shows the lump sum present value of the accumulated benefit of each NEO under the Mattel, Inc. 2005 Supplemental Executive Retirement Plan (“SERP”), as of December 31, 2013. See also the section below “Potential Payments Upon Termination or Change of Control.”

Name	Number of Years Credited Service	Present Value of Accumulated Benefit	Payments During 2013
Bryan G. Stockton	13.16	$18,388,014	–
Kevin M. Farr	22.17	$9,719,810	–
Timothy J. Kilpin	–	–	–
Geoff M. Massingberd	–	–	–
Robert Normile	21.52	$6,626,574	–

Narrative Disclosure to Pension Benefits Table

Messrs. Stockton, Farr and Normile participate in the SERP, which is a nonqualified defined benefit pension plan, described below. No participants have been added to the SERP since 2001.

Description of SERP Benefits

The SERP provides for supplemental retirement benefits. The benefits to our NEOs under the SERP are computed as a yearly benefit for the participant’s lifetime beginning at age 60 equal to: the product of (i) 60% of the participant’s final average compensation, times (ii) the lesser of (a) one, or (b) a fraction equal to the participant’s credited months of service, up to 180, divided by 180; less any offsets for certain actual and deemed rates of employer contributions to the participant’s accounts under the 401(k) Plan and the DCP and earnings thereon.

For these purposes, final average compensation includes the participant’s base salary, annual incentives paid under the MIP and any special achievement bonuses that our Compensation Committee designates to be taken into account for these purposes. The final average compensation is the average of such annual compensation for the period of 36 consecutive months, out of the last 120 consecutive months of employment, for which these amounts are the highest.

The SERP benefit for a participant whose employment terminates after age 55, but before age 60, is reduced by 0.4167% for each month by which the participant’s age at termination is less than 60. Except as noted below, in order to receive benefits under the SERP, a participant must complete five years of service with Mattel and attain age 55, except that death and disability benefits are paid if the participant dies or becomes disabled after attaining age 45, subject to offset for long-term disability benefits.

The SERP provides that a participant will forfeit all SERP benefits upon a termination of employment for cause. The SERP also provides that Mattel may impose a forfeiture of future SERP benefits and a recapture of SERP benefits previously paid if the participant engages in certain behaviors that are harmful to Mattel during or after employment. Upon a change of control, the requirement to complete five years of service with Mattel and attain age 55 in order to receive any SERP benefits is waived. In addition, the provision for forfeiture and recapture of SERP benefits does not apply following a termination of employment during the 18-month period after a change of control.

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Calculation of SERP Benefits Shown in Table

The SERP benefits shown in the table above represent the benefits that our NEOs have earned, based on their service and compensation through December 31, 2013, but assuming that they retire at age 60, which is the earliest date on which they may retire without reduction in the SERP benefit. As of December 31, 2013, Messrs. Stockton, Farr and Normile were 60, 56 and 54 years of age, respectively.

We used the same assumptions in computing the above amounts as we use for financial reporting purposes, including a discount rate of 4.24% and mortality assumptions set forth in the 2014 Internal Revenue Service static mortality table. The benefits are calculated in accordance with the SEC’s rules and the provisions of the SERP, as follows:

•	Determine the gross benefit expressed as a single life annuity, using the SERP’s final average compensation formula and the executive’s service and compensation through December 31, 2013;

•	Reduce this annuity by an amount attributable to Mattel’s contributions to the executive’s account in the 401(k) Plan and DCP, as follows:

–	Determine the portion of the executive’s account balance(s) as of December 31, 2013 that is attributable to Mattel’s contributions to the defined contribution plans and earnings;

–	Roll forward the balance(s) from December 31, 2013 to the date the participant reaches age 60 based on an assumed Stable Value Fund return of 5%;

–	Convert the foregoing total into an age 60 single life annuity, using the mortality table prescribed under Section 417(e)(3) of the Internal Revenue Code and an interest rate of 6.5%; and

–	Subtract that annuity from the gross benefit computed in step 1 to determine the participant’s SERP benefit; and

•	Convert the reduced annuity amount from step 2 to a lump sum present value as of December 31, 2013.

In order to make the calculation in step 2, we had to project what the overall rate of return on the Stable Value Fund would be from December 31, 2013 through each executive’s 60th birthday and, with respect to Mr. Stockton, his actual age as of December 31, 2013. We assumed a rate of return of 5%, which is a conservative long-range rate of return consistent with the performance of the Stable Value Fund during the last ten years.

Messrs. Stockton and Farr are currently eligible to receive benefits under the SERP. Mr. Normile will be eligible to receive benefits under the SERP once he meets the plan’s age requirement of age 55. Under the Severance Plan in which each participates, if his employment is terminated by Mattel without cause or by him for good reason, he will be credited with an additional two years of age and service for purposes of determining his SERP benefit. As of December 31, 2013, Messrs. Stockton, Farr and Normile were 60, 56 and 54 years old, respectively, and had 13.16, 22.17 and 21.52 years of credited service, respectively, all of which represent actual service with Mattel.

Messrs. Kilpin and Massingberd are not eligible to participate in the SERP.

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EXECUTIVE COMPENSATION TABLES

2013 Nonqualified Deferred Compensation

The following table shows the benefits accrued under the Mattel, Inc. Deferred Compensation and PIP Excess Plan (“DCP”) by our NEOs as of December 31, 2013.

Name	Executive Contributions in 2013(1)	Registrant Contributions in 2013(2)		Aggregate Earnings in 2013(3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at End of 2013(4)
Bryan G. Stockton	$718,852	$106,154		$542,688	–	$3,883,304
Kevin M. Farr	$29,423	$58,846		$961,949	–	$5,556,138
Timothy J. Kilpin	$329,635	$38,077		$66,911	–	$900,394
Geoff M. Massingberd	$488,765	$107,500	(5)	$323,352	–	$3,741,964
Robert Normile	$18,738	$34,354		$366,555	579,199	$2,105,570

(1) Represents the amounts that our NEOs elected to defer in 2013 under the DCP. These represent compensation earned by our NEOs in 2013, and are therefore also reported in the appropriate columns in the “2013 Summary Compensation Table” above.

(2) Represents the amounts credited in 2013 as Company contributions to the accounts of our NEOs under the DCP. These amounts represent automatic contributions and matching contributions as described in the narrative disclosure below. These amounts are also reported in the “2013 Summary Compensation Table” above in the “All Other Compensation” column. See footnote 5 below for additional amounts contributed on behalf of Mr. Massingberd.

(3) Represents the net amounts credited to the DCP accounts of our NEOs as a result of the performance of the investment vehicles in which their accounts were deemed invested, as more fully described in the narrative disclosure below. These amounts do not represent above-market earnings, and thus are not reported in the “2013 Summary Compensation Table.”

(4) Represents the amounts of the DCP account balances at the end of 2013 for each of our NEOs. The amounts that were previously reported as compensation for each NEO in the Summary Compensation Table in previous years are as follows:

Name	Aggregate Amounts Previously Reported
Bryan G. Stockton	$2,515,610
Kevin M. Farr	$4,505,920
Timothy J. Kilpin	–
Geoff M. Massingberd	$2,822,347
Robert Normile	$2,265,122

(5) Pursuant to the Massingberd Letter Agreement, Mr. Massingberd has an additional retirement benefit in which Mattel will provide him a payment of 10% of his base salary each year, from 2007 until he reaches age 60, which will be notionally contributed to his account under the DCP. The amounts shown include this contribution of $62,500. If after leaving Mattel, he renders any services that are determined to be a conflict of interest to Mattel, any and all unpaid benefits will be forfeited.

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Description of DCP

The DCP allows participants to defer the amounts listed below. All amounts deferred under the DCP are reflected in book-keeping accounts.

•	Amounts that a participant elects to defer, including:

–	any amounts that could be deferred under the 401(k) Plan, but for tax code limitations;

–	up to 75% of base salary, effective as of January 1, 2009 (up to 90% of base salary prior to January 1, 2009); and

–	up to 100% of annual MIP cash incentive compensation.

•	Company automatic contributions equal to the automatic contributions that would have been made to the 401(k) Plan, but for tax code limitations. The formula for these contributions currently is a percentage of base salary, based on the participant’s age, as follows:

–	at least 20 but less than 30 years: 3%;

–	at least 30 but less than 40 years: 4%;

–	at least 40 but less than 45 years: 5%;

–	at least 45 but less than 50 years: 6%;

–	at least 50 but less than 55 years: 7%; or

–	55 years or more: 8%.

•	Company matching contributions of 100% of the first 2% of the participant’s elective deferrals and 50% of the next 4% of the participant’s elective deferrals.

The amounts deferred under each participant’s DCP accounts are deemed to be invested in investments chosen by the participant from a range of choices established by the plan administrator. Currently, the available choices include (i) deemed investment in Mattel common stock (sometimes referred to as “phantom stock”); and (ii) deemed investment in any of ten externally managed institutional funds, including equity and bond mutual funds. A fixed interest account, which provides interest at a rate that is reset annually, was frozen in 2002. The rates of return of the investment options under the DCP for 2013 ranged from -2.27% to 38.92%. Mattel retains the right to change, at Mattel’s discretion, the available investment options.

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EXECUTIVE COMPENSATION TABLES

The investment options and their annual rates of return for the calendar year ended December 31, 2013 are contained in the following table.

Name of Investment Option	2013 Rate of Return
Hartford Money Market HLS – Class 1A	–
GS Standard Fixed Income Division	-1.56%
HIMCO U.S. Aggregate Bond Index Division	-2.27%
Hartford Stock HLS – Class 1A	32.25%
HIMCO S&P 500 Index Division	32.38%
American Funds Growth – Class 2	30.10%
Vanguard VIF Mid Cap Index	34.93%
NT Russell 2000 Index Division	38.92%
American Funds Global Growth – Class 2	29.18%
American Funds International – Class 2	21.63%
Mattel Stock	33.86%
Fixed Interest Account	2.96%

The participant and Company contributions are credited to book-keeping accounts for the participants, and the balances of these accounts are adjusted to reflect, in the case of participants who chose the fixed rate fund, the applicable interest rate, and in the case of participants who chose the phantom stock fund or any of the ten externally managed investment funds, the gains or losses that would have been obtained if the contributions had actually been invested in Mattel common stock or the applicable externally managed institutional fund, respectively.

In the case of the fixed rate fund, the rate is set below 120% of the applicable federal long-term rate with compounding. In the case of the phantom stock fund or any of the ten externally managed investment funds, there is no markup over the market rates of return that would have been obtained on investments in Mattel common stock or the externally managed institutional funds. With regard to the phantom stock, when Mattel pays dividends on its common stock, the phantom stock accounts are not credited at a higher rate than is paid to holders of Mattel common stock. Thus, the participants’ accounts do not have any “above-market earnings or preferential earnings” as defined in applicable SEC rules and regulations.

We set aside funds to cover our obligations under the DCP in a trust. However, the assets of the trust belong to Mattel and are subject to the claims of Mattel’s creditors in the event of bankruptcy or insolvency.

In September 2008, our Board approved technical amendments to the DCP to comply with Section 409A of the Internal Revenue Code. The amended DCP consists of two plan documents: the first plan document (“Existing Plan Document”) governs amounts deferred under the plan on or prior to December 31, 2004 and that are intended to be exempt from Section 409A, and a second plan document (“New Plan Document”) governs amounts deferred under the plan on or after January 1, 2005 and that are subject to Section 409A.

The New Plan Document requires participants to make annual deferral and distribution elections prior to the beginning of each calendar year, although newly-hired executives generally may elect to defer base salary earned during the year in which they are hired. A participant may elect to receive his or her annual account balance on a scheduled withdrawal date, upon the participant’s death, disability, retirement or

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other termination of employment, with payments made in a lump sum or up to 15 annual installments depending on the participant’s elections. Under the New Plan Document, participants will receive a distribution of their post-2005 account balances upon the occurrence of a change of control (as defined under Section 409A), and participants may receive accelerated distributions of such amounts in the event of a hardship.

The Existing Plan Document provides participants with more flexibility to make deferral and distribution elections and to change their existing elections. Under the Existing Plan Document, participants may receive their pre-2005 account balances on a scheduled withdrawal date, upon the participant’s death or upon termination of employment, with payments made in up to 15 annual installments depending on the participant’s elections. The Existing Plan Document also allows participants to receive accelerated distributions of their pre-2005 account balances in the event of a hardship or for any other reason, subject to a partial forfeiture of the participant’s account balance in the event of a non-hardship accelerated distribution.

Potential Payments Upon Termination or Change of Control

Messrs. Stockton, Farr and Normile participate in the Severance Plan. Messrs. Kilpin and Massingberd do not participate in the Severance Plan, and instead, are each a party to a letter agreement that provides for severance in the event of termination of employment by Mattel without cause. We summarize below the severance and change-of-control arrangements in effect as of December 31, 2013 pursuant to the terms of the Severance Plan and the letter agreements, as well as pursuant to the terms of other plans and agreements with relevant severance and change-of-control provisions (e.g., the equity award plans and agreements). We also provide estimated values for the payments and benefits that our NEOs would have received in connection with a termination of their employment or a change of control, assuming that event had occurred on December 31, 2013.

Severance Plan

Involuntary Termination

Under the Severance Plan, if a participating NEO’s employment is terminated by Mattel without cause or by him for good reason (hereinafter referred to as “involuntary termination”), the executive generally will be entitled to the following benefits which are more fully described in the footnotes to the “Estimated Potential Payments” table below:

•	Severance, paid in equal bi-weekly installments over two years, equal to two times the sum of (i) such executive’s base salary plus (ii) an amount representing such executive’s annual incentive payout under the MIP, based on two highest consecutive annual bonuses paid or payable to the executive for the five fiscal years ending before the notice of termination is given;

•	An amount representing a pro-rata annual incentive payout under the MIP based on the termination date, paid at the time such bonuses are generally paid to employees;

•	Payment of a monthly amount approximately equal to the then current COBRA premium for up to two years;

•	Accelerated vesting of all unvested stock options with extended exercise periods that differ based on whether the participant is retirement eligible;

•	Accelerated pro-rata vesting of unvested time-vesting RSUs, based on the number of months the executive was employed during the vesting period;

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•	Additional two years of age and service credits in SERP benefits (see narrative disclosure to the “2013 Pension Benefits” table above for detailed disclosure of the terms); and

•	Outplacement services.

Involuntary Termination Following Change of Control

Under the Severance Plan, if a participating NEO is involuntarily terminated within the two-year period following a change of control (“Change of Control Period”), the executive will be entitled to the same severance payments and benefits as an involuntary termination, as discussed above, except that:

•	The severance will be paid in a lump sum;

•	The amount representing the pro-rata annual incentive payout under the MIP will be based on such executive’s target annual incentive for the year in which such termination occurs and is paid at the time that the lump sum severance payment is paid; and

•	All of such executive’s time-vesting RSU awards will be fully accelerated.

Participants in the Severance Plan are not entitled to be indemnified for any excise tax imposed as a result of severance or other payments deemed made in connection with a change of control. Instead, they will be required either to pay the excise tax or have such payments reduced to an amount which would not trigger the excise tax if it would be more favorable to them on an after-tax basis.

In order to be entitled to severance payments and benefits under the Severance Plan, the executive will be required to execute a general release agreement with Mattel and, in certain circumstances, comply with post-employment covenants to protect our confidential information, not to accept employment or provide services with a competitor, solicit our employees or disparage or otherwise impair our reputation, goodwill or commercial interests or any of our affiliated entities or their officers, directors, employees, stockholders, agents or products for one year after the date of termination of employment.

The Severance Plan does not provide for any benefits upon termination of employment due to death or disability. The Severance Plan provides that each participant is covered by the Severance Plan for an initial one-year term, which one-year term automatically renews, unless Mattel gives prior written notice to such executive that the executive’s participation will not be further extended. Once notice is provided, the executive will remain a participant in the Severance Plan for a minimum period of 15 months.

For purposes of the Severance Plan:

•	“Cause” generally means willful neglect of significant duties or willful violation of a material policy; commission of a material act of dishonesty, fraud, misrepresentation or other act of moral turpitude; willful act or omission in the course of employment which constitutes gross negligence; willful failure to obey lawful direction of our Board; provided, in each case, unless the activity cannot be cured, written notice will be provided to the executive and the executive will be given a reasonable opportunity to cure or correct such activity;

•

“Good reason” generally means any of the following without the executive’s consent: (i) material diminishment of the executive’s authority, duties or responsibilities; (ii) material diminution in the executive’s annual base salary or a failure by Mattel to pay the executive’s annual base salary, other than an insubstantial or inadvertent failure remedied by Mattel promptly after receipt of notice; (iii) failure by Mattel to make any bonus programs (e.g., the MIP or LTIP), incentive plans or programs, pension, profit sharing, welfare, fringe and other general benefit programs available to the executive at

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a level that reflects the executive’s responsibilities, other than an insubstantial or inadvertent failure remedied by Mattel promptly after receipt of notice; provided, however, that “good reason” will not exist as a result of Mattel amending, eliminating or reducing any plans, benefits or programs if such actions do not result in a material diminution in the aggregate value of such compensation and benefits, except for any across-the-board compensation and benefit reductions; (iv) other action or inaction that constitutes a breach by Mattel of the plan amendment section of the Severance Plan (i.e., we retain the discretion to amend or terminate the Severance Plan, but any amendment that is materially adverse to any executive requires that executive’s written consent) or any terms of the letter agreement confirming the executive’s eligibility for the Severance Plan; or (v) failure by Mattel to obtain assumption and agreement to perform the Severance Plan by a successor; and

•	“Change of control” generally includes an acquisition by a third party of 35% or more of Mattel’s outstanding stock; a change in our Board, such that the current members and their approved successors cease to be a majority; a merger or other business combination following which our pre-transaction stockholders cease to hold more than 50% of our stock, we have a new 35%-or-more stockholder, or our pre-transaction Board members do not constitute a majority of the continuing board of directors; and stockholder approval of a liquidation of Mattel.

Letter Agreements

Under Mr. Kilpin’s letter agreement dated September 23, 2003 (“Kilpin Letter Agreement”), if Mr. Kilpin’s employment is terminated by Mattel without cause, he will be entitled to up to two years of base salary, with 18 months of base salary guaranteed and the remaining six months payable only if he has not secured employment during that time. Under the Massingberd Letter Agreement, if Mr. Massingberd’s employment is terminated by Mattel without cause, he will be entitled to two years of base salary. Pursuant to Mattel’s current severance practice for executives, Messrs. Kilpin and Massingberd would also receive three months of Company-paid COBRA coverage and up to three months of monthly payments approximately equal to the then current COBRA premiums and up to one year of outplacement services.

For purposes of the Kilpin and Massingberd Letter Agreements, “Cause” generally means Mattel’s good faith belief that the executive refused to follow lawful directions or materially failed to perform his duties (other than by reason of physical or mental illness, injury or condition); materially failed to comply with Mattel’s company policies; or engaged in conduct that is or may be unlawful or disreputable, to the possible detriment of Mattel or any of its subsidiaries or affiliates, or his own reputation.

Equity Award Plans and Agreements

Stock Options and Time-Vesting RSUs

Unless otherwise provided in an individual award agreement, employment agreement or severance agreement, the 2005 Plan and the 2010 Plan provide for accelerated vesting of equity awards and extended option exercisability under certain circumstances in the event of a change of control and specified terminations of employment.

2010 Plan

•	Awards that have been assumed or substituted in a change of control will vest in full if the participant’s employment is terminated without cause within 24 months following the change of control, and options will remain exercisable for the lesser of two years following the termination of employment or their remaining term. Awards that are not assumed or substituted in a change of control generally will vest in full upon the change of control, and outstanding RSUs generally will be settled immediately.

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•	In the event of a termination of employment due to death or disability or any retirement, in the case of stock options, and involuntary retirement only, in the case of RSUs, a participant will receive full vesting of any unvested stock options and RSUs that were granted at least six months prior to the termination date, and such stock options would remain exercisable for the lesser of five years or their remaining term.

•	In the event of an involuntary termination of employment, the option agreements for awards granted to our NEOs provide that options will vest in full and provide for extended exercise periods (see the footnotes under the “Estimated Potential Payments” table below), and the RSU award agreements granted to our NEOs provide for forfeiture, pro-rated vesting or full acceleration of vesting depending on whether the executive is a participant in the Severance Plan or retirement-eligible.

2005 Plan

•	All outstanding awards under the 2005 Plan have vested, except the 2009 retention RSU grants to Messrs. Stockton, Farr and Normile that will vest on July 31, 2014. These grants will vest in full in the event of a change of control, death, disability or involuntary termination of employment.

•	In the event of a termination of employment without cause within 18 months following a change of control, stock options remain exercisable for the lesser of two years following the termination of employment or their remaining term or such longer period as is provided under an individual agreement.

•	In the event of a termination of employment due to death or disability, (i) for grants made before May 2007, all vested options remain exercisable for the lesser of one year or their remaining term; and (ii) for grants made on or after May 17, 2007, all stock options will remain exercisable for the lesser of five years or their remaining term.

•	In the event of an involuntary termination of employment or retirement, the option agreements for awards granted to our NEOs provide for extended exercise periods (see the footnotes under the “Estimated Potential Payments” table below).

Performance RSUs

In the event of a change of control, (i) if the Performance RSUs are assumed or substituted by the acquiror in a change of control and the participant’s employment is involuntarily terminated following the change of control, or (ii) the Performance RSUs are not assumed or substituted in a change of control, then the vesting of the RSUs will be accelerated, based on the greater of the target level award opportunity or the actual performance through the most recent completed year prior to the change of control or the date of termination of employment, payable within 60 days of the change of control or the date of termination of employment.

In the event of a participant’s termination of employment due to voluntary or involuntary retirement, the participant will receive pro-rata vesting based on the total months worked during the three-year performance cycle, payable at the end of the three-year period based on our achievement of the performance measures. For Severance Plan participants, the same applies in the event of a participant’s termination of employment due to an involuntary termination of employment.

In the event of a termination of employment due to death or disability, the participant will receive full vesting based on our actual achievement of the performance measures through the most recently completed fiscal year that occurs prior to the participant’s death or disability.

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Estimated Potential Payments

The table below sets forth the estimated current value of payments and benefits to each of our NEOs upon a change of control, involuntary termination, involuntary termination following a change of control (“COC Termination”), retirement, death and disability of our NEOs, assuming that the triggering events occurred on December 31, 2013. For all our NEOs, the amounts shown do not include: (i) benefits earned during the term of our NEO’s employment that are available to all salaried employees, such as accrued vacation, and (ii) benefits previously accrued under the SERP (without enhanced benefits due to termination), DCP and 401(k) Plan. For information on the accrued amounts payable under the SERP, see “2013 Pension Benefits” and for amounts payable under the DCP, see the “2013 Nonqualified Deferred Compensation” table. The actual amounts of payments and benefits that would be provided can only be determined at the time of a change of control and/or the NEO’s separation from Mattel.

Name and Trigger	Severance or Multiple of Salary and Bonus(1)	Current Year Bonus(2)	Enhancement Value of Pension Benefits(3)	Valuation of Equity Vesting Acceleration Assuming Cash-Out(4)	Value of Other Benefits(5)	Total Value(6)
Bryan G. Stockton
Change of Control	–	$1,725,000	–	$2,706,636	–	$4,431,636
Involuntary Termination	$5,886,830	$1,242,000	$2,778,281	$14,266,617	$86,711	$24,260,439
COC Termination(7)	$5,886,830	$1,725,000	$2,778,281	$16,025,744	$86,711	$26,502,566
Retirement	–	–	–	$4,770,491	–	$4,770,491
Death	–	–	–	$12,965,076	–	$12,965,076
Disability	–	–	$1,214,044	$12,965,076		$14,179,120
Kevin M. Farr
Change of Control	–	$525,000	–	$2,706,493	–	$3,231,493
Involuntary Termination	$3,385,000	$378,000	$1,476,367	$6,332,428	$86,628	$11,658,423
COC Termination	$3,385,000	$525,000	$1,476,367	$6,980,134	$86,628	$12,453,129
Retirement	–	–	–	$1,613,962	–	$1,613,962
Death	–	–	–	$5,853,244	–	$5,853,244
Disability	–	–	–	$5,853,244	–	$5,853,244
Timothy J. Kilpin
Change of Control	–	$420,000	–	–	–	$420,000
Involuntary Termination	$1,200,000	–	–	–	$44,178	$1,244,178
COC Termination	$1,200,000	$420,000	–	$1,797,486	$44,178	$3,461,664
Retirement	–	–	–	–	–	–
Death	–	–	–	$1,185,352	–	$1,185,352
Disability	–	–	–	$1,185,352	–	$1,185,352

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EXECUTIVE COMPENSATION TABLES

Name and Trigger	Severance or Multiple of Salary and Bonus(1)	Current Year Bonus(2)	Enhancement Value of Pension Benefits(3)	Valuation of Equity Vesting Acceleration Assuming Cash-Out(4)	Value of Other Benefits(5)	Total Value(6)
Geoff M. Massingberd
Change of Control	–	$437,500	–	–	–	$437,500
Involuntary Termination	$1,250,000	–	–	$1,709,364	$44,178	$3,003,542
COC Termination	$1,250,000	$437,500	–	$2,321,498	$44,178	$4,053,176
Retirement	–	–	–	$876,714	–	$876,714
Death	–	–	–	$1,709,364	–	$1,709,364
Disability	–	–	–	$1,709,364	–	$1,709,364
Robert Normile
Change of Control	–	$377,000	–	$1,353,223	–	$1,730,223
Involuntary Termination	$2,497,500	$271,440	$8,083,171	$2,276,095	$61,994	$13,190,200
COC Termination	$2,497,500	$377,000	$8,083,171	$3,674,721	$61,994	$14,694,386
Retirement	–	–	–	–	–	–
Death	–	–	$4,985,275	$3,062,587	–	$8,047,862
Disability	–	–	$4,661,021	$3,062,587	–	$7,723,608

(1) For these purposes, the representative bonus amount is determined for Messrs. Stockton, Farr and Normile in accordance with the Severance Plan as the average of the two highest consecutive annual bonuses paid or payable to the executive for the five fiscal years ending before the notice of termination is given. Mr. Massingberd is entitled to only two times his salary in accordance with his letter agreement. Mr. Kilpin is entitled to up to two times his salary in accordance with his letter agreement.

(2) For Change of Control and COC Termination, amount represents target bonus opportunity. For Involuntary Termination, amount represents bonus payable for the year based on actual performance. Pursuant to the terms of the MIP, a participant may only be eligible for payment of a bonus if he or she is an active employee of Mattel on the date of payment; therefore, generally, a participant has not “earned” the MIP annual incentive as of December 31, 2013 if the participant leaves the Company on such date.

The terms of the Severance Plan provide that upon an involuntary termination (not within two years following a change of control), executives will receive an amount representing a pro-rated annual incentive under the MIP that the executive would have received had the executive remained employed through the MIP annual incentive payment date, based on actual performance at the end of the year. Upon an involuntary termination within two years following a change of control, the Severance Plan provides that this pro-rated amount will be based on the executive’s current target MIP annual incentive amount. While Messrs. Massingberd and Kilpin are not participants in the Severance Plan, they would receive the same benefits in the event of a COC Termination given the MIP provisions described below that are triggered by a change of control and the assumption that the COC Termination occurred on the date of the change of control.

The terms of the MIP provide that upon a change of control, each participant who is employed by Mattel immediately prior to such change of control will be paid any unpaid annual incentive with respect to any performance periods that ended before the closing date. With respect to each performance period that includes the date of the change of control, such participant shall be paid an amount equal to the greater of

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(i) the amount that such participant would have received under the MIP with respect to the performance period as if the target-level performance goals had been achieved, prorated based on the number of months that elapsed from the start of the performance period to the date of the change of control (the “Adjusted Performance Period”), or (ii) if determinable, the amount that such participant would have received under the MIP with respect to the Adjusted Performance Period, measuring for such purposes, the actual achievement of the performance objectives for the Adjusted Performance Period as of the date of the change of control. Such amounts shall be paid within 30 days following the change of control.

(3) Amounts shown reflect the enhancements, if any, provided for in the SERP for each participating NEO in connection with the various termination scenarios, which is the amount that exceeds the present value of the SERP benefit to be received upon retirement or voluntary termination of employment. These amounts are expressed as a lump sum present value amount, without reduction to reflect the possibility of forfeiture or recapture under the provisions described in the narrative disclosure to the “2013 Pension Benefits” table above.

(4) Stock Options: We assume that in the event of a change of control only, the outstanding options are assumed or substantially similar new rights are substituted therefor by the acquirer. If such options are not assumed or substantially similar new rights are not substituted for the outstanding awards, then the vesting of such options will be fully accelerated. For all other scenarios, amounts shown include the value of option acceleration due to retirement (i.e., any termination of employment other than the participant’s death or termination by Mattel for cause, at a time when the participant has attained at least 55 years of age and completed at least five years of service with Mattel) or other termination of employment. Amounts shown assume that all stock options would be exercised immediately upon termination of employment or cancelled upon a change of control in exchange for a cash payment, as applicable. Stock option values represent the excess of the assumed value of the option shares or the change of control price, as applicable, for which vesting is accelerated over the exercise price for those option shares, using the $47.58 per share closing price of Mattel common stock on December 31, 2013. If the stock options were not immediately exercised or if a change-of-control transaction occurred in which stock options were not cashed out, the value realized by the executives could differ from that disclosed. However, this value is not readily ascertainable since it depends upon a number of unknown factors, such as the date of exercise and the value of the underlying Mattel common stock on that date.

Extended Option Exercise Periods: Upon termination of employment, the stock option award agreements provide for extended option exercise periods, as follows:

•	For Messrs. Stockton, Farr and Massingberd, due to their age and years of service with Mattel, any termination of employment would qualify as retirement under the option award agreements; therefore, such stock options would remain exercisable for the lesser of five years or their remaining term, other than the August 1, 2013 stock option awards, which would be deemed granted within six months of such termination of employment. For Messrs. Stockton and Farr who were participants in the Severance Plan at the time of the August 1, 2013 stock option award, such stock options would remain exercisable for the lesser of three years or their remaining term in accordance with the Severance Plan.

•

For Mr. Normile, who is not retirement eligible, his stock option awards granted prior to his participation in the Severance Plan provide for the lesser of 90 days or their remaining term in the event of a termination of employment by Mattel without cause or by him for good reason, and the general provisions of the 2005 Plan and the 2010 Plan would apply in the event of death or disability or a termination of employment by Mattel without cause following a change of control. For stock options granted after September 2011 when he became a participant in the Severance Plan, such stock options

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would remain exercisable for the lesser of three years or their remaining term in the event of a termination by Mattel without cause or by Mr. Normile for good reason, before or after a change of control.

•	For Mr. Kilpin, who is not retirement eligible, the general provisions of the 2005 Plan and the 2010 Plan would apply to his stock option awards.

RSUs: We assume that in the event of a change of control only, the outstanding RSUs under the 2010 Plan are assumed or substantially similar new rights are substituted therefor by the acquirer. If such RSUs are not assumed or substantially similar new rights are not substituted for the outstanding awards, then the vesting of such RSUs will be fully accelerated. With regard to the 2009 retention RSU grants to Messrs. Stockton, Farr and Normile under the 2005 Plan, such RSUs will be fully vested in the event of a change of control only. The amount shown in the table includes the value of the RSUs for which vesting would have been accelerated, based on a $47.58 per share closing price of Mattel common stock on December 31, 2013.

(5) Other benefits include: (i) for Messrs. Stockton, Farr and Normile, up to two years of outplacement services up to an aggregate maximum cost of $50,000 each and payment of a monthly amount approximately equal to the then current COBRA premium for up to two years, and (ii) for Messrs. Kilpin and Massingberd, up to one year of outplacement services, three months of Company-paid COBRA coverage and payment of a monthly amount approximately equal to the then current COBRA premium for up to three months in accordance with Mattel’s current practice for executives. In the event that such NEO obtains new employment, the other benefits described above will terminate; however, amounts shown represent the maximum period of continuation.

(6) Amounts shown do not include the 2011-2013 LTIP Performance RSU shares because the three-year performance cycle ended on December 31, 2013. See “Compensation Discussion and Analysis – Elements of Compensation – Equity-Based LTIs” for a more complete description of the LTIP and the actual Performance RSU shares earned by our NEOs.

(7) In the Change of Control Termination scenario for Mr. Stockton, pursuant to the terms of the Severance Plan, the total amount reflected would be subject to a “cut back,” which for purposes of the table set forth above is estimated to be approximately $292,317. Participants in the Severance Plan are not entitled to be indemnified for any excise tax imposed as a result of severance or other payments deemed made in connection with a change of control. Instead, they will be required either to pay the excise tax or have such payments cut back to an amount that would not trigger the excise tax if it would be more favorable to them on an after-tax basis. Under the hypothetical scenario here, such cut-back of payments would result in an estimated reduction of $292,317 for Mr. Stockton, which is not reflected in the table. The actual amount of any such reduction can only be determined at the time of a change of control and/or Mr. Stockton’s separation from Mattel.

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COMPENSATION RISK REVIEW

COMPENSATION RISK REVIEW

Our Compensation Committee enlisted Cook & Co. for assistance in performing a risk assessment of our executive compensation structure, programs and practices to determine whether those programs encourage excessive risk taking. Cook & Co. employed a framework to assist the committee in ascertaining any potential material adverse risks and how they may link with Mattel’s compensation programs. The results of Cook & Co.’s assessment, along with our Human Resources Department’s assessment of our Company-wide compensation structure, programs and practices, were presented to our Compensation Committee in November 2013. As part of its review and assessment, our Compensation Committee also considered the following characteristics of our compensation programs, among others, that discourage excessive or unnecessary risk taking:

•	Our compensation programs appropriately balance short- and long-term incentives.

•	Long-term incentives provide a portfolio approach using Performance RSUs, stock options and time-vesting RSUs.

•	Under the MIP, the Company uses measures from the income statement, balance sheet and cash flow statement. For business group leaders, performance is measured 50% based on Company-wide results and 50% based on business group results. The performance measures are defined at the beginning of the performance period, with specific exclusions addressed in detail.

•	Our Compensation Committee may apply negative discretion in determining annual incentives earned under our MIP.

•	Cash and shares earned under our MIP and LTIP, respectively, are capped.

•	An established performance evaluation approach based on quantitative and qualitative performance is used on a Company-wide basis.

•	Stock ownership guidelines for our most senior executives have been in place for over a decade. In 2011, we extended stock ownership guidelines to our business group leaders who report directly to our CEO. Such stock ownership guidelines are reviewed annually by our Compensation Committee for individual compliance. Our guidelines were revised beginning in 2014 to include a requirement to hold shares until guidelines are met.

•	Formal equity grant procedures are in place.

Based on this assessment, we believe that our compensation programs do not present any risk that is reasonably likely to have a material adverse effect on Mattel.

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REPORT OF THE COMPENSATION COMMITTEE

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee reviewed and discussed Mattel’s Compensation Discussion and Analysis with Mattel’s management. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into Mattel’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

COMPENSATION COMMITTEE

Michael J. Dolan (Chair)

Dr. Andrea L. Rich

Dean A. Scarborough

Kathy White Loyd

March 26, 2014

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DIRECTOR COMPENSATION

DIRECTOR COMPENSATION

The following table shows the compensation of the non-employee members of our Board for 2013.

Name(1)	Fees Earned or Paid in Cash(2)	Stock Awards(3)	All Other Compensation(4)	Total
Michael J. Dolan	$120,000	$120,008	$20,000	$260,008
Trevor A. Edwards	$100,000	$120,008	$15,000	$235,008
Dr. Frances D. Fergusson	$110,000	$120,008	$15,750	$245,758
Dominic Ng	$110,000	$120,008	$20,000	$250,008
Vasant M. Prabhu	$110,000	$120,008	$15,000	$245,008
Dr. Andrea L. Rich	$100,000	$120,008	$15,000	$235,008
Dean A. Scarborough	$110,000	$120,008	$15,000	$245,008
Christopher A. Sinclair	$170,000	$120,008	$15,750	$305,758
Dirk Van de Put	$110,000	$120,008	$15,000	$245,008
Kathy White Loyd	$110,000	$120,008	$17,500	$247,508

(1) During 2013, Mr. Stockton, as CEO and a member of the Board, did not receive any additional compensation for serving as a director other than the amounts attributed to him for recommended grants and matching charitable contributions under the director programs described below. All of his compensation for his services to Mattel is shown in the “2013 Summary Compensation Table.”

(2) For Mr. Edwards and Mr. Ng, some or all amounts shown were deferred under the Mattel, Inc. Deferred Compensation Plan for Non-Employee Directors (“Director DCP”). Mr. Edwards deferred some amounts into the phantom stock account. See the narrative disclosure below for details.

(3) In 2013, each of our non-employee directors received an annual equity grant of 2,610 RSUs. Amounts shown represent the grant date fair value of such shares computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions made in the valuation reflected in these columns, see Note 7 to Mattel’s Consolidated Financial Statements for 2013 contained in the Form 10-K filed with the SEC on February 26, 2014. The actual value, if any, that a director may realize from an award is contingent upon the satisfaction of the conditions to vesting in that award. Thus, there is no assurance that the value, if any, eventually realized by the director will correspond to the amount shown.

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DIRECTOR COMPENSATION

The table below shows the aggregate number of stock awards and option awards outstanding for each non-employee director as of December 31, 2013. Stock awards consist of unvested RSUs and vested but deferred RSUs. Directors may elect to further defer payment until a later date under the Director DCP, which would result in a deferral of taxable income to the director. Option awards consist of exercisable and unexercisable stock options.

Name	Aggregate Stock Awards Outstanding as of December 31, 2013	Aggregate Option Awards Outstanding as of December 31, 2013
Michael J. Dolan	10,077	33,000
Trevor Edwards	7,059	–
Dr. Frances D. Fergusson	10,077	–
Dominic Ng	21,484	9,000
Vasant M. Prabhu	10,077	–
Dr. Andrea L. Rich	14,397	33,000
Dean A. Scarborough	21,484	12,000
Christopher A. Sinclair	10,077	21,000
Dirk Van de Put	9,792	–
Kathy White Loyd	21,484	–

(4) The “All Other Compensation” column shows the amount of gifts made by the Mattel Children’s Foundation pursuant to the Board of Directors Recommended Grants Program and the Gift Matching Program for the applicable director. Subject to certain limitations, each director may recommend that the Mattel Children’s Foundation make gifts of up to a total of $15,000 per year (effective in 2014, up to an additional $10,000 if the director matches the Mattel Children’s Foundation contribution dollar-for-dollar up to such additional amount) to one or more non-profit public charities that help fulfill the Foundation’s mission of serving children in need. The Mattel Children’s Foundation also will match up to $5,000 for any gifts that the director makes on his or her own, subject to certain limitations. The programs may not be used to satisfy any pre-existing commitments of the director or any member of the director’s family.

Narrative Disclosure to Director Compensation Table

Non-employee directors received an annual retainer of $100,000, and each non-employee committee chair received an additional annual retainer, the amount of which differed depending upon the committee, as follows: Audit Committee, $20,000; Compensation Committee, $20,000; and all other committees, $10,000. The independent lead director received an additional $30,000. Further, each member of the Audit Committee received an additional annual retainer of $10,000. Directors had the option to receive either all or a portion of their annual retainer in the form of shares of Mattel common stock or to defer receipt under the Director DCP.

During 2013, non-employee directors also received annual grants of RSUs, with a fixed grant value of $120,000. In 2013, the Compensation Committee reviewed market data regarding compensation paid to non-employee directors at our peer group companies, and, based in part on the recommendations of Cook & Co., determined to slightly increase the annual equity grant awards provided to our non-employee directors. Effective as of the 2014 Annual Meeting, the grant value of the RSUs will increase to $130,000. Each RSU represents a contingent right to receive one share of Mattel common stock. These RSUs have quarterly ratable vesting schedules but the non-employee director generally will receive actual shares of Mattel common stock in settlement of the vested RSUs on the earlier of the third anniversary of the grant

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date or the date his or her directorship terminates. We reserve the right to settle the units in cash equal to the fair market value of the stock, but do not anticipate doing so. The RSUs have dividend equivalent rights, meaning that for the period before the RSUs are settled in shares or forfeited, we will pay the grantee cash equal to the cash dividends that he or she would have received if the units had been an equivalent number of actual shares of Mattel common stock. The directors may also elect to further defer the receipt of the shares under the Director DCP.

If a non-employee director leaves our Board, the consequences for the RSUs depend on the circumstances of such departure:

•	If the departure occurs as a result of death, disability or retirement at age 55 or greater with five or more years of service, the RSUs vest in full;

•	If the departure is for cause, all of the RSUs will be forfeited; and

•	In all other circumstances, the unvested RSUs will be forfeited.

Under the general terms of the 2010 Plan, upon a change of control, any RSUs granted thereunder that are not assumed or substituted therefor by the acquirer in a change of control would vest in full upon the change of control.

In September and November 2008, the Board approved amendments to the Director DCP intended to comply with Section 409A of the Internal Revenue Code and to allow directors to defer common stock underlying their annual RSU grants under the Director DCP. The Board also amended the plan to allow deemed investments of account balances in the same investment options made available to participants in the DCP, including deemed investments in one or more of a number of externally managed institutional funds. Prior to the amendment, directors had the option of choosing between deemed investments in (i) a common stock equivalent or “phantom stock” account or (ii) an interest-bearing account with the same crediting rate as that available under the DCP. Similar to the DCP, the directors’ accounts do not have any “above-market” earnings or preferential earnings as defined in applicable SEC rules and regulations since the crediting rate investment option will always be set annually lower than the 120% of the applicable federal long-term rate, with compounding, and the rate of return for the externally managed institutional funds and the “phantom stock” accounts track the actual rate of return on the externally managed funds and investments in Mattel common stock.

Distribution of amounts deferred under the Director DCP may be paid in a lump sum or 10 annual installments, with payment made or commencing upon a director’s termination of service with the Board or upon the director achieving a specified age not to exceed 72. As of December 31, 2013, the following directors had the following aggregate balances of phantom stock units in the Stock Equivalent Account of the Director DCP, including deferred RSUs: Mr. Edwards, 1100; Mr. Ng, 40,258; Dr. Rich, 15,690; Mr. Scarborough, 27,104; and Ms. White Loyd, 26,606.

Mattel reimburses directors for their expenses incurred while traveling on Board business and permits directors to use Company aircraft when traveling on Board business, as well as commercial aircraft, charter flights and non-Mattel private aircraft. These expenses are not considered perquisites, as they are limited to business use. In the case of travel by a non-Mattel private aircraft, the amount reimbursed is generally limited to variable costs or direct operating costs relating to travel on Mattel Board business and generally does not include fixed costs such as a portion of the flight crew’s salaries, monthly management fee, capital costs or depreciation.

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DIRECTOR COMPENSATION

Non-Employee Director Stock Ownership

The Board has adopted guidelines regarding non-employee director stock ownership. These guidelines currently state that, within five years after joining the Board, non-employee members of the Board should attain a target minimum level of stock ownership of five times the annual cash retainer paid to each member. The annual cash retainer is currently $100,000. For this purpose, stock holdings are valued at the greater of actual cost or current market value. Directors who have deferred any of their cash compensation into investments in Mattel stock equivalent accounts in the Director DCP receive credit for such amounts, valued at the current market value. In August 2010, our Board increased the target minimum level stock ownership guideline from three times to five times the annual cash retainer. Each of our Board members (other than the newest members of our Board, Messrs. Van de Put and Edwards) has met the new target minimum stock ownership level. Mr. Van de Put has until December 1, 2016 to meet the target minimum level of stock ownership, and Mr. Edwards has until March 14, 2017 to meet the target minimum level of stock ownership.

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EQUITY COMPENSATION PLAN INFORMATION

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2013 regarding existing compensation plans, including individual compensation arrangements, under which equity securities of Mattel are authorized for issuance.

Plan Category	(a) Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights		(b) Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights		(c) Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column(a))
Equity compensation plans approved by security holders(1)	14,014,350	(2)	$27.48	(3)	27,108,634	(4)
Equity compensation plans not approved by security holders(5)	316,803	(6)	—		—
Total	14,331,153		$27.48	(3)	27,108,634

(1) Consists of the Amended and Restated Mattel 1996 Stock Option Plan, the 2005 Plan and the 2010 Plan.

(2) Represents 9,217,815 shares to be issued upon exercise of outstanding options, 3,187,012 shares of common stock subject to outstanding time-vesting RSUs and 1,609,523 shares issuable from outstanding Performance RSUs awarded under the 2011-2013 LTIP (representing the actual number of shares that could be earned as of December 31, 2013 assuming actual achievement of performance-related conditions in 2013 and the actual TSR adjustment earned for the three-year performance cycle ending December 31, 2013, including dividend equivalents through December 31, 2013).

(3) Represents the weighted-average exercise price of outstanding options and is calculated without taking into account the shares of common stock subject to outstanding time-vesting RSUs and Performance RSUs that become issuable without any cash payment required for such shares.

(4) Represents the number of securities remaining available for issuance under our 2010 Plan, assuming the issuance of the actual number of shares payable under our 2011-2013 LTIP as of December 31, 2013.

(5) Consists of the DCP and Director DCP, (collectively, the “Deferred Compensation Plans”). Under our Deferred Compensation Plans, participating employees and directors may elect to defer compensation and, under the DCP, participating employees are credited with contributions from Mattel. Participants in the Deferred Compensation Plans may direct the manner in which the deferred amounts will be deemed invested, including in a phantom stock account representing hypothetical shares of Mattel common stock, which are “purchased” based on the market price prevailing at the time of the deemed purchase. When distributions are made in accordance with the Deferred Compensation Plans, the portion attributable to a participant’s stock equivalent account is distributed in the form of shares of Mattel common stock.

(6) Represents 316,803 shares credited to the accounts of participants under our Deferred Compensation Plans.

Mattel, Inc. 2014 Proxy Statement	99

CERTAIN TRANSACTIONS WITH RELATED PERSONS

CERTAIN TRANSACTIONS WITH RELATED PERSONS

Our Board maintains a written Related Party Transactions Policy regarding the review, approval and ratification of any transaction required to be reported under Item 404(a) of the SEC’s Regulation S-K. Under the policy, a related party transaction (as defined below) may be consummated or may continue only if the Audit Committee of our Board approves or ratifies the transaction in accordance with the guidelines set forth in the policy. A transaction entered into without pre-approval of the Audit Committee is not deemed to violate the policy so long as the transaction is brought to the Audit Committee as promptly as reasonably practical after it is entered into. Management shall present to the Audit Committee each new or proposed related party transaction, including the terms of the transaction, the business purpose of the transaction, and the benefits to Mattel and to the relevant related person. For the purposes of our policy, a “related party transaction” is any transaction or relationship directly or indirectly involving a director (which term includes any director nominee), executive officer (within the meaning of Rule 3b-7 under the Exchange Act), person known by us to be the beneficial owner of more than 5% of our common stock or any person known by us to be an immediate family member of any of the foregoing that would need to be disclosed under Item 404(a) of the SEC’s Regulation S-K.

Our directors and executive officers complete questionnaires on an annual basis designed to elicit information about any potential related party transactions, and they are also instructed and periodically reminded of their obligation to inform our legal department of any potential related party transactions. Also, we review information about security holders known by us to be beneficial owners of more than five percent of any class of our voting securities (see “Principal Stockholders” on page 12) to determine whether there are any relationships with such security holders that might constitute related party transactions.

We are not aware of any related party transactions with any directors, executive officers or more-than-five-percent security holders requiring disclosure under the SEC’s rules or our Related Party Transactions Policy.

100	Mattel, Inc. 2014 Proxy Statement

PROPOSAL 2 – ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION (“SAY-ON-PAY”)

PROPOSAL 2 – ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION (“SAY-ON-PAY”)

We are asking our stockholders to approve, on a non-binding, advisory basis, the compensation of our named executive officers (“NEOs”) as we have described it in the “Compensation Disclosure – Compensation Discussion and Analysis” section of this Proxy Statement and the related executive compensation tables, beginning on page 42. Our executive compensation programs are designed to enable us to recruit, retain and develop superior management talent, who are critical to our success. Such programs reward our NEOs for the achievement of specific annual and long-term goals, including overall Company and business group goals and the realization of increased stockholder value.

Strong stockholder support exists for our compensation decisions.

At our annual meeting of our stockholders last year, our stockholders approved the compensation of our 2012 NEOs with over a 96% approval. The Compensation Committee believes that the strong support from our stockholders demonstrates that our executive compensation programs are designed appropriately to reward Company and stock performance with responsible and balanced incentives. The Compensation Committee is continuously working to ensure that management’s interests are aligned with our stockholders’ interest to support long-term value creation.

The following is a summary of some of the key points of our executive compensation programs. We urge our stockholders to review the “Compensation Disclosure – Compensation Discussion and Analysis” section of this Proxy Statement and the related executive compensation tables for more information.

We experienced strong stock price appreciation and provided value to our stockholders through return of cash, even though 2013 financial results were less than expected. The incentive compensation we paid reflected our performance.

•	During 2013, we paid annual total dividends of $1.44 per share, which reflects an increase of 16% from 2012, and we repurchased 11 million shares of our common stock at a cost of approximately $469 million (up from $78 million in 2012).

•	Our stock price increased from $35.43 to $47.58 during 2013, reflecting a one-year Total Stockholder Return (“TSR”) of over 34% compared to our peer group one-year median TSR of 37%.

•	Our stock price appreciation yielded a three- and five-year TSR of 28% and 29%, respectively, compared to our peer group three- and five-year median TSR of 22% and 21%, respectively.

•	2013 results reflected growth in net sales (1%), operating income (14%)[1] and EPS (16%)[1], despite fourth quarter challenges.

(1) The 2012 results reflect a litigation charge arising from the litigation between Mattel and MGA Entertainment, Inc., which resulted in reductions to operating income and net income of $137.8 million and $87.1 million, respectively (“Litigation Charge”). The Litigation Charge also negatively impacted earnings per share by $0.25 per share.

Mattel, Inc. 2014 Proxy Statement	101

PROPOSAL 2 – ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION (“SAY-ON-PAY”)

We emphasize pay-for-performance and subject a significant amount of our NEOs’ pay to Mattel’s performance.

Our Performance RSUs are tied to our net sales, operating profit/capital deployment and our three-year TSR. Under our Long-Term Incentive Program (“LTIP”), we grant performance-based restricted stock units (“Performance RSUs”) every three years, which are earned based on (i) our net sales and our net operating profit after taxes less a capital charge measured annually and averaged over the three-year period, and (ii) our relative TSR compared to companies in the S&P 500 over the three-year performance cycle. The TSR measure is designed to increase performance compensation when our stockholders are achieving above-market returns and reduce performance compensation when our stockholders are receiving below-market returns. As further emphasis on our pay-for-performance philosophy and commitment to aligning our executives’ long-term interests with those of our stockholders, awards under our Performance RSUs are denominated and paid in shares, instead of cash.

2013 was the last year of the three-year performance cycle. In 2013, due in part to net sales performance at below threshold, we achieved only 44.6% under our annual performance-related component. This was averaged with the 2011 and 2012 annual performance-related component achievements and resulted in a 96.1% average performance earnout over the three-year performance cycle. In accordance with the terms of the awards, the performance-related component earnout was then modified, based on our strong achievement of TSR for the three-year performance cycle relative to the S&P 500. Our TSR for the three-year performance cycle was at the 84th percentile of the S&P 500, and as a result, the three-year average performance earnout was increased by 50 percentage points. This resulted in a total earnout of 146.1%, for each NEO, of the target number of Performance RSUs awarded. Dividend equivalent shares were issued in an amount equal to 11% of the shares earned.

Our annual performance-based cash incentives drive our profitability as well as cash and working capital management. Under our annual performance-based cash incentive plan, or MIP, we provide incentive compensation based on three performance measures that we believe drive TSR. In 2013, under our MIP due largely to our less than expected adjusted operating profits, we achieved 85.0% of target performance under our MIP Company financial metrics, but determined to pay only 72.0% of target in light of our overall financial performance relative to net sales and operating results and to better align earnouts of our NEOs with other senior executives.

Our pay mix focuses on equity compensation aligned with our stockholders interests.

We believe that equity awards serve to align the interests of our executive officers with those of our long-term stockholders by encouraging long-term performance. As such, equity awards are a key component of our executive compensation programs. In 2013, equity awards ranged between approximately 50% and 66% of our NEOs’ compensation opportunities. Our equity-based long-term incentives have been designed as a portfolio mix of the following components:

•	Performance RSUs – awarded every three years and shares earned based on a performance-related component, with annual goals for each year in the three-year performance cycle, and a three-year relative TSR market-related component;

•	Stock options – annual grants that have value only with stock price appreciation and continued service over time; and

•	Time-vesting RSUs – annual grants that put significant value at risk and are effective as an ownership and retention tool, particularly since vesting commences on the second anniversary of the grant date.

102	Mattel, Inc. 2014 Proxy Statement

PROPOSAL 2 – ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION (“SAY-ON-PAY”)

We provide competitive pay opportunities that are intended to reflect best practices.

Our executive compensation programs provide competitive pay opportunities and are intended to reflect best practices. Our Compensation Committee has, among other things, taken the following actions:

•	Target total direct compensation for our NEOs is generally at the median of our comparator peer group.

•	We transitioned away from individual executive agreements by implementing an Executive Severance Plan for certain executive officers that eliminates gross-ups of excise taxes, limits severance benefit levels to two times and eliminates continuations of certain fringe benefits at our expense.

•	We required double trigger for equity acceleration in connection with a change of control.

•	We do not provide a corporate aircraft for personal travel for our Chief Executive Officer.

•	We discontinued tax gross-up payments on perquisites and benefits, except for relocations and related international tax compliance that are under our control, are at our direction, and benefit our business operations.

•	We maintain meaningful stock ownership guidelines that align our management’s long-term interests with our stockholders and discourage excessive risk-taking.

We are committed to having strong governance standards with respect to our compensation programs and practices.

•	Our Compensation Committee is comprised solely of independent directors.

•	Our Compensation Committee has engaged its own independent compensation consultant who performs an annual comprehensive market analysis of our executive compensation programs and pay levels and confirms their independence.

•	We generally prohibit Board members, officers and employees from engaging in hedging transactions or pledging or using Mattel shares as collateral for loans.

•	We have implemented equity compensation grant procedures that comply with evolving best practices.

•	Our Compensation Committee oversees and periodically assesses the risks associated with our Company-wide compensation structure, programs and practices to determine whether they encourage excessive risk-taking.

•	In 2013, we adopted a Compensation Recovery Policy applicable to our Section 16 officers, permitting our Compensation Committee to require forfeiture or reimbursement of certain cash and equity that was paid, granted or vested based upon the achievement of financial results that, when recalculated to include the impact of a material financial restatement, were not achieved, whether or not fraud or misconduct was involved.

Recommendation

The Board believes that the information provided above and within the “Compensation Disclosure” section of this Proxy Statement demonstrates that our executive compensation programs are designed appropriately and are working to ensure that management’s interests are aligned with our stockholders’ interests to support long-term value creation.

Mattel, Inc. 2014 Proxy Statement	103

PROPOSAL 2 – ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION (“SAY-ON-PAY”)

The Board has determined to hold a “say-on-pay” advisory vote every year. In accordance with this determination and Section 14A of the Securities Exchange Act of 1934, as amended, and as a matter of good corporate governance, we are asking our stockholders to approve the following advisory resolution at the Annual Meeting:

“RESOLVED, that the stockholders of Mattel approve, on an advisory basis, the compensation of Mattel’s named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables and narrative discussion of this Proxy Statement.”

The say-on-pay vote is advisory, and therefore not binding on Mattel, the Compensation Committee or the Board. Although non-binding, the Compensation Committee and the Board will review and consider the voting results when making future decisions regarding our executive compensation programs. Unless the Board modifies its determination on the frequency of future “say-on-pay” advisory votes, the next “say-on-pay” advisory vote will be held at the 2015 annual meeting of stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE EXECUTIVE COMPENSATION OF MATTEL’S NAMED EXECUTIVE OFFICERS.

104	Mattel, Inc. 2014 Proxy Statement

PROPOSAL 3 – RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PROPOSAL 3 – RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2014. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting to respond to appropriate questions and will have an opportunity to make a statement if they desire to do so.

Stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accountants is not required by our Certificate of Incorporation, our Bylaws, or otherwise. However, the Board is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification because we believe it is a matter of good corporate practice. If our stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers LLP, but still may retain them. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in our best interests and that of our stockholders.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION

OF PRICEWATERHOUSECOOPERS LLP AS MATTEL’S INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM.

Mattel, Inc. 2014 Proxy Statement	105

PROPOSAL 4 – STOCKHOLDER PROPOSAL REGARDING INDEPENDENT BOARD CHAIRMAN

PROPOSAL 4 – STOCKHOLDER PROPOSAL REGARDING INDEPENDENT BOARD CHAIRMAN

John Chevedden, whose address is 2215 Nelson Ave., No. 205, Redondo Beach, CA 90278, has requested that the following proposal be included in this Proxy Statement and has indicated that he intends to bring such proposal before the 2014 Annual Meeting of Stockholders. If Mr. Chevedden (or his “qualified representative” as determined by our Bylaws) is present at the Annual Meeting and properly submits the proposal for a vote, then the proposal will be voted upon at the Annual Meeting. Mr. Chevedden has submitted documentation indicating that he is the beneficial owner of at least 100 shares of Mattel common stock and has advised Mattel that he intends to continue to hold the requisite amount of shares through the date of the 2014 Annual Meeting. Mr. Chevedden’s proposal and his related supporting statement are followed by a recommendation from the Board of Directors. The Board of Directors disclaims any responsibility for the content of the proposal and the statement in support of the proposal, which are presented in the form received from the stockholder.

The stockholder’s proposal follows:

Proposal 4 – Independent Board Chairman

“RESOLVED: Shareholders request that our Board of Directors adopt a policy, and amend other governing documents as necessary to reflect this policy, to require the Chair of our Board of Directors to be an independent member of our Board. This independence requirement shall apply prospectively so as not to violate any contractual obligation at the time this resolution is adopted. Compliance with this policy is waived if no independent director is available and willing to serve as Chair. The policy should also specify how to select a new independent chairman if a current chairman ceases to be independent between annual shareholder meetings.

When our CEO is also our board chairman, this arrangement can hinder our board’s ability to monitor our CEO’s performance. Many companies already have an independent Chairman. An independent Chairman is the prevailing practice in the United Kingdom and many international markets. This proposal topic won 50%-plus support at 5 major U.S. companies in 2013 including 73%-support at Netflix.

This topic is more important for Mattel than many other companies because our Lead Director, Christopher Sinclair had 17-years long tenure which detracts from his independence. There are few major companies who have a Lead Director with more than 17-years tenure.

This proposal should also be more favorably evaluated due to our Company’s clearly improvable environmental, social and corporate governance performance as reported in 2013:

GMI Ratings, an independent investment research firm, rated Mattel’s executive pay a D- $17 million for Bryan Stockton and shareholders faced a potential 14% stock dilution. Michael Dolan chaired our executive pay committee. Unvested equity pay would not lapse upon CEO termination. Mattel had not linked environmental or social performance to its current incentive pay policies.

Additional concerns included that not one audit committee member had substantial industry knowledge and not one independent director had expertise in risk management. There were forensic accounting

106	Mattel, Inc. 2014 Proxy Statement

PROPOSAL 4 – STOCKHOLDER PROPOSAL REGARDING INDEPENDENT BOARD CHAIRMAN

ratios related to expense recognition that had extreme values either relative to industry peers or to our company’s own history. GMI rated Mattel as having Very Aggressive Accounting & Governance Risk indicating higher accounting and governance risk than 91% of companies.

Mattel was not a signatory of the UN Global Compact, a commonly employed global standard for achieving and maintaining more effective sustainability practices. In the area of workplace safety Mattel had not implemented OSHAS 18001 as its occupational health and safety management system.

Returning to the core topic of this proposal from the context of our clearly improvable corporate governance, please vote to protect shareholder value.

Independent Board Chairman – Proposal 4

* * * * * * * * * * * * * * * * * * * *

The Board of Directors recommends that stockholders vote AGAINST this stockholder proposal for the following reasons:

Mattel’s Board Leadership Structure Should Be Evaluated Periodically Instead of Dictated by the Proposal’s “One-Size-Fits-All” Approach. Part of Mattel’s directors’ fiduciary duties is to determine that the Board’s leadership structure is appropriate given Mattel’s specific characteristics or circumstances at the time. Accordingly, as discussed above under “The Board of Directors and Corporate Governance – Board Leadership Structure,” Mattel’s governing documents provide the Board with maximum flexibility to select the most appropriate leadership structure for the Company, including, when appropriate, separating the positions of Chairman and CEO (which the Board has done in the past). We believe that the Company and its stockholders benefit from this flexibility, and that the Board is best positioned to lead this evaluation since the Board has extensive knowledge of the Company’s strategic goals, opportunities and challenges. Thus, we believe that it is important for the Board to continue to determine on a case-by-case basis the most effective leadership structure for Mattel, rather than take the “one-size-fits-all” approach to Board leadership requested by this stockholder proposal. In addition, the Proposal’s “one-size-fits-all” approach is uncommon: according to the Spencer Stuart U.S. Board Index 2013, only 4% of S&P 500 companies reported having a formal policy requiring the separation of the CEO and chair roles, with the majority of other companies deciding their leadership structure on a case-by-case basis.

Mattel’s Current Board Leadership Structure Best Serves Mattel and Its Stockholders. The Board periodically evaluates Mattel’s Board leadership structure and is not committed to one particular leadership structure. The Board believes that at the present time, Mattel and its stockholders are best served by a leadership structure in which a single person serves as Chairman and Chief Executive Officer, counterbalanced by a strong, independent Board led by an independent lead director who has specifically-enumerated powers and specified responsibilities. The Board believes that at the present time this leadership structure strikes the optimal balance between unified leadership and effective independent oversight, as discussed in more detail above under “The Board of Directors and Corporate Governance – Board Leadership Structure.” Moreover, at Mattel’s 2013 Annual Meeting of Stockholders approximately 67% of votes cast opposed a similar stockholder proposal that requested a “one-size-fits-all” approach to the Board’s leadership structure.

Mattel’s Strong Corporate Governance Practices Provide Effective, Independent Board Oversight. Mattel’s Board is committed to good corporate governance and has adopted practices and procedures that promote Board independence and effective oversight of management:

Mattel, Inc. 2014 Proxy Statement	107

PROPOSAL 4 – STOCKHOLDER PROPOSAL REGARDING INDEPENDENT BOARD CHAIRMAN

•	All but one director on Mattel’s Board (Mr. Stockton, our Chairman and Chief Executive Officer) is independent, as defined under Mattel’s and Nasdaq’s director independence standards. Independent directors thus compose greater than 90% of the Board, well above the majority standard required by Nasdaq. As described in their biographies above, the Board’s independent directors possess the relevant business experience and skills to oversee management.

•	The Audit Committee, the Governance and Social Responsibility Committee, and the Compensation Committee are each composed entirely of independent directors. This entrusts to the independent directors the oversight of critical matters, such as the integrity of Mattel’s financial statements, the evaluation of the Board and its Committees, and the compensation of Mattel’s executive officers. Mr. Stockton does not serve on any of the Board Committees.

•	The Governance and Social Responsibility Committee annually evaluates each director, and recommends to the Board whether each should be nominated for election to a one-year term.

•	The independent directors meet in executive session without the presence of management at least once every quarter.

•	The Board also recognizes the importance of strong independent Board leadership. Mattel’s Corporate Governance Guidelines require that the independent directors select an independent lead director when the Chairman is not independent. The independent directors have selected Mr. Sinclair to serve as the independent lead director. The independent lead director’s responsibilities mirror those typically performed by an independent Chairman and include the following:

–	Presides at all meetings of the Board at which the Board Chairman is not present, including executive sessions of the independent directors;

–	Serves as liaison between the Board Chairman and the independent directors;

–	Approves information sent to the Board;

–	Approves meeting agendas for the Board;

–	Approves schedules of meetings to assure that there is sufficient time for discussion of all agenda items;

–	Has the authority to call meetings of the independent directors; and

–	If requested by major stockholders, ensures that he is available for consultation and direct communication.

Mattel’s Executive Compensation Program Incorporates Strong Corporate Governance Practices, Is Voted on Annually by Stockholders and Has Received Overwhelming Support. The stockholder proposal attempts to justify imposing a “one-size-fits-all” approach to Board leadership in part by criticizing Mattel’s executive compensation practices. As discussed in detail under “The Board of Directors and Corporate Governance – Board Committees – Compensation Committee” and “Compensation Disclosure – Compensation Discussion and Analysis” above, we have implemented strong governance standards with respect to executive compensation. Further, at Mattel’s 2013, 2012 and 2011 Annual Meetings of Stockholders, more than 96%, 95% and 93%, respectively, of the votes cast voted to approve the compensation provided to Mattel’s Named Executive Officers.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 4.

108	Mattel, Inc. 2014 Proxy Statement

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires Mattel’s directors and certain of its officers, and persons who own more than 10% of a registered class of Mattel’s equity securities, to file reports of ownership and changes in ownership of such securities with the SEC. Such officers, directors and greater than 10% stockholders are also required to furnish Mattel with copies of all Section 16(a) forms they file.

Based on its review of the copies of all Section 16(a) forms received by it and other information, Mattel believes that with regard to the year ended December 31, 2013, all filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with.

Mattel, Inc. 2014 Proxy Statement	109

DEADLINE FOR FUTURE PROPOSALS, NOMINATIONS AND RECOMMENDATIONS BY STOCKHOLDERS

DEADLINE FOR FUTURE PROPOSALS, NOMINATIONS AND RECOMMENDATIONS BY STOCKHOLDERS

Stockholder Proposals and Nominations

Any proposal to conduct business (other than nominations) at a meeting of stockholders that a stockholder desires to have included in Mattel’s proxy materials for the 2014 annual meeting of stockholders of Mattel must comply with the applicable rules and regulations of the SEC, including that any such proposal must be received by our Secretary at our principal office no later than December 3, 2014 and must otherwise comply with Rule 14a-8 under the Exchange Act and the applicable procedures set forth in our Bylaws.

Our Bylaws require a stockholder to give advance notice of any proposal to conduct business, or to present a nomination of one or more candidates for election to the Board, that the stockholder wishes to bring before a meeting of our stockholders. In general, for business proposals or nominations to be brought before an annual meeting by a stockholder, written notice of the stockholder proposal or nomination must be received by our Secretary during the period beginning 120 days and ending 90 days before the anniversary of the last annual meeting (no earlier than January 16, 2015 and no later than February 15, 2015). However, if the date of the upcoming annual meeting is more than 30 days before or more than 60 days after the anniversary of the last annual meeting, notice must be received by the Secretary during the period beginning 120 days before the upcoming annual meeting and ending on the later of 90 days before the upcoming annual meeting or 10 days after the first public announcement of such meeting date. This advance notice must set forth:

•	In the case of a nomination of one or more candidates for the Board, certain information set forth in our Bylaws (generally as described below) about both the nominee(s) and the stockholder making the nomination; and

•	In all other cases:

–	A brief description of the business desired to be brought before the meeting, the text of the proposal or business and the reasons for conducting that business at the meeting; and

–	Certain other information set forth in our Bylaws and/or required by law.

If a stockholder desires to have a proposal to conduct business (other than nominations) included in Mattel’s proxy materials for the 2015 annual meeting of our stockholders and desires to have such proposal brought before the same annual meeting, the stockholder must comply with the applicable rules and regulations of the SEC and the applicable procedures set forth in our Bylaws, as described in the two immediately preceding paragraphs. Any required written notices should be sent to: Secretary, Mail Stop M1-1516, Mattel, Inc., 333 Continental Boulevard, El Segundo, CA 90245-5012.

Recommendations of Director Candidates

Under our Director Nominations Policy, stockholder recommendations of nominees to the Board must also comply with the advance notice requirements in our Bylaws, including the requirement to submit such recommendations within the timeline outlined above. Any such recommendation must include the following information:

•

Candidate Information and Requirements – name, age, business address, residence address, principal occupation, citizenship, the number of shares owned directly or beneficially, written consent to serve as

110	Mattel, Inc. 2014 Proxy Statement

DEADLINE FOR FUTURE PROPOSALS, NOMINATIONS AND RECOMMENDATIONS BY STOCKHOLDERS

a director if elected, all other information that would be required to be disclosed in a proxy statement under the Exchange Act, a description of any arrangements and material relationships during the past three years between the recommending stockholder and the nominee (or their affiliates or associates or others acting in concert therewith), and a completed and signed questionnaire, representation and agreement as may be required by the Bylaws.

•	Recommending Stockholder Information and Requirements – name, address, the number of shares beneficially owned, and certain representations and other information as may be required by the Bylaws.

Recommendations for director candidates should be sent to: Governance and Social Responsibility Committee, c/o Secretary, Mail Stop M1-1516, Mattel, Inc., 333 Continental Boulevard, El Segundo, CA 90245-5012.

Mattel, Inc. 2014 Proxy Statement	111

OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

As of the date of this Proxy Statement, the Board knows of no business, other than that described in this Proxy Statement, that will be presented for consideration at the Annual Meeting. If any other business comes before the Annual Meeting or any adjournment or postponement thereof, the proxy holders may vote the proxies in their discretion.

112	Mattel, Inc. 2014 Proxy Statement

SOLICITATION OF PROXIES

SOLICITATION OF PROXIES

Mattel will pay the cost of soliciting proxies for the Annual Meeting. We expect that proxies will be solicited principally by mail. Officers and regular employees of Mattel may solicit proxies personally or by telephone, telegraph or special letter, but they will not receive any additional compensation for these efforts.

In addition, Mattel has retained MacKenzie Partners, Inc. to assist in connection with the solicitation of proxies from stockholders whose shares are held in nominee name by various brokerage firms. We estimate the cost of this solicitation to be $15,000, plus out-of-pocket costs and expenses. Representatives of Broadridge Financial Solutions, Inc. will tabulate votes and act as Inspector of Election at this year’s Annual Meeting.

Mattel will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials or the Notice of Internet Availability of Proxy Materials to the beneficial owners of the shares held by them.

By Order of the Board of Directors

Robert Normile

Secretary

El Segundo, California

April 2, 2014

This Proxy Statement contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements relate to expectations concerning matters that are not historical facts. A forward-looking statement is neither a prediction nor a guarantee of future events or circumstances, and those future events or circumstances may not occur. Investors should not place undue reliance on the forward-looking statements, which speak only as of the date of this Proxy Statement. These forward-looking statements include, but are not limited to, statements related to risks associated with our compensation programs. Readers are cautioned that these forward-looking statements are all based on current expectations and are subject to risks, uncertainties, and assumptions that are difficult to predict. The Company’s actual future results and trends may differ materially depending on a variety of factors, including, but not limited to, the risks and uncertainties disclosed in the risk factors in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2013 and in our subsequent periodic reports on Form 10-Q and Form 8-K. We expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

Mattel, Inc. 2014 Proxy Statement	113

MATTEL®
MATTEL, INC.
333 CONTINENTAL BLVD.
EL SEGUNDO, CA 90245-5012
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TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M69990-P46596 KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY
MATTEL, INC.
The Board of Directors recommends a vote “FOR” all nominees listed.
1. Election of Directors. For Against Abstain
Nominees:
1a. Michael J. Dolan
1b. Trevor A. Edwards
1c. Dr. Frances D. Fergusson
1d. Dominic Ng
1e. Vasant M. Prabhu
1f. Dr. Andrea L. Rich
1g. Dean A. Scarborough
1h. Christopher A. Sinclair
1i. Bryan G. Stockton
1j. Dirk Van de Put
1k. Kathy White Loyd
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
The Board of Directors recommends a vote “FOR” Proposal 2. For Against Abstain
2. Advisory vote to approve named executive officer compensation, as described in the Mattel, Inc. Proxy Statement.
The Board of Directors recommends a vote “FOR” Proposal 3.
3. Ratification of the selection of PricewaterhouseCoopers LLP as Mattel, Inc.‘s independent registered public accounting firm for the year ending December 31, 2014.
The Board of Directors recommends a vote “AGAINST” Proposal 4.
4. Stockholder proposal regarding an independent Board Chairman.
Yes No
Please indicate if you plan to attend this meeting.
(NOTE: Please sign exactly as your name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian or custodian, please give full title as such.)
Signature [PLEASE SIGN WITHIN BOX]
Date
Signature (Joint Owners)
Date

MATTEL, INC.
2014 ANNUAL MEETING OF STOCKHOLDERS
Dear Stockholders:
The 2014 Annual Meeting of Stockholders of Mattel, Inc. will be held on Friday, May 16, 2014 at 9:00 a.m. (Los Angeles time), at the Westin Los Angeles Airport, 5400 Century Boulevard, Los Angeles, CA 90045. We will consider and act on the following items of business at the Annual Meeting:
1. Election of the eleven directors named in the Proxy Statement.
2. Advisory vote to approve named executive officer compensation, as described in the Mattel, Inc. Proxy Statement.
3. Ratification of the selection of PricewaterhouseCoopers LLP as Mattel, Inc.’s independent registered public accounting firm for the year ending December 31, 2014.
4. Stockholder proposal regarding an independent Board Chairman.
5. Such other business as may properly come before the Annual Meeting.
The Mattel, Inc. Proxy Statement describes each of the items of business above in more detail. The Board of Directors recommends a vote FOR each of the eleven directors named in the Proxy Statement, a vote FOR the proposals described above in items 2 and 3, and a vote AGAINST the proposal described above in item 4.
If you were a holder of record of Mattel, Inc. common stock at the close of business on March 21, 2014, you are entitled to notice of and to vote at the Annual Meeting. A list of record holders of Mattel, Inc. common stock entitled to vote at the Annual Meeting will be available for examination by any stockholder, for any purpose germane to the Annual Meeting, at Mattel, Inc.’s offices at 333 Continental Boulevard, El Segundo, CA 90245-5012, during normal business hours for ten days prior to the Annual Meeting and at the Annual Meeting.
The Westin Los Angeles Airport is accessible to those who require special assistance. If you require special assistance, please call the hotel at (310) 216-5858.
By Order of the Board of Directors Robert Normile, Secretary El Segundo, California, April 2, 2014
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice of the 2014 Annual Meeting of Stockholders & Proxy Statement, 2013 Annual Report and Admission Policy are available at www.proxyvote.com.
M69991-P46596
MATTEL, INC.
The undersigned stockholder of Mattel, Inc. hereby appoints Bryan G. Stockton, Robert Normile and Christopher A. Sinclair, and each of them, as proxy holders with full power of substitution, to represent and to vote all shares of Mattel, Inc. common stock held of record by the undersigned on March 21, 2014, at Mattel, Inc.’s Annual Meeting of Stockholders, to be held on May 16, 2014, and any adjournment or postponement thereof, with all powers the undersigned would possess if personally present. The proxy holders will vote as directed by the undersigned. If the undersigned gives no directions, the proxy holders will vote in accordance with the Board’s recommendations. The proxy holders will vote in their discretion on such other matters as may properly come before the meeting and any adjournment or postponement thereof, including, among other things, any proposal to adjourn the meeting to another time or place for the purposes of soliciting additional proxies. If any of the nominees for director listed on the reverse side should be unavailable, the persons named as proxy holders named herein may vote for substitute nominees at their discretion.
The following applies only with regard to any shares of Mattel, Inc, common stock that you held as of March 21, 2014 as a participant in the Mattel, Inc. Personal Investment Plan (“PIP”), a 401(k) plan (“PIP Shares”): As a named fiduciary for voting purposes, you hereby direct Wells Fargo Bank, N.A., as Trustee for the PIP, to vote the PIP Shares. You understand that you may mail this proxy card on a confidential basis to Broadridge, acting as tabulation agent, or vote by Internet or telephone as described on the reverse side of this card, and that the voting instructions must be received by Broadridge no later than 11:59 p.m., Eastern Time, on May 13, 2014 (“PIP Shares Special Voting Cut-Off Date”). If the instructions are not received by that date, or if the instructions are invalid because this form is not properly signed and dated, the PIP Shares will be voted in accordance with the terms of the PIP.
Your telephone or Internet vote authorizes the named proxy holders and/or the PIP Trustee to vote the shares in the same manner as if you marked, signed and returned your proxy card.
If you vote your proxy via telephone or Internet, you do not need to mail back your proxy card.
(Continued, and to be marked, dated and signed on reverse side.)

ADMISSION POLICY

MATTEL, INC.

2014 Annual Meeting of Stockholders

Friday, May 16, 2014

Westin Los Angeles Airport

5400 Century Boulevard

Los Angeles, California 90045

9:00 A.M., Los Angeles time (registration will begin at 8:00 A.M., Los Angeles time)

IMPORTANT:     In order to be admitted to the Annual Meeting, you must bring with you all of the items that are required pursuant to the Admission Policy. The Admission Policy is printed below and on the reverse side of this card. In addition, please note that you may not use cameras, recording equipment or other electronic devices during the Annual Meeting.

ADMISSION POLICY FOR THE 2014 ANNUAL MEETING

Mattel restricts admission to the Annual Meeting to stockholders of Mattel, family members accompanying stockholders of Mattel, persons holding validly executed proxies from stockholders who held Mattel stock as of the close of business on March 21, 2014 and invited guests of Mattel.

You must bring certain documents with you in order to be admitted to the Annual Meeting and to bring family members with you. The purpose of this requirement is to help us verify that you are actually a stockholder of Mattel. Please read the following rules carefully, because they specify the documents that you must bring with you to the Annual Meeting in order to be admitted. The items that you must bring with you differ depending upon whether or not you were a record holder of Mattel stock as of the close of business on March 21, 2014.

A “record holder” of stock is someone whose shares of stock are registered in his or her name in the records of Mattel’s transfer agent, Computershare Trust Company, N.A. (“Computershare”). Many stockholders are not record holders because their shares of stock are registered in the name of their broker, bank or other nominee, and the broker, bank or other nominee is the record holder instead; this is sometimes referred to as holding shares in “street name.” If you are unsure as to whether you were a record holder of Mattel common stock as of the close of business on March 21, 2014, please call Computershare at 1-888-909-9922.

If you were a record holder of Mattel common stock as of the close of business on March 21, 2014, then you must bring:

•	Valid personal photo identification (such as a driver’s license or passport).

At the Annual Meeting, we will check your name for verification purposes against our list of record holders as of the close of business on March 21, 2014.

If a broker, bank or other nominee was the record holder of your shares of Mattel common stock as of the close of business on March 21, 2014, then you must bring:

•	Valid personal photo identification (such as a driver’s license or passport); and

•	Proof that you owned shares of Mattel common stock as of the close of business on March 21, 2014.

(continued on reverse)

Examples of proof of ownership include the following: (1) an original or a copy of the voting instruction form from your bank or broker with your name on it, (2) a letter from your bank or broker stating that you owned Mattel common stock as of the close of business on March 21, 2014, or (3) a brokerage account statement indicating that you owned Mattel common stock as of the close of business on March 21, 2014.

If you acquired your shares of Mattel common stock at any time after the close of business on March 21, 2014, you do not have the right to vote at the Annual Meeting, but you may attend the Annual Meeting if you bring:

•	Valid personal photo identification (such as a driver’s license or passport); and

•	Proof that you own shares of Mattel common stock.

Examples of proof of ownership include the following:

•

If a broker, bank or other nominee is the record holder of your shares of Mattel common stock: (1) a letter from your bank or broker stating that you acquired Mattel common stock after March 21, 2014, or (2) a brokerage account statement as of a date after March 21, 2014 indicating that you own Mattel common stock; or

•	If you are the record holder of your shares of Mattel common stock, a copy of your stock certificate or a confirmation acceptable to Mattel that you bought the stock after March 21, 2014.

If you are a proxy holder for a stockholder of Mattel who owned shares of Mattel common stock as of the close of business on March 21, 2014, then you must bring:

•	The validly executed proxy naming you as the proxy holder, signed by a stockholder of Mattel who owned shares of Mattel common stock as of the close of business on March 21, 2014; and

•	Valid personal photo identification (such as a driver’s license or passport).

If you are a proxy holder for a stockholder of Mattel who acquired shares of Mattel common stock after the close of business on March 21, 2014, you do not have the right to vote at the Annual Meeting, but you may attend the Annual Meeting if you bring:

•	The validly executed proxy naming you as the proxy holder, signed by a stockholder of Mattel who acquired shares of Mattel common stock after the close of business on March 21, 2014; and

•	Valid personal photo identification (such as a driver’s license or passport).

Shares may be voted in person at the Annual Meeting only by (a) the record holder as of the close of business on March 21, 2014 or (b) a person holding a valid proxy executed by such record holder.